UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PRGX Global, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY, SUITE 100

ATLANTA, GA 30339

Dear Shareholder:

On behalf of the board of directors of PRGX Global, Inc. (“PRGX,” the “Company,” “we,” “our” or “us”), I cordially invite you to attend a special meeting of shareholders of PRGX, to be held on March 2, 2021 at 9:00 a.m. Eastern Standard Time, exclusively through remote communication in a virtual meeting format. You will not be able to attend the special meeting in person.

On December 24, 2020, PRGX entered into a definitive merger agreement to be acquired by an affiliate of Ardian North America Fund II, L.P. The special meeting is being held in connection with the transactions contemplated by the merger agreement. If the transactions contemplated by the merger agreement are completed, you will be entitled to receive $7.71 in cash, without interest, less any required withholding taxes, for each share of our common stock, no par value per share (“common stock”), that you own (unless you have properly exercised your dissenters’ rights with respect to such shares). At the special meeting, you will be asked to consider and vote upon the following proposals:

1.

To adopt the Agreement and Plan of Merger, dated as of December 24, 2020, by and among Pluto Acquisitionco Inc., a Delaware corporation (the “Parent”), Pluto Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), and the Company, as it may be amended from time to time (the “Merger Agreement”);

2.

To adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the proposal to adopt the Merger Agreement, if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

3.

To approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger”).

After due and careful discussion and consideration, the Company’s board of directors (i) determined that the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated thereby are advisable to, fair to, and in the best interests of the Company and its shareholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Merger. In addition, one Company director that was unable to attend the meeting at which the foregoing were approved contacted a representative of the Company’s outside legal counsel to express the director’s support for the Merger. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, to solicit additional proxies and “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the Merger.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, whether or not a quorum is present at the special meeting, the holders of a majority of the shares of common stock present at the special meeting via the Internet or represented by proxy at the special meeting to vote in favor of the proposal. The advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will be approved if, assuming a quorum is present, the votes cast by holders of shares of common stock present, via the Internet or by proxy, at the special meeting in favor of the proposal exceed the votes cast against the proposal.

Certain shareholders of the Company, including each member of our board of directors and each of our executive officers, have agreed, among other things, to vote at the special meeting and vote in favor of the proposal to adopt the Merger Agreement pursuant to support agreements entered into with the Company, Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”). As of January 22, 2021, these shareholders held approximately 13.10% of our outstanding common stock.

Your vote is very important, regardless of the number of shares of Company common stock you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your vote by telephone or the Internet. If you attend and vote at the special meeting via the Internet, your vote by ballot will revoke any proxy previously submitted. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and the advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of PRGX in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The failure to vote your shares of our common stock with respect to the adoption of the Merger Agreement will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Best regards,

Name: Gregory J. Owens
Title: Executive Chairman

Atlanta, Georgia

January 29, 2021

The proxy statement is dated January 29, 2021, and is first being mailed to our shareholders on or about January 29, 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY, SUITE 100

ATLANTA, GA 30339

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 2, 2021

A special meeting of shareholders (the “Special Meeting”) of PRGX Global, Inc., a Georgia corporation (“PRGX,” the “Company,” “we,” “our” or “us”), will be held on March 2, 2021, at 9.00 a.m. Eastern Standard Time, exclusively through remote communication in a virtual meeting format. You will not be able to attend the special meeting in person.

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 24, 2020, by and among Pluto Acquisitionco Inc., a Delaware corporation (the “Parent”), Pluto Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), and the Company, as it may be amended from time to time (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement (the “Merger”).

3. To consider and approve an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

The board of directors has fixed the close of business on January 22, 2021 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of our common stock, no par value per share (“common stock”) you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, whether or not a quorum is present at the Special Meeting, the holders of a majority of the shares of common stock present at the special meeting via the Internet or represented by proxy at the Special Meeting to vote in favor of the proposal. The advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will be approved if, assuming a quorum is present, the votes cast by holders of shares of common stock present, at the special meeting via the Internet or by proxy, at the Special Meeting in favor of the proposal exceeds the votes cast against the proposal. Certain shareholders of the Company, including each member of our board of directors and each of our executive officers, have agreed, among other things, to vote at the Special Meeting and vote in favor of the proposal to adopt the Merger Agreement pursuant to support agreements entered into with the Company, Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”). As of January 22, 2021, these shareholders held approximately 13.10% of our outstanding common stock.

Even if you plan to attend the Special Meeting via the Internet, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your vote by telephone or the Internet prior to the Special Meeting to ensure that your shares of common stock will be represented at the Special Meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of PRGX in connection with the Merger and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you do not attend and vote your shares at the

Special Meeting and you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After due and careful discussion and consideration, the Company’s board of directors (i) determined that the Merger Agreement, the Support Agreements and the transactions contemplated thereby are advisable to, fair to, and in the best interests of the Company and its shareholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of the Merger Agreement and the Merger. In addition, one Company director that was unable to attend the meeting at which the foregoing were approved, contacted a representative of the Company’s outside legal counsel to express the director’s support for the Merger. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR VOTE BY TELEPHONE OR THE INTERNET. IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING VIA THE INTERNET, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Gregory J. Owens, Executive Chairman

Atlanta, Georgia

January 29, 2021

i

ii

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the proposed merger of Pluto Merger Sub Inc. with and into PRGX Global, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information” beginning on page 105. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “PRGX,” “the Company,” “we,” “our,” “us” and similar words refer to PRGX Global, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Pluto Acquisitionco Inc. as “Parent” and Pluto Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated December 24, 2020, by and among the Company, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement,” our common stock, no par value per share as “common stock” or “Company common stock” and the holders of our common stock as “shareholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties to the Merger (Page 28)

PRGX Global, Inc.

600 Galleria Parkway, Suite 100

Atlanta, Georgia 30339

(770) 779-3900

PRGX Global, Inc. (Nasdaq: PRGX), a Georgia corporation, which we refer to in this proxy statement as “PRGX,” the “Company,” “we,” “our,” or “us,” together with its subsidiaries, is a global leader in recovery audit and spend analytics, providing a suite of services targeted at our clients’ source-to-pay business processes. At the heart of our services suite is the core capability of mining client data to deliver “actionable insights.” Actionable insights allow our clients to improve their cash flow and profitability by reducing costs, improving business processes and managing risks.

For additional information about the Company and our business, see “Where You Can Find More Information” on page 105.

Pluto Merger Sub Inc.

1370 Avenue of the Americas, 22nd Floor

New York, NY 10019

(212) 641-8604

Pluto Merger Sub Inc., a Georgia corporation (which we refer to in this proxy statement as “Merger Sub”) and wholly owned direct subsidiary of Pluto Acquisitionco Inc., was formed on December 22, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Pluto Acquisitionco Inc.

1370 Avenue of the Americas, 22nd Floor

New York, NY 10019

(212) 641-8604

Pluto Acquisitionco Inc., a Delaware corporation (which we refer to in this proxy statement as “Parent”), was formed on December 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Merger Sub and Parent are affiliates of Ardian North America Fund II GP, LLC (“Ardian”). Ardian North America Fund II, L.P., Ardian NA Fund II Coinvest 2 LP, and Ardian Co-Investment Fund V North America S.L.P., affiliates of Ardian, have collectively provided to Parent an equity commitment up to $89.7 million (subject to adjustments as described in the Equity Commitment Letter). After giving effect to the Merger, the Company, as the surviving corporation, will be affiliated with Ardian. Ardian is a global private investment house with assets of US$103 billion managed or advised in Europe, the Americas and Asia. The company is majority-owned by its employees. It manages funds on behalf of around 1,000 clients through five pillars of investment expertise: Fund of Funds, Direct Funds, Infrastructure, Real Estate and Private Debt. Ardian maintains a global network, with more than 700 employees working from fifteen offices across Europe (Frankfurt, Jersey, London, Luxembourg, Madrid, Milan, Paris and Zurich), the Americas (New York, San Francisco and Santiago) and Asia (Beijing, Singapore, Tokyo and Seoul).

The Special Meeting (Page 22)

Time, Place and Purpose of the Special Meeting (Page 22)

The special meeting will be held on March 2, 2021 at 9:00 a.m. Eastern Standard Time, exclusively through remote communication in a virtual meeting format.

At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. In addition, holders of Company common stock will be asked to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between the Company and its named executive officers providing for specified compensation as may become payable in connection with the Merger.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on January 22, 2021, which the Company has set as the record date for the special meeting and which we refer to as the “record date.” You will have one vote for each share of Company common stock that you owned on the record date.

The presence at the special meeting, via the Internet or by proxy, of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting

Vote Required (Page 23)

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon (the “Shareholder

Approval”). Failure to vote, by proxy or via the Internet, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, whether or not a quorum is present at the special meeting, the holders of a majority of the shares of Company common stock present at the special meeting to vote in favor of the proposal. For purposes of this proposal, if you attend the meeting or give a proxy, an abstention on this proposal will have the same effect as if you voted “AGAINST” the proposal. If your shares of Company common stock are present at the special meeting but are not voted on this proposal, it will not have any effect on the proposal to adjourn the special meeting. Broker non-votes will not have any effect on the proposal to adjourn the special meeting. Failure to submit a proxy or vote via the Internet at the special meeting will also not have any effect on the proposal to adjourn the special meeting.

The non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger will be approved if, assuming a quorum is present, the votes cast by holders of shares of Company common stock present, via the Internet or by proxy, at the special meeting in favor of the proposal exceed the votes cast against the proposal. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have no effect on the proposal. Failure to submit a proxy or vote via the Internet at the special meeting and broker non-votes will also not, assuming a quorum is present, have any effect on the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 3,096,582 shares of Company common stock (excluding shares issuable upon the vesting and exercise of stock options or the vesting of restricted stock units and performance-based restricted stock awards as of such date (collectively representing 13.10% of the outstanding shares of Company common stock on the record date). Certain shareholders of the Company, including each member of our board of directors and each of our executive officers, have agreed, among other things, to vote at the special meeting and vote in favor of the proposal to adopt the Merger Agreement pursuant to support agreements entered into with the Company, Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”).

Proxies and Revocation (Page 25)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote via the Internet by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting via the Internet.

The Merger (Page 28)

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the Georgia Business Corporation Code (“GBCC”), upon consummation of the Merger pursuant to the terms of the Merger Agreement and the filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the “Effective Time”), Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, the Company will be the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”) and will become a wholly-owned subsidiary of Parent. The Surviving Corporation will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Merger Consideration (Page 29)

At the Effective Time, each outstanding share of Company common stock (excluding shares held (i) directly by the Company, Parent or Merger Sub, (ii) by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) and (iii) by any shareholder of the Company who or which is entitled to dissenters’ rights under Article 13 of the GBCC and properly exercises and perfects dissenters’ rights of such shares pursuant to, and complies in all respects with, the applicable provisions of the GBCC and has not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under the GBCC with respect to such shares) will be converted into the right to receive $7.71 in cash per share, without interest and less any required withholding taxes, which amount we refer to as the “Per Share Price” or the “Merger Consideration.” All shares converted into the right to receive the Per Share Price shall automatically be canceled and cease to exist.

Treatment of Outstanding Equity Awards (Page 50)

•

Company Stock Options. Parent will not assume any Company Stock Options. At the Effective Time, all outstanding Company Stock Options, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price, less the exercise price per share attributable to such Company Stock Options multiplied by (ii) the total number of shares of Company common stock then issuable upon exercise in full of such Company Stock Options, less any required withholding taxes. With respect to Company Stock Options which have an exercise price equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

•

Company RSUs. Parent will not assume any Company RSUs. At the Effective Time, all outstanding Company RSU awards whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock subject to such Company RSU award, less any required withholding taxes.

•

Company SARs. Parent will not assume any Company SARs. At the Effective Time, all outstanding Company SAR awards for which the exercise price per share is less than the Per Share Price whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company SAR) multiplied by (ii) the total number of shares of Company common stock to which such Company SAR award relates, less any required withholding taxes.

•

Company PBUs. Parent will not assume any Company PBUs. At the Effective Time, each outstanding Company PBU award, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by

(ii) the total number of shares of Company common stock subject to such Company PBU award, less any required withholding taxes. The number of shares of Company common stock subject to a PBU with performance-based vesting will be deemed to be the number of shares eligible to vest assuming target performance.

•

Company Restricted Stock. Parent will not assume any Company Restricted Stock. At the Effective Time, all outstanding awards of Company Restricted Stock, whether vested or unvested, will vest in full and be converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock to which such Company Restricted Stock award relates, less any required withholding taxes.

•

Company Deferred Compensation Stock Unit. As of the Effective Time, in accordance with the terms of the Directors Plan, the Company will take all actions reasonably necessary to provide that (i) the Directors Plan is terminated as of the Effective Time, (ii) no director will be eligible to participate in the Directors Plan after the Effective Time, and (iii) the Deferral Account (as defined in the Directors Plan) of each director participating in the Directors Plan will be distributed to each such director, including each Company Deferred Compensation Stock Unit (the value of which shall be determined based on the Per Share Price), provided that such termination and all the related foregoing actions will be contingent upon the occurrence of the Effective Time. Additionally, if any outstanding Company RSUs granted to a director of the Company prior to the Effective Time are subject to a deferral election under the Directors Plan, such Company RSUs will be deemed to have been deferred into the Directors Plan in accordance with the applicable deferral election and then distributed to the director in payment of his or her Deferral Account as of the Effective Time.

Recommendation of the Board of Directors; Reasons for the Transaction (Page 35)

After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors; Reasons for the Transactions,” the board of directors of the Company (the “Board”) (i) determined that the Merger Agreement, the Support Agreements and the Merger are advisable to, fair to, and in the best interest of, PRGX and its shareholders, (ii) approved the execution, delivery and performance by PRGX of the Merger Agreement and the consummation of the Merger, and (iii) resolved to recommend that the shareholders of PRGX approve the adoption of the Merger Agreement and the Merger.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

To review the factors that our Board considered when deciding whether to approve the Merger Agreement and the transactions contemplated thereby, see “The Merger—Recommendation of Our Board of Directors; Reasons for the Transactions.”

Opinion of the Company’s Financial Advisor (Page 42)

On December 22, 2020, Truist Securities, Inc., which we refer to as Truist Securities, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated December 22, 2020) as to, as of December 22, 2020, the fairness, from a financial point of view, to the holders of Company common stock (other than to holders of (i) shares of Company common stock held directly by the Company, Parent or Merger Sub as of immediately prior to the Effective Time and (ii) by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (such holders, collectively, the “Excluded Holders”)) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Truist Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other terms, conditions, aspects or implications of the Merger. The summary of Truist Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the Board or any security holder of the Company should act or vote with respect to any matter relating to the Merger or otherwise.

Financing of the Merger (Page 46)

Parent estimates that it will need up to approximately $240 million to finance the Merger and to pay related fees and expenses.

Debt Financing (Page 46)

Parent has received a debt commitment letter (which we refer to as the “Debt Commitment Letter”) from Oaktree Capital Management, L.P. and LBC Credit Partners, Inc. (collectively, the “Financing Sources”) to provide, subject to the conditions set forth in the Debt Commitment Letter, a senior secured first lien credit facility in the aggregate principal amount of $149.0 million (the “Credit Facilities”) comprised of (i) $134.0 million aggregate principal amount of term loans to be drawn at the closing of the Merger for the purposes of financing the Merger and paying related fees and expenses and (ii) a revolving credit facility in an aggregate principal amount of $15.0 million. We refer to the financing contemplated by the Debt Commitment Letter as the “Debt Financing.”

Equity Financing (Page 47)

Parent has received an equity commitment letter from Ardian North America Fund II, L.P., Ardian NA Fund II Coinvest 2 LP, and Ardian Co-Investment Fund V North America S.L.P. (together, the “Investors”) (which we refer to as the “Equity Commitment Letter”), pursuant to which the Investors have committed, subject to the terms and conditions of the Equity Commitment Letter, to invest in Parent, directly or indirectly, cash in an aggregate amount equal to $89.7 million (subject to adjustment as set forth in the Equity Commitment Letter) solely for the purposes of funding, and to the extent necessary to fund, the merger consideration upon the closing of the Merger. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the terms of the Equity Commitment Letter (including the satisfaction or waiver of the conditions to Parent’s, Merger Sub’s and the Company’s obligations to consummate the transactions contemplated by the Merger Agreement), (ii) the substantially contemporaneous funding of the Debt Financing, and (iii) the consummation of the Merger in accordance with the Merger Agreement. The Company is an express third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company (subject to the Company being entitled under the Merger Agreement to the remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to fund the closing of the Merger) to require Parent to seek specific performance of each Investor’s obligation to fund its committed portion of the Equity Financing in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

Guarantee (Page 47)

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Parent and Merger Sub delivered a guarantee (the “Guarantee”) from Ardian North America Fund II, L.P. (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions of the Guarantee, Guarantor guaranteed certain obligations of Parent in connection with the Merger Agreement.

Interests of Certain Persons in the Merger (Page 49)

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. These interests include the acceleration and “cash-out” of certain equity and the right to continued indemnification and insurance coverage by the Surviving Corporation after the Merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the shareholders of the Company.

Material United States Federal Income Tax Consequences (Page 61)

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed Internal Revenue Service (“IRS”) Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement) with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will not be subject to U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws and under any applicable income tax treaties.

Regulatory Approvals and Notices (Page 65)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and applicable waiting period requirements have been satisfied. These requirements apply to Parent’s acquisition of the shares of Company common stock in the Merger.

The Merger Agreement (Page 66)

Conditions to the Merger (Page 86)

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of customary conditions, including (among other conditions) the following:

•

the receipt by the Company of an affirmative vote by holders of a majority of shares of Company common stock entitled to vote at the special meeting to adopt the Merger Agreement (the “Shareholder Approval”);

•	the waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act shall have expired or otherwise been terminated; and

•	the absence of any Legal Restraint (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”).

The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger shall be subject to the satisfaction or the waiver (to the extent permitted pursuant to applicable law) of certain additional conditions as set forth in the Merger Agreement regarding:

•	in the case of Parent and Merger Sub:

•

the accuracy of the representations and warranties of the Company, other than the representations and warranties described in the following three bullets, without giving effect to any materiality or Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualifications as of the date of the Merger Agreement and as of the date on which the consummation of the Merger actually occurs (the “Closing Date”), except for such failures to be so true and correct that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect;

•

the accuracy of the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, anti-takeover laws, requisite shareholder approval, Company common stock available for issuance pursuant to the Company’s equity compensation plans, certain aspects of the Company’s securities and brokers, (A) that are not qualified by Company Material Adverse Effect or other materiality qualifiers, in all material respects as of the date of the Merger Agreement and as of the Closing Date, and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers, in all respects as of the date of the Merger Agreement and as of the Closing Date;

•

the accuracy of the representations and warranties of the Company relating to the absence of certain changes, including changes to the business conducted by the Company and its subsidiaries and certain forbearance covenants of the Company, and the absence of a Company Material Adverse Effect, in all respects as of the Closing Date;

•

the accuracy of the representations and warranties of the Company relating to certain aspects of the Company’s capitalization as of December 8, 2020, except for such inaccuracies that result in de minimis additional cost, expense or liability to the Company, Parent and their Affiliates (as defined in the Merger Agreement), individually or in the aggregate;

•

the Company having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•	the delivery of an officer’s certificate by the Company, certifying that the conditions as described in the preceding five bullets have been satisfied;

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing;

•	the Company having delivered to Parent a tax certification; and

•

the Company and its subsidiaries having performed and complied in all respects with certain obligations regarding amendments of certain tax returns of certain Company subsidiaries and certain intercompany transactions.

•	In the case of the Company:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to certain materiality qualifiers, as of the Closing Date, except for failures that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•

the performance and compliance in all material respects by the Company, Parent and Merger Sub of their respective covenants, obligations and conditions required to be performed and complied with by them under the Merger Agreement at or prior to the closing of the Merger; and

•	the delivery of an officer’s certificate by each of Parent and Merger Sub, certifying that the conditions as described in the preceding bullets have been satisfied.

No Solicitation (Page 76)

From the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, investment banks, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Board’s Recommendation; Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”);

•

furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (subject to certain exceptions);

•	approve, endorse or recommend an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal); or

•

authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement (as defined below) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

Notwithstanding the restrictions described above, from the date of the Merger Agreement continuing until the Company’s receipt of the required Shareholder Approval, the Company and the Board may, after giving Parent reasonably prompt notice of its intent to do so, directly or indirectly through one or more Representatives (including Truist Securities), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined below) to any person or its Representatives that has made, renewed or delivered to the Company a written Acquisition Proposal after the date of the Merger Agreement that did not result from any material breach of the negotiation and solicitation restrictions set forth in the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), if and only if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Board’s Recommendation; Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”) or is reasonably likely to lead to a Superior Proposal. The Company must promptly make available to Parent any material non-public information concerning the Company and its subsidiaries that was not previously made available to Parent, and in any event twenty-four (24) hours after, making such information available to such person or its Representatives.

Termination of the Merger Agreement (Page 88)

In addition to the circumstances described above, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, certain uncured breaches of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m. Eastern Standard Time on April 30, 2021, and if the shareholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, the Company or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. The termination provisions of the Merger Agreement are more fully described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”.

The Support Agreements (Page 94)

Concurrently with the execution of the Merger Agreement, certain of the Company’s shareholders, including each member of the Board and each executive officer of the Company (each a “Supporting Shareholder and, collectively, the “Supporting Shareholders”), entered into voting and support agreements with the Company, Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which each Supporting Shareholder agreed, among other things and subject to the termination of the Support

Agreements, to vote all of the common stock held by each of the Supporting Shareholders in favor of (i) the adoption of the Merger Agreement and (ii) the approval of the transactions contemplated thereby, including the Merger.

As of January 22, 2021, the common stock subject to the Support Agreements comprise approximately 13.10% of the outstanding shares of our common stock.

Market Price of Company Common Stock and Dividend Information (Page 97)

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “PRGX.” On December 23, 2020, the last trading day prior to the announcement of the Merger, our common stock closed at $7.36 per share. On January 28, 2021, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $7.61.

We have never declared or paid any cash dividend on our common stock. Following the Merger, there will be no further market for our common stock.

Dissenters’ Rights (Page 101)

Shareholders are entitled to dissenters’ rights under Article 13 of the GBCC in connection with the Merger, provided that shareholders meet all of the conditions set forth in Article 13 of the GBCC. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Superior Court of Gwinnett County, Georgia and to receive payment based on that valuation. The ultimate amount you receive in a dissenters’ rights proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your dissenters’ rights, you must submit a written notice of an intent to demand payment for your shares of Company common stock to the Company before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the GBCC will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 101 and the text of Article 13 of the GBCC (the Georgia dissenters’ rights statute) reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for dissenters’ rights by such bank, brokerage firm or nominee. In view of the complexity of the GBCC, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 103)

If the Merger is completed, the Company common stock will be delisted from Nasdaq, and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” As such, we would no longer file periodic reports with the Securities and Exchange Commission (“SEC”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 105.

Q.	Why am I receiving this proxy statement?

A.

On December 24, 2020, PRGX entered into the Merger Agreement providing for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub, a wholly owned direct subsidiary of Parent, with and into PRGX, with PRGX surviving the merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). You are receiving this proxy statement and voting instruction form because you own shares of Company common stock. The proxy statement describes matters on which we urge you to vote, including the Merger, and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.

The proposed transaction is the acquisition of the Company by Parent and Merger Sub pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned direct subsidiary of Parent and will no longer be a publicly traded corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Per Share Price of $7.71 in cash, without interest and less any required withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not lost or withdrawn your dissenters’ rights under the GBCC with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $771.00 in cash in exchange for your shares of Company common stock, less any required withholding taxes. If the Merger is completed, you will not own any shares of the capital stock in the Surviving Corporation.

Q.	When do you expect the Merger to be completed?

A.

We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	When will I receive the cash payment for my shares of Company common stock?

A.

Assuming that you do not elect to exercise your dissenters’ rights, shortly after the Effective Time of the Merger, American Stock Transfer & Trust Company will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the Merger Consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to American Stock Transfer & Trust Company, it will promptly pay, on behalf of Parent, the Merger Consideration owing to you, less any required withholding taxes. If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the Merger Consideration.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not adopted by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, as described under “Proposal 1: Adoption of the Merger Agreement—Termination Fees” beginning on page 90.

Q.	Is the Merger expected to be taxable to me?

A.

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement) with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will not be subject U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws and under any applicable income tax treaties.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the shareholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 49.

Q.	When and where is the special meeting?

A.

The special meeting of shareholders of the Company will be held on March 2, 2021 at 9:00 a.m. Eastern Standard Time, exclusively through remote communication in a virtual meeting format. You will not be able to attend the special meeting in person. This proxy statement for the special meeting will be mailed to shareholders on or about January 29, 2021.

Q.	Will the special meeting be held virtually due to concerns about the COVID-19 pandemic?

A.

Yes. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 03.20.20.02 issued by the Governor of the State of Georgia and subsequent Executive Orders extending the Public Health State of Emergency in Georgia the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PRGX2021SM and enter the control number found on your proxy card or your voting instruction form. Attendance at the virtual special meeting is limited to shareholders of record or their legal proxy holder and beneficial owners as of January 22, 2021, and invited guests of PRGX. We encourage you to access the special meeting prior to its start time.

Q.	What if during the check-in time or during the special meeting I have technical difficulties or trouble accessing the virtual meeting website?

A.

If we experience technical difficulties during the virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/PRGX2021SM.

Broadridge Investor Communication Solutions, Inc. will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/PRGX2021SM.

Q.	Who may attend the special meeting?

A.

All shareholders of record at the close of business on January 22, 2021, or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PRGX2021SM, and enter the control number found on your proxy card or your voting instruction form.

Q.	When will the shareholders’ list be available for examination?

A.

A complete list of the shareholders of record as of the record date will be available for examination by shareholders of record before the special meeting during ordinary business hours at the Company’s headquarters and will be made available to shareholders of record upon request by contacting PRGX’s Investor Relations at (770) 779-3011 or by emailing investor-relations@prgx.com. To access the list during the special meeting, please access the virtual meeting website at www.virtualshareholdermeeting.com/PRGX2021SM.

Q.	Who may vote?

A.

You may vote if you owned Company common stock as of the close of business on the record date. Each share of Company common stock is entitled to one vote. As of the record date, there were 23,631,787 shares of Company common stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	A proposal to adopt the Merger Agreement;

•

A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	An advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	What are the voting recommendations of the Board of Directors?

A.

The Board unanimously recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How do I vote?

A.

If you are a shareholder of record (that is, if your shares of Company common stock are registered in your name with American Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the Board as set forth in this proxy statement. If you vote by returning your proxy card by mail, your proxy card must be received by us before 11:59 p.m. Eastern Standard Time on March 1, 2021. If you send the proxy by mail, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery.

Vote at the Special Meeting: You may cast your vote during the virtual special meeting. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PRGX2021SM and enter the control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time on March 1, 2021. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting virtually, you are encouraged to vote your shares of Company common stock by proxy. You may still vote your shares of Company common stock virtually at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote virtually, any previous vote by proxy will be revoked.

Q.	What if I hold my shares of Company common stock in “street name”?

A.

You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote via the Internet at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting via the Internet.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote via the Internet at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Broadridge will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.

It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent, American Stock Transfer & Trust Company, may be reached at (718) 921-8124 or at the following address:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.

If you are the shareholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted. If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions.

Q.	May shareholders ask questions at the special meeting?

A.	Yes. Our representatives will answer shareholders’ questions of general interest following the special meeting consistent with the rules distributed at the special meeting.

Q.	How many votes must be present to hold the special meeting?

A.

A majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented via the Internet or by proxy, will constitute a quorum. Shares of Company common stock represented via the Internet or by proxy, including abstentions, will be counted for purposes of determining whether a quorum is present. However, if your shares of Company common stock are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be counted for purposes of determining whether a quorum exists.

Q.	What vote is required to approve each proposal?

A.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote via the Internet at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, whether or not a quorum is present at the special meeting, the holders of a majority of the shares of Company common stock present via the Internet or represented by proxy at the special meeting to vote in favor of the proposal. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote via the Internet at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Approval of the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger requires the vote cast by holders of shares of our common stock present via the Internet or represented by proxy and entitled to vote on the matter at the special meeting to exceed the votes cast against the proposal. Abstaining will have no effect on the advisory (non-binding) proposal to approve the specified compensation. If you fail to submit a proxy or to vote via the Internet at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of our common stock will not be voted, but this will not have an effect on the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How are votes counted?

A.

On the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

On the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

On the advisory (non-binding) proposal to approve the specified compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will not have an effect on the proposal.

Q.	Why am I being asked to cast a vote on an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger?

A.

In accordance with the rules promulgated by the SEC, under Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a vote on a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger. See “Proposal 3: Advisory Vote Regarding Executive Compensation.”

Q.	What will happen if shareholders do not approve the advisory proposal on executive compensation payable to our named executive officers in connection with the Merger?

A.

Approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is adopted by the shareholders and completed, the specified compensation that may become payable to our named executive officers in connection with the Merger may be paid even if shareholders do not approve this proposal.

Q.	Will any other matters be voted on at the special meeting?

A.

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.

Our corporate website address is www.prgx.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting PRGX’s Investor Relations at (770) 779-3011 or by emailing investor-relations@prgx.com. Our SEC filings are available in print to any shareholder who requests a copy at the phone number or address listed above.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	Who will pay for this proxy solicitation?

A.

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company common stock.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services.

We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies and provide related advice and informational support. We agreed to pay Innisfree M&A Incorporated a fee of approximately $15,000 for its services and to reimburse reasonable out of pocket expenses.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote via the Internet, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the Merger, describing how you may exchange your shares of Company common stock for the Merger Consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise dissenters’ rights under the GBCC instead of receiving the Merger Consideration for my shares of Company common stock?

A.

Yes. As a holder of Company common stock, you are entitled to exercise dissenters’ rights under the GBCC in connection with the Merger if you take certain actions and meet certain conditions. See “Dissenters’ Rights” beginning on page 101.

Q.	Who can help answer my other questions?

A.

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-8338.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include statements regarding information regarding the intent, belief or current expectation of the Company and members of its senior management team. These forward-looking statements involve significant risks and uncertainties.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transactions contemplated by the Merger Agreement (collectively, the “Transactions”); the expected timing of the completion of the Transactions; the ability to complete the Transactions considering the various closing conditions; and any assumptions underlying any of the foregoing.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the Merger; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effects of disruption from the Transactions making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in this proxy statement, the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which filings are available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by contacting PRGX’s Investor Relations at (770) 779-3011 or by email through PRGX’s investor relations page at https://investors.prgx.com/investor-relations/.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the special meeting to be held on March 2, 2021, starting at 9:00 a.m., Eastern Standard Time, or at any postponement or adjournment thereof. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 03.20.20.02 issued by the Governor of the State of Georgia and subsequent Executive Orders extending the Public Health State of Emergency in Georgia, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PRGX2021SM and enter the control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.

Purpose of the Special Meeting

At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, and to approve an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

If our shareholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on January 22, 2021 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 23,631,787 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence at the special meeting, via the Internet or by proxy, of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, or shares of Company common stock for which a shareholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. If your shares of Company common stock are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be counted for purposes of determining whether a quorum exists. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. An authorized proxy must present proof that he or she is an authorized proxy of a shareholder. The special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. On the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote via the Internet at the special meeting, or vote “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under Nasdaq rules, banks, brokerage firms or other nominees who hold shares in street name for customers do not have the authority to vote on proposals when they have not received instructions from beneficial owners, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock. If your shares of Company common stock are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be counted for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, whether or not a quorum is present at the special meeting, the holders of a majority of the shares of Company common stock present via the Internet or represented by proxy at the special meeting to vote in favor of the proposal. On the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if you attend the meeting or give a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If your shares of Company common stock are present at the special meeting but are not voted on this proposal, it will not have any effect on the proposal to adjourn the special meeting. Broker non-votes will not have any effect on the proposal to adjourn the special meeting. Failure to submit a proxy or vote via the Internet at the special meeting will also not have any effect on the proposal to adjourn the special meeting.

The advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will be approved if, assuming a quorum is present, the votes cast by holders of shares of Company common stock present at the special meeting via the Internet or by proxy at the special meeting in favor of the proposal exceed the votes cast against the proposal. On the non-binding proposal to approve the specified compensation, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have no effect on the proposal. Failure to submit a proxy or vote via the Internet at the special meeting and broker non-votes will also not, assuming a quorum is present, have any effect on the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger.

Certain shareholders of the Company, including each member of our Board and each of our executive officers, have agreed, among other things, to vote at the special meeting and vote in favor of the proposal to adopt the Merger Agreement pursuant to the Support Agreements. As of January 22, 2021, these shareholders held approximately 13.10% of our outstanding common stock.

Most of our shareholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you are always welcome to attend the special meeting and vote your shares virtually.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote virtually at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted “FOR” or “AGAINST” or “ABSTAIN” on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the non-binding proposal to approve the golden parachute compensation.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated toll-free at (877)750-8338.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE INTERNET, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING AT THE SPECIAL MEETING VIA THE INTERNET.

As of January 22, 2021, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 3,096,582 shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing 13.10% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may vote by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote via the Internet at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote via the Internet at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy:

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting via the Internet.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote via the Internet at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Technical Difficulties or Issues Accessing the Virtual Meeting Website

If we experience technical difficulties during the virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/PRGX2021SM.

Broadridge Investor Communication Solutions, Inc. will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/PRGX2021SM.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Dissenters’ Rights

Shareholders that do not vote for the adoption of the Merger Agreement, and who precisely comply with the procedures specified under Article 13 of the GBCC, are entitled to dissenters’ rights under Article 13 of the GBCC in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Superior Court of Gwinnett County, Georgia and to receive payment based on that valuation in lieu of the right to receive $7.71 per share of Company common stock in cash, without interest and less any required withholding taxes. The ultimate amount you receive in an dissenters’ proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your dissenters’ rights, you must submit a written notice of an intent to demand payment for your shares of Company common stock to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Article 13 of the GBCC may result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 101 and the text of Article 13 of the GBCC (the Georgia dissenters’ rights statute) reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for dissenters’ rights by your bank, brokerage firm or nominee. In view of the complexity of the GBCC, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company is paying the cost of soliciting these proxies. The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their reasonable out-of-pocket expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies and provide related advice and informational support. We agreed to pay Innisfree M&A Incorporated a fee of approximately $15,000 for its services and to reimburse its reasonable out of pocket expenses.

Householding of Special Meeting Materials

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such shareholders until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a household mailing and you would like to have additional copies of this proxy statement mailed to you, please submit your request to PRGX’s Investor Relations at (770) 779-3011 or by emailing investor-relations@prgx.com. The Company will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-8338.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

PRGX Global, Inc.

600 Galleria Parkway, Suite 100

Atlanta, Georgia 30339

(770) 779-3900

PRGX Global, Inc. (Nasdaq: PRGX), a Georgia corporation, which we refer to in this proxy statement as “PRGX,” the “Company,” “we,” “our,” or “us,” together with its subsidiaries, is a global leader in recovery audit and spend analytics, providing a suite of services targeted at our clients’ source-to-pay business processes. At the heart of our services suite is the core capability of mining client data to deliver “actionable insights.” Actionable insights allow our clients to improve their cash flow and profitability by reducing costs, improving business processes and managing risks. The Company became a public company in 1996 and the Company common stock is publicly traded on Nasdaq under the symbol “PRGX.” The Company’s principal offices are located at 600 Galleria Parkway, Suite 100 Atlanta, Georgia 30339 and its telephone number is (770) 779-3900.

For additional information about the Company and our business, please visit our website at www.prgx.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” on page 105.

Pluto Merger Sub Inc.

1370 Avenue of the Americas, 22nd Floor

New York, NY 10019

(212) 641-8604

Pluto Merger Sub Inc., a Georgia corporation (which we refer to in this proxy statement as “Merger Sub”) and wholly owned direct subsidiary of Pluto Acquisitionco Inc., was formed on December 22, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Pluto Acquisitionco Inc.

1370 Avenue of the Americas, 22nd Floor

New York, NY 10019

(212) 641-8604

Pluto Acquisitionco Inc., a Delaware corporation (which we refer to in this proxy statement as “Parent”), was formed on December 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Merger Sub and Parent are affiliates of Ardian North America Fund II GP, LLC (“Ardian”). The Investors, affiliates of Ardian, have collectively provided to Parent an equity commitment up to $89.7 million (subject to adjustments as described in the Equity Commitment Letter). After giving effect the Merger, the Company, as the Surviving Corporation, will be affiliated with Ardian. Ardian is a global private investment house with assets of

US$103 billion managed or advised in Europe, the Americas and Asia. The company is majority-owned by its employees. It manages funds on behalf of around 1,000 clients through five pillars of investment expertise: Fund of Funds, Direct Funds, Infrastructure, Real Estate and Private Debt. Ardian maintains a global network, with more than 700 employees working from fifteen offices across Europe (Frankfurt, Jersey, London, Luxembourg, Madrid, Milan, Paris and Zurich), the Americas (New York, San Francisco and Santiago) and Asia (Beijing, Singapore, Tokyo and Seoul).

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation and will continue to do business following the Merger, as a wholly-owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company and will delist from Nasdaq. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The Merger will become effective upon the filing of a certificate of merger with, and its acceptance by, the Secretary of State of the State of Georgia (or such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the GBCC, upon consummation of the Merger pursuant to the terms of the Merger Agreement and the filing of the Certificate of Merger with the Secretary of State of the State of Georgia (such time of filing, the “Effective Time”), each outstanding share of Company common stock (excluding shares held (i) directly by the Company (including treasury shares), Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like), (ii) by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) and (iii) by any shareholder of the Company who or which is entitled to dissenters’ rights under Article 13 of the GBCC and properly exercises and perfects dissenters’ rights of such shares pursuant to, and complies in all respects with, the applicable provisions of Georgia law and has not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Georgia law with respect to such shares) will be converted into the right to receive the Merger Consideration of $7.71 per share in cash, without interest and less any required withholding taxes, which amount we refer to as the “Per Share Price” or the “Merger Consideration.” All shares of Company common stock converted into the right to receive the Per Share Price shall automatically be canceled and cease to exist.

Background of the Merger

The Board, with the assistance of the Company’s executive management team and its outside advisors, regularly evaluates the Company’s strategic direction and ongoing business plans in light of, among other things, the Company’s performance, competitive dynamics, economic developments and industry trends, all with a view to improving shareholder value. As part of these evaluations, the Board has from time to time considered a variety of strategic alternatives for the Company, including continuation of the Company’s business as an independent public company, the potential sale of the Company to a strategic partner or a “take private” transaction to a financial sponsor, as well as various other alternatives to improve shareholder value. The Board has also engaged in discussions with various parties that have contacted the Company or its advisors from time to time to express an interest in a potential transaction involving the Company.

In September 2019, at its regularly scheduled meeting, the Board engaged in a discussion regarding potential strategic alternatives for the Company. During this discussion, the Board determined that it would seek to engage a financial advisor to assist the Board with its evaluation of strategic alternatives. The Board also authorized Messrs. Owens, Costello and Kimble to work with Belle Farm Capital Advisors, a consultant (“Belle Farm”), and oversee the process of selecting a financial advisor, with the final engagement of a financial advisor to be approved by the full Board.

Throughout October 2019, the Board members identified above, along with a representative of Belle Farm and members of management, interviewed four investment banking firms, including a meeting with representatives of SunTrust Robinson Humphrey, now Truist Securities, Inc. (“Truist Securities”), which was held on October 22, 2019. Following this meeting and a review of the firms’ respective qualifications and experience, an engagement letter was requested from Truist Securities, which was reviewed and negotiated over the following few weeks.

In November 2019, the Board created the Transaction Committee of the Board, consisting of Messrs. Owens, Costello and Kimble. The Transaction Committee was created to assist with the evaluation of the advisability of potential transactions, interview and evaluate investment banking firms and other advisors to the Company, facilitate discussions with interested parties and negotiate the terms of a potential transaction, update the Board regularly on the status of a potential transaction, and recommend potential transactions for approval by the Board. The final authority for the approval of any transaction was retained by the full Board.

Representatives of Troutman Sanders LLP, now Troutman Pepper Hamilton Sanders LLP (“Troutman”), and a representative of Belle Farm assisted the Transaction Committee and PRGX management with the review and negotiation of the engagement letter provided by Truist Securities. On December 3, 2019, following approval by the Board, the Company executed an engagement letter with Truist Securities to act as the Company’s exclusive financial advisor in connection with the review of strategic alternatives, including a potential sale of the Company.

At its regularly scheduled meeting held on December 17, 2019, following regular business and financial updates, the Board engaged in a thorough review of potential strategic alternatives. Representatives of Truist Securities, Belle Farm and Troutman, as well as members of management participated in this session of the Board meeting. A representative of Troutman reviewed with the Board the fiduciary duties of Board members in exploring and evaluating strategic alternatives as well as other legal issues associated with conducting a strategic alternatives process. A representative of Belle Farm then reviewed with the Board developments since the last Board meeting, including the interviews and selection of the Company’s financial advisor. Finally, representatives of Truist Securities reviewed with the Board various strategic alternatives and outlined an anticipated process, outreach to potential parties and a tentative timeline for the process, should the Board desire to move forward. Following discussion with the advisors, the Board determined to move forward with preparations for a potential process to be conducted early in 2020 due to a number of factors, including the costs and burdens of operating as a public company, the limited trading volume and volatility of the Company’s common stock, a perceived undervaluation of the Company in the public markets, and the potential to achieve greater value for the Company’s shareholders through a potential sale.

Throughout the months of January and February 2020, PRGX management with the assistance of Truist Securities worked to prepare a confidential information memorandum (“CIM”) for distribution to potentially interested third parties. Also during this period, PRGX management worked with the assistance of Truist Securities and PRGX’s legal team to begin preparations for populating an online data room, developing a list of potential buyers and preparing a form of non-disclosure agreement. Representatives of Truist Securities continued to correspond with the Transaction Committee regularly during this period to monitor market conditions and the Company’s financial performance for potentially launching the process in the spring. In late February and early March 2020, economic conditions in the United States and globally became increasingly affected by the COVID-19 coronavirus pandemic. At its regularly scheduled Board meeting in March 2020, the Board determined that due to the economic uncertainty associated with COVID-19, it would pause the work on the proposed process and assess market conditions for a potential launch of a process at a later time.

In early April 2020, the Company received expressions of interest from Sponsor A and another financial sponsor regarding discussions related to a potential transaction. Following execution of non-disclosure agreements, Sponsor A and the other financial sponsor conducted preliminary due diligence on the Company. Separately, in early May 2020, the Company received an expression of interest in discussions from an additional financial sponsor. This third financial sponsor also executed a non-disclosure agreement and conducted preliminary due diligence. Throughout May and early June 2020, these parties conducted preliminary due diligence through a review of materials in the online data room and telephonic diligence sessions with members of PRGX management. The Company’s reported trailing twelve month Adjusted EBITDA through the first quarter of 2020 was approximately $23.8 million (compared to approximately $32.3 million for the twelve months ending September 30, 2020). Following further discussions, two of the three parties expressed that they did not wish to continue further diligence for reasons related to their internal resources and priorities.

On June 17, 2020, Sponsor A provided an expression of interest to the Transaction Committee to purchase all of the outstanding equity securities of the Company for a purchase price of $5.25 per fully diluted share. PRGX common stock closed at $3.90 per share on Nasdaq that day. On June 18, 2020, the Board met to review the expression of interest. Representatives of management, along with representatives of Truist Securities and Belle Farm, also attended the meeting. After a review of financial information provided by Truist Securities, the Board believed that the proposed price per share was inadequate but resolved to pursue further negotiations with Sponsor A to see if Sponsor A would improve its price per share. Over the course of the following few weeks through early July, Sponsor A conducted additional diligence on the Company and representatives of Truist Securities, at the request of the Board, continued negotiations on behalf of the Company with Sponsor A. On July 7, 2020, the Board was informed that Sponsor A was willing to increase its offered price per share to $5.50 per share and determined that while such offer was still inadequate, it would continue discussions with Sponsor A.

During the week of July 6, 2020, another party, Strategic A, expressed interest in a potential transaction with the Company and executed a non-disclosure agreement with the Company on July 10, 2020 and began to conduct preliminary due diligence.

During the week of July 13, 2020, Strategic A indicated that it was no longer interested in pursuing a transaction. Separately, on or about July 17, 2020, Sponsor A indicated that it was assuming a risk-averse posture to any new transactions due to the ongoing COVID-19 pandemic and was therefore pausing discussions with the Company.

Throughout the early months of the pandemic, the Company demonstrated strong and consistent financial performance, reported strong results for the first quarter and management anticipated strong results for the second quarter. In mid-July, given this strong performance and improving M&A markets, the Transaction Committee determined to pursue a broader process through the distribution of an anonymous teaser and, to interested parties that were willing to execute a non-disclosure agreement, the CIM. In the latter weeks of July, the PRGX management team with the assistance of Truist Securities worked to refine the teaser and CIM and to prepare the list of potential parties to contact.

On July 30, 2020, at the request of the Board, Truist Securities began distributing the anonymous teaser and form of non-disclosure agreement. Over the course of the next two weeks, Truist Securities, at the Board’s direction and on the Company’s behalf, contacted a total of 134 potential buyers, consisting of 15 potential strategic buyers and 119 potential financial sponsors. 49 buyers declined to execute the non-disclosure agreement. Many of these buyers cited a lack of strategic fit or concerns related to a transaction with a public company and the complexities associated with such a transaction. Upon receipt of an executed non-disclosure agreement from each of the remaining parties, Truist Securities delivered a CIM to the interested party and granted access to the online data room. Overall, Truist Securities delivered a CIM to 85 interested parties, including three potential strategic buyers and 82 financial sponsors. Over the next several weeks, representatives of the Company continued to populate the data room with additional financial and other information regarding the Company. During this same time period, representatives of Troutman began to prepare a form of bid merger agreement.

On or about August 18, 2020, Truist Securities, at the request of the Board, delivered a formal process letter to interested parties requesting initial indications of interest to be received by September 2, 2020. On or before

September 4, 2020, the Company received indications of interest from 11 parties including Ardian, all financial sponsors. The preliminary indications of interest received by the Company presented valuations for the Company in different manners, some of which were based upon enterprise value of the Company and some of which were presented on a per share price basis. Truist Securities reviewed and analyzed the indications of interest and, using the same assumptions and methodologies across all indications of interest, translated the preliminary proposals to an estimated per share price offered by each financial sponsor, which preliminarily ranged from approximately $6.00 to $9.00 per share. From August 18, 2020 to September 4, 2020, the closing price of PRGX common stock on Nasdaq ranged from $5.11 to $5.68.

During the weeks of September 14 and September 21, 2020, 10 of the 11 parties submitting indications of interest attended virtual meetings with representatives of the Company’s executive management team.

On September 22, 2020, the Board met and discussed the indications of interest and next steps. Representatives of Truist Securities and Troutman attended the meeting. Representatives of Truist Securities reviewed the indications of interest and provided background on the financial sponsors that had submitted indications of interest and attended virtual management meetings. Representatives of Truist Securities and Troutman answered questions regarding next steps and the anticipated timeline. Later that day, at the request of the Board, Truist Securities distributed another process letter to the remaining interested parties requesting refreshed indications of interest to be submitted by October 5, 2020.

On or before October 6, 2020, the Company received refreshed indications of interest from five parties, including Ardian. Truist Securities, applying the same methodologies and assumptions to these five refreshed indications of interest, translated the five refreshed proposals to an estimated per share price ranging from approximately $5.30 to $9.00 per share. The remaining parties did not submit refreshed indications of interest for reasons including a lack of strategic fit, competing priorities for other opportunities and considerations regarding whether their bids remained competitive in the process. From September 22, 2020 to October 6, 2020, the closing price of PRGX common stock on Nasdaq ranged from $4.75 to $5.00.

On October 7, 2020, Truist Securities, at the Board’s direction, distributed the form of merger agreement to the remaining interested parties.

During the week of October 12, 2020, three of the remaining parties held in person meetings with members of the Company’s executive management team, which enabled them to determine whether to submit a final proposal and to refine further the amounts of their proposals. Sponsor B met with the management team in Atlanta on October 13, 2020. Sponsor C met with the management team outside of Washington, DC on October 15, 2020. Representatives of Ardian met with representatives of the PRGX management team outside of Washington, DC on October 14 and 15, 2020.

On October 15, 2020, Truist Securities, at the request of the Board, distributed another process letter requesting final indications of interest by October 23, 2020, along with a mark-up of the proposed merger agreement.

On or before October 24, 2020, the Company received final indications of interest from Sponsor B and Ardian, as well as a mark-up of the proposed form of merger agreement from each. From October 15, 2020 to October 24, 2020, the closing price of PRGX common stock on Nasdaq ranged from $4.73 to $5.25. The indication of interest from Sponsor B proposed a purchase price of $7.00 per fully diluted share. During discussions between Truist Securities and Sponsor B regarding Sponsor B’s final indication of interest, Sponsor B indicated that it might be able to increase its price slightly above $7.00 per share, but it was apparent that Sponsor B’s price would not be comparable to the price offered by Ardian in its final indication of interest.

The indication of interest from Ardian, informed by the management meetings, further due diligence conducted during October 2020 and the available levels of debt financing, proposed an enterprise value of $215 million on a debt-free and cash-free basis, after giving effect to the Company’s transaction expenses, which Truist Securities roughly estimated would translate into a price per share of approximately $8.00 per share. This represented a 72.2% premium over the closing price of PRGX common stock on Nasdaq on October 23, 2020. Ardian did not provide an estimated price per share in its indication of interest because Ardian lacked information on the Company’s transaction expenses, debt-like items and similar adjustments. Ardian also proposed (i) a buyer termination fee (payable in the event the buyer is unable to obtain financing) of 6% of the Company’s equity value, (ii) a Company termination fee (payable upon a change of recommendation or acceptance of a superior proposal) to be further discussed upon a better understanding of the Company’s marketing process, (iii) an expense reimbursement of buyer’s expenses under certain circumstances (including failure to obtain shareholder approval), and (iv) a limited guarantee from Ardian of certain obligations under the merger agreement and a cap on Ardian’s liability. Ardian also included a note in its markup of the merger agreement that Ardian intended to obtain a representation and warranty insurance policy and therefore was going to require a more comprehensive set of representations and warranties in the merger agreement.

On October 26, 2020, the members of the Transaction Committee met telephonically with representatives of Truist Securities and Troutman to discuss and compare the financial aspects of the proposals contained in the final indications of interest as well as various legal issues identified in the markups of the merger agreement.

On October 28, 2020, the Board held a telephonic meeting to discuss the final indications of interest. Representatives of Truist Securities and Troutman attended the meeting. Representatives of Truist Securities compared the financial aspects of the proposals while the representatives from Troutman explained the major differences in the markups of the merger agreements. Following discussion, the Board concluded that Ardian’s proposal was superior to Sponsor B’s proposal and while the Board was not prepared to make any final determinations regarding valuation of a transaction, the Board recommended that the Company move forward in pursuing negotiations with Ardian and authorized Mr. Owens to negotiate the terms of an exclusivity arrangement with Ardian.

On October 30, 2020, the Company entered into an exclusivity letter with Ardian granting exclusivity to Ardian through November 20, 2020 subject to a 10-day automatic extension if at that time Ardian confirmed in writing the enterprise value of the Company from its proposal on October 23, 2020 and its intention to continue to negotiate in good faith with the Company. On November 3, 2020, the Company executed an amendment to the exclusivity letter, dated November 2, 2020, to extend the initial expiration date of the exclusivity period to November 25, subject to the same 10-day extension on the conditions outline above.

On November 3, 2020, Sheppard Mullin Richter & Hampton LLP (“Sheppard Mullin”), counsel for Ardian, delivered a revised draft of the merger agreement.

During the weeks of November 2 through December 3, 2020, representatives of Sheppard Mullin conducted legal due diligence through the review of documents in the online data room and multiple diligence interview calls with various members of the Company’s management team.

On November 13, 2020, Troutman delivered a revised draft of the merger agreement to Sheppard Mullin which proposed a Company termination fee of 2.5% of the Company’s equity value payable upon a termination following a change of recommendation or acceptance of a superior proposal, an 8% reverse termination fee and no expense reimbursement for the buyer.

On November 25, 2020, Ardian delivered a letter to the Company confirming its original enterprise valuation, which resulted in an extension of the exclusivity period to December 5, 2020.

On November 27, 2020, the parties executed an amendment to the exclusivity letter extending the exclusivity period to December 14, 2020.

On December 4, 2020, Sheppard Mullin delivered a revised draft of the merger agreement to Troutman. The revised draft of the merger agreement proposed a Company termination fee of 5% of the Company’s equity value and a reverse termination fee of 6% of the Company’s equity value.

On December 10, 2020, Troutman delivered a revised draft of the merger agreement to Sheppard Mullin. The revised draft of the merger agreement proposed a Company termination fee of 4% of the Company’s equity value and a reverse termination fee of 7% of the Company’s equity value.

Leading up to the week of December 14, the parties engaged in extensive discussions and negotiations regarding the price per share, which discussions and negotiations included the amounts of adjustments to enterprise value for the cash-free and debt-free assumptions and other proposed adjustments, including estimated Company transaction expenses, restricted cash in foreign jurisdictions, an immaterial accounting reclassification, various tax liabilities and other debt-like items. On December 14, 2020, the Board met and received an update on the latest negotiations in the transaction. Representatives of Truist Securities and Troutman attended the meeting. Representatives from Truist Securities provided an update on the price per share negotiations indicating that Ardian’s position on adjustments to enterprise value for the cash-free and debt-free assumptions roughly translated to a price per share of $7.85. This price per share did not reflect Ardian’s position on certain other proposed adjustments including with respect to an immaterial accounting reclassification, various tax liabilities and the Company’s restricted cash position in foreign jurisdictions. Also on December 14, 2020, the parties executed an amendment to the exclusivity letter extending the exclusivity period to December 17, 2020.

Negotiations on the price per share continued through December 16, 2020. Ardian argued that the purchase price per share should be reduced by a further $0.27 per share to $7.58 per share to reflect certain items Ardian discovered in due diligence including the immaterial accounting reclassification, various tax liabilities and restricted cash in foreign jurisdictions. Ardian indicated that it would however agree to a higher proposed purchase price of $7.71 per share in exchange for the following: (i) a Company termination fee of 5% of the Company’s equity value, (ii) a reverse termination fee of 6% of the Company’s equity value, (iii) a reduced Company termination fee payable in the event of a failed shareholder vote and (iv) a more restrictive package of interim operating covenants designed to preserve the Company’s cash position through closing.

On December 16, 2020, the Transaction Committee met and received an update on the purchase price negotiations, at which meeting Truist Securities advised the Transaction Committee of Ardian’s proposed purchase price of $7.71 per share, subject to agreement on the additional terms described above.

On December 17, 2020, the parties executed an amendment to the exclusivity letter extending the exclusivity period to December 22, 2020.

On December 18, 2020, the Board met and received an update on the latest negotiations in the transaction. Representatives of Truist Securities and Troutman attended the meeting. Representatives from Truist Securities provided an update on the pricing negotiations resulting in a proposed purchase price of $7.71 per share. At this meeting, representatives of Truist Securities reviewed with the Board preliminary financial analyses with respect to the Company and this updated price per share. Representatives of Troutman also provided an update on the outstanding legal issues in the merger agreement. During this meeting, the Board discussed the recent increase in the Company’s stock price, as well as the limited trading volume and volatility of the Company’s common stock, the costs and burdens of operating as a public company, and the ability to lock in shareholder value through the proposed transaction with Ardian. The Board determined to move forward with the transaction with Ardian.

On December 19, 2020, the parties participated in an all hands call with representatives of PRGX, Ardian, Troutman, Sheppard Mullin and Truist Securities to discuss open issues in the merger agreement, primarily related to representations and warranties and interim operating covenants.

On December 20, 2020, Sheppard Mullin delivered a revised draft of the merger agreement to Troutman incorporating changes discussed on the all hands call the previous day. Sheppard Mullin delivered additional comments to the merger agreement on December 21, 2020.

Early on the morning of December 22, 2020, Troutman delivered a revised draft of the merger agreement, primarily addressing changes to the representations and warranties and interim operating covenants.

On December 22, 2020, the Board met to approve the merger agreement and the transactions contemplated by the merger agreement. At this meeting, representatives of Truist Securities, at the request of the Board, reviewed its financial analysis with respect to the Company and the proposed Merger and rendered its oral opinion to the Board as to, as of December 22, 2020, the fairness, from a financial point of view, to the holders of Company common stock (other than Excluded Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, and such oral opinion was subsequently confirmed in writing. Truist Securities explained to the Board that, for purposes of its opinion, it did not rely upon a comparison of certain financial data for the Company with financial and stock market data for selected companies with publicly traded equity securities or on a comparison of the financial terms of the Merger with the publicly available financial terms of other transactions because Truist Securities did not identify (i) companies with publicly traded equity securities that Truist Securities, in its professional judgment, deemed sufficiently similar to the Company for such purposes or (ii) sufficient publicly available information with respect to transactions involving target companies that Truist Securities, in its professional judgment, deemed sufficiently similar to the Company for such purposes. All of the Company’s directors present at the meeting voted to approve the transaction. In addition, prior to the meeting, one Company director that was unable to attend the meeting due to an unavoidable scheduling conflict, contacted a representative of Troutman to express the director’s support for the transaction. Accordingly, the Company’s directors were unanimously in favor of the transaction. Each member of the Board and each of the Company’s executive officers executed a voting and support agreement pursuant to which they individually agreed to vote their shares in favor of the transaction.

On December 24, 2020, Ardian received financing commitment letters from its lenders and delivered an equity commitment letter committing to funding for the merger consideration as well as the other expenses associated with the transaction.

On the morning of December 24, 2020, the parties executed the merger agreement and publicly announced the transaction.

Recommendation of Our Board of Directors; Reasons for the Transactions

On December 22, 2020, our Board held a specially called meeting to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. All of the Company’s directors present at the meeting, which directors were sufficient to constitute a quorum for the transaction of business, (i) determined that the Merger Agreement, Support Agreements and the Transactions, including the Merger, were advisable to, fair to, and in the best interest of, PRGX and its shareholders, (ii) approved the execution, delivery and performance by PRGX of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend that our shareholders approve the adoption of the Merger Agreement and the Merger. In addition, prior to the special meeting, one Company director that was unable to attend the meeting, contacted a representative of Troutman to express the director’s support for the Merger. Accordingly, the Company’s directors were unanimously in favor of the Merger.

In evaluating the Merger Agreement and the Transactions, our Board consulted with our senior management regarding the business and financial condition of PRGX, trends in our industry, future prospects and the terms and conditions of the Transactions. In addition, our Board consulted with our outside legal advisor, Troutman, regarding the proposed terms and conditions of the Transactions and the obligations of the members of the Board in their consideration of the Transactions, and our financial advisor, Truist Securities, regarding the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Company common stock in the proposed Transactions. In the course of reaching its determination to approve the Merger Agreement and the Transactions and to recommend that our shareholders adopt the Merger Agreement and approve the Merger, our Board carefully considered numerous factors, including the following factors (which are not listed in any relative order of importance):

Cash Merger Consideration. The Board considered that the form of consideration to be paid to shareholders of the Company in the Merger will be all cash and considered the certainty of value and liquidity of such cash consideration, including that all-cash consideration would avoid long-term business risk.

Merger Consideration. The Board considered the:

•	historical market prices, volatility and trading information with respect to the shares of the Company’s common stock; and

•

fact that the Merger Consideration represents a premium of approximately 32.7% to the volume-weighted average price for the 90 trading days preceding the public announcement of the transaction with Ardian.

Standalone Business Prospects of the Company. The Board believed that the Merger Consideration was more favorable to the Company shareholders than the likely value that would result from remaining an independent public company. This belief was based on, among other things, the Board’s assessment of:

•	the Company’s business, operations and management and its historical, current and projected financial performance, results of operations and financial condition; .

•	management’s business plan for the Company, taking into account the potential benefits and risks associated with pursuing such business plan;

•

the uncertainty of attaining management’s internal financial projections, including those set forth in the section of this proxy statement captioned “Certain Unaudited Prospective Financial Information”;

•	the potential impact of industry and macroeconomic factors on the Company’s future prospects and ability to achieve its performance goals;

•

the challenges and risks that the Company has faced, and would likely continue to face, if we remained an independent company, including the impact of the COVID-19 pandemic on the Company or its clients, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, the Company’s ability to execute on its profitability improvement efforts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business;

•

certainty of value and liquidity to Company shareholders of the cash Merger Consideration, including eliminating the effect of long-term business and execution risk, relative to the uncertainty that the Company’s stock price would trade at or above the Merger Consideration for any extended period in the foreseeable future based on a consideration of all of the factors above;

•	the limited trading volume of our common stock in the market;

•	the volatility in trading price of our common stock, which has at times been uncorrelated with our financial performance;

•	the difficulty that financial markets have in valuing the Company’s business on a consistent basis given the contingent nature of much of the Company’s revenue;

•	the tendency of public markets to favor short-term results, making longer term investing and planning more difficult to harmonize with preservation of shareholder value;

•	the additional costs and burdens involved with being a public company, which costs disproportionately affect profitability of the Company given its size;

•

the Company’s requirement to report publicly detailed quarterly and annually financial and business information, which tends to give a competitive advantage to the Company’s competitors, none of whom are required to report publicly at the same level of detail for the Company’s primary offerings; and

•

the view of the Board that the Company has benefitted from the favorable domestic and international economic conditions that have prevailed in the years since the last major economic downturn, and if the Company were to remain an independent, publicly traded company, the value of its common shares would be susceptible to future adverse financial market conditions.

Strategic Alternatives. The Board considered that, prior to the execution of the Merger Agreement, it had actively sought proposals from other parties it believed were potentially interested in a transaction involving the Company (as more fully described above under the heading “The Merger—Background of the Merger”), including that:

•

82 financial sponsors, including Parent, and three strategic companies were contacted or came forth during the process in an effort to obtain the best price reasonably available to the Company shareholders; and

•	of the parties contacted, only one party other than Parent submitted a final indication of interest to the Company.

Negotiation Process. The Board considered the fact that the terms of the Merger Agreement were the result of arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of financial and legal advisors, as more fully described above under the heading “The Merger—Background of the Merger”), including that the Board believed that the Merger Consideration to be paid by Parent is the highest price per share that Parent was willing to pay and that the terms and conditions of the Merger Agreement were, in the view of the Board, the most favorable to the Company and the Company’s shareholders to which Parent was willing to agree.

Financing. The Board considered that Parent obtained a debt financing commitment letter and an equity financing commitment letter for the transaction.

Valuation Analysis. The valuation analyses regarding the Company prepared by Truist Securities and reviewed and discussed with the Board, including the analyses summarized in the section entitled “—Opinion of the Company’s Financial Advisor” beginning on page 42.

Financial Advisor Opinion. The Board considered the financial analyses reviewed and discussed with the Board by representatives of Truist Securities as well as the oral opinion of Truist Securities rendered to the Board on December 22, 2020 (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated the same date) as to, as of December 22, 2020, the fairness, from a financial point of view, to the holders of Company common stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Terms of the Merger Agreement. The Board considered the terms of the Merger Agreement, as more fully described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement,” including the:

•	fact that Parent would be required to pay the Company a termination fee of $11,730,000 if the Company terminates the Merger Agreement under certain circumstances;

•	Company’s right to specific performance to prevent breaches of the Merger Agreement;

•	Company’s right to specific performance to cause the Equity Financing contemplated by the Equity Commitment Letter to be funded, subject to certain conditions;

•

right of the Board, subject to certain conditions, to respond to an unsolicited Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal;

•

right of the Board to change its recommendation in response to a Superior Proposal or an Intervening Event (as each such term is defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Board’s Recommendation; Company Board Recommendation Change; Entry into Alternative Acquisition Agreement”) if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law, subject to certain conditions;

•

right of the Board to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, to constitute a Superior Proposal, subject to certain conditions, provided that the Company concurrently pays a $9,775,000 termination fee to Parent under circumstances as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee;”

•

fact that the Board believed that the termination fee of $5,375,000 or $9,775,000, as applicable, is reasonable in light of, among other things, the benefits of the Merger to our shareholders, the costs incurred by Parent in connection with the Merger and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers; and

•	fact that the Merger is not conditioned on Parent obtaining any outside financing.

Support Agreements. The Board considered the terms of the Support Agreements, which will terminate upon certain circumstances, including the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement, and (iii) the effective date of a written agreement duly executed and delivered by each of the parties to the Support Agreements terminating such agreement.

Dissenters’ Rights. The Board considered the fact that Company’s shareholders that do not vote to approve the Merger Agreement and that comply with the requirements of the GBCC will have the right to dissent from the Merger and to demand appraisal of the “fair value” of their shares of Company common stock under the GBCC, as more fully described in the section of this proxy statement captioned “Dissenters’ Rights.”

Termination Date. The Board considered its view that the Termination Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”) on which Parent or the Company, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger.

Other Risks, Restrictions and Uncertainties. In the course of its deliberations, the Board also considered various risks, restrictions and uncertainties related to entering into the Merger Agreement and consummating the Merger, including:

•

Risk of Non-Consummation. The Board considered the possibility that the Merger might not be consummated and that (i) the price of the Company’s common stock would likely decrease because the current market price may reflect a market assumption that the Merger will be consummated, (ii) the Company, in certain circumstances, may be required to pay Parent a termination fee of $5,375,000 or $9,775,000, (iii) the Company may experience difficulties in obtaining financing from changed perceptions regarding the Company’s competitive position, management, liquidity or other aspects of its business, (iv) the Company may be unable to find a partner willing to engage in a transaction on terms as favorable as those set forth in the Company’s agreements with Parent and Merger Sub, (v) Company shareholders would not realize the anticipated benefits of the Merger, (vi) the Company’s business, operations and financial results could suffer in the event that the Merger is not consummated and (vii) the announcement of the Merger Agreement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel), vendors and customers.

•

Transaction Costs. The Board considered the fact that the Company has incurred, and will continue to incur, significant transaction costs and expenses in connection with the Merger, regardless of whether consummated and, if the Merger is not consummated, the Company may be required to pay its own expenses associated with the Merger Agreement and the Merger and the fact that the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work prior to the execution of the Merger Agreement and during the pendency of the Merger.

•

Future Growth. The Board considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that Company shareholders will have no ongoing equity interest in the Surviving Corporation, meaning that the Company shareholders will cease to participate in any future earnings or growth or to benefit from any potential future appreciation in value of the Company.

•	Non-Solicitation. The Board considered the fact that, under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals.

•

Match Right. The Board considered the fact that the right afforded to Parent under the Merger Agreement to match Acquisition Proposals from third parties may discourage other parties that might otherwise have an interest in acquiring the Company.

•

Business Restrictions. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, including the requirement that the Company conduct its business in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued.

•

Tax Consequences. The Board considered the fact that as an all-cash transaction the Merger generally would be taxable to Company shareholders that were U.S. Holders for U.S. federal income tax purposes, although the Board believed that this was mitigated by the fact that the entire consideration payable in the Merger would be cash, providing a cash amount for the payment of any taxes due.

•

Regulatory Approval and Risk of Pending Actions. The Board considered the fact that the completion of the Merger would require regulatory clearances and approvals and the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) has occurred and that there is no Legal Restraint (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”) preventing the consummation of the Merger.

•

Litigation Risk. The Board considered the risk of litigation in connection with the Merger, and the fact that litigation in connection with transactions such as the Merger is common and potentially costly and distracting to the Company’s directors, management and employees.

•

Financing Failure. The Board considered the risk that, while the Merger Agreement is not subject to any financing condition, if Parent fails to obtain sufficient financing, the Merger is unlikely to be consummated.

•

Conflicts of Interest. The Board considered that our executive officers and members of our Board may be deemed to have interests in the execution and delivery of the Merger Agreement and all of the transactions contemplated thereby, including the Merger, that may be different from or in addition to those of our shareholders, generally.

•

Requisite Shareholder Approval. The Board considered the fact that the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock.

Our Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

The foregoing discussion of the reasons of our Board for its recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by our Board in consideration of its recommendation. In view of the wide variety of factors considered by our Board in connection with the evaluation of the Merger and the complexity of these matters, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Board may have been influenced to a greater or lesser degree by different factors.

Certain Unaudited Prospective Financial Information

While the Company has from time to time has provided limited financial guidance to investors, the Company has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the Merger, the Company’s management prepared certain non-public financial projections as to the potential future performance of the Company for the years 2020 through 2024, which were provided to the Board in connection with their evaluation of the Merger and to Truist Securities, which was authorized and directed to use and rely upon such financial projections for purposes of its financial analyses, including Truist Securities’ financial analyses described in the section of this proxy statement captioned “—Opinion of the Company’s Financial Advisor” (the “Management Projections”). The Management Projections were also provided to Parent for its use in connection with its evaluation of the Merger. For more information, see the section of this proxy statement captioned “—Background of the Merger.”

The below summary of the Management Projections is included for the purpose of providing shareholders access to certain non-public information that was furnished to the Board, Truist Securities and Parent in connection with the process resulting in the Merger Agreement, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any shareholder or whether any shareholder should seek dissenters’ rights with respect to shares of common stock of the Company. The inclusion of the Management Projections should not be regarded as an indication that the Company or anyone who received the Management Projections then considered, or now considers, them a reliable prediction of future events, and the Management Projections should not be relied upon as such.

The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The Management Projections contain projections of EBITDA and adjusted EBITDA, each of which are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial performance measures that are not calculated in accordance with GAAP. EBITDA refers to earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA refers to EBITDA as further adjusted to remove the effect of impairment charges, foreign currency transaction (gains) losses on short-term intercompany balances, acquisition-related adjustment income, transformation, severance and other expenses, investigation and settlement of employment matter, other loss (income) and stock-

based compensation. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections. See “Cautionary Statement Regarding Forward-Looking Information.” There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes less reliable with each successive year.

The Management Projections were developed by the Company’s management without giving effect to the Merger or the other transactions contemplated by the Merger Agreement or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger or costs related to other transactions contemplated by the Merger Agreement. Further, the Management Projections do not take into account the effect of any possible failure of the Merger to occur. In addition, the Management Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

In addition, the Management Projections have not been updated or revised to reflect information, circumstances, events or results after the date they were prepared. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The inclusion of the Management Projections herein should not be deemed an admission or representation by the Company that the Company views such Management Projections as material information, particularly in light of the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company or any other person regarding the Management Projections or the Company’s ultimate performance compared to such information. In light of the foregoing factors, and the uncertainties inherent in the Management Projections, shareholders are cautioned not to place undue, if any, reliance on the Management Projections. The Management Projections should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in the Company public filings with the SEC.

Financial Summary
	Projected
($ in MM)	2020E	2021E	2022E	2023E	2024E
Total Revenue	$163.5	$169.0	$179.5	$191.6	$204.9
% Growth	(3.7%)	3.4%	6.2%	6.7%	6.9%
Cost of Revenue	$87.2	$88.7	$93.3	$97.3	$102.3
Gross Profit	$76.3	$80.3	$86.2	$94.3	$102.6
% Growth	13.6%	5.3%	7.3%	9.4%	8.9%
Margin %	46.7%	47.5%	48.0%	49.2%	50.1%
Operating Expense	$54.3	$47.1	$49.3	$50.8	$52.5
% of Revenue	33.2%	27.9%	27.4%	26.5%	25.6%
Depreciation & Amortization	$12.7	$12.3	$10.6	$9.0	$8.2
EBITDA	$22.0	$33.2	$36.9	$43.4	$50.1
% Growth	nm	51.2%	11.1%	17.6%	15.5%
Margin %	13.4%	19.7%	20.6%	22.7%	24.5%
Adj. EBITDA	$31.6	$33.2	$36.9	$43.4	$50.1
% Growth	43.2%	5.1%	11.1%	17.6%	15.5%
Margin %	19.3%	19.7%	20.6%	22.7%	24.5%
Capital Expenditures	$10.0	$10.4	$7.6	$6.5	$6.5
Adj. EBITDA – CapEx	$21.6	$22.9	$29.3	$36.9	$43.6
% Growth	206.4%	5.9%	28.2%	26.0%	18.0%
Margin %	13.2%	13.5%	16.3%	19.3%	21.3%
Increase/(Decrease) in Net Working Capital	($0.9)	$0.8	$1.6	$1.8	$2.0
Unlevered Free Cash Flow(1)	—	$15.3	$19.3	$24.1	$28.2

Notes:

(1)

Reflects calculations by Truist Securities based on the Management Projections prepared and provided by and discussion with, PRGX management and which were approved for Truist Securities’ use by PRGX. Unlevered free cash flows are calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital.

Opinion of the Company’s Financial Advisor

On December 22, 2020, Truist Securities rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated December 22, 2020) as to, as of December 22, 2020, the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Truist Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock (other than the Excluded

Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other terms, conditions, aspects or implications of the Merger. The summary of Truist Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the Board or any security holder of the Company should act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Truist Securities conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. In arriving at its opinion, Truist Securities reviewed:

•	a draft, dated December 22, 2020, of the Merger Agreement;

•	certain publicly available business and financial information relating to the Company;

•

certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company made available to Truist Securities by the Company, including the Management Projections; and

•	the current and historical market prices and trading volume for certain of the Company’s publicly traded securities.

Truist Securities also had discussions with certain members of the management of the Company and with certain of the Company’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of the Company and the Merger and undertook such other studies, analyses and investigations as Truist Securities deemed appropriate, including considering the results of its efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company.

Truist Securities noted that, for purposes of its opinion, it did not rely upon a comparison of certain financial data for the Company with financial and stock market data for selected companies with publicly traded equity securities or on a comparison of the financial terms of the Merger with the publicly available financial terms of other transactions, because Truist Securities did not identify (i) companies with publicly traded equity securities that Truist Securities, in its professional judgment, deemed sufficiently similar to the Company for such purposes or (ii) sufficient publicly available information with respect to transactions involving target companies that Truist Securities, in its professional judgment, deemed sufficiently similar to the Company for such purposes.

Truist Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Truist Securities’ role in reviewing such data, material and other information was limited solely to performing such review as Truist Securities deemed necessary and appropriate to support its opinion, and such review was not conducted on behalf of the Board or any other person.

Management of the Company advised Truist Securities, and Truist Securities assumed, that the Management Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, including, without limitation, the direct and indirect potential business, financial, economic and market implications of the COVID-19 pandemic and related illnesses, and provided a reasonable basis on which to evaluate the Company. Truist Securities expressed no view or opinion with respect to the Management Projections or the assumptions on which they were based. Truist Securities further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the dates of the information, financial or otherwise, provided to Truist Securities except for such changes as would not be material to its analyses or opinion and that there was no information or any facts that would make any of the information discussed with or reviewed by Truist Securities incomplete or misleading.

Truist Securities also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Merger Agreement and all of the documents and agreements referred to therein were true and correct; (ii) each party to the Merger Agreement and all of the documents and agreements referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party under the Merger Agreement and such other documents and agreements, as applicable; (iii) all conditions to the consummation of the Merger would be satisfied without waiver thereof; (iv) the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the expected benefits of the Merger. Truist Securities also assumed that the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by it in all respects material to its analyses and opinion.

Furthermore, in connection with its opinion, Truist Securities was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of or relating to the Company or any other party to the Merger, nor was Truist Securities provided with any such appraisal or evaluation. Truist Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to the Company or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to the Company. Truist Securities did not express any opinion as to the price or range of prices at which Company common stock may be purchased or sold at any time.

Truist Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Truist Securities as of, the date of its opinion. Truist Securities has no obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that otherwise comes to its attention after the date its opinion. Furthermore, as the Board was aware, the credit, financial and stock markets had been experiencing significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and Truist Securities expressed no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Truist Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the voting and support agreements in favor of Parent and Merger Sub to be entered into by certain beneficial owners of Company common stock.

Truist Securities was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Merger; (ii) the form, structure or any other portion or aspect of the Merger; (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of any party (other than the holders of Company common stock (other than the Excluded Holders) in the manner set forth in the opinion); (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage; (v) whether or not Parent, Merger Sub, the Company or any other party is receiving or paying reasonably equivalent value in the Merger; (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or groups of security holders or other constituents; (vii) the solvency, creditworthiness or fair value of Parent, Merger Sub, the Company or any other participant in the Merger or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, Truist Securities did not provide any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, environmental or other similar professional advice. Truist Securities assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Truist Securities relied, with the Board’s consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance, tax and environmental matters with respect to the Company and the Merger.

In performing its analyses, Truist Securities considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. The implied valuation reference ranges indicated by Truist Securities’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Truist Securities. Much of the information used in, and accordingly the results of, Truist Securities’ analyses are inherently subject to substantial uncertainty.

Truist Securities’ opinion and analyses were provided to the Board in connection with its evaluation of the proposed Merger and were among many factors considered by the Board in evaluating the proposed Merger. Neither Truist Securities’ opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board with respect to the proposed Merger. Truist Securities was retained by the Company as an independent contractor, and did not act as an agent or fiduciary of the Board, the Company, the security holders or creditors of the Company or any other person or entity.

Discounted Cash Flow Analysis

The following is a summary of the discounted cash flow analysis performed by Truist Securities in connection with its opinion rendered to the Board on December 22, 2020.

Discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by the Company (including the terminal value of the equity) which are then discounted back to the present.

Truist Securities performed the discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital) of the Company based on the Management Projections for the years 2021 to 2024. Truist Securities applied perpetuity growth rates ranging from 0.0% to 2.0%, taking into account its experience and professional judgment, to the year 2024 estimated unlevered free cash flow of the Company to calculate the terminal values of the Company. The net present values of the projected unlevered free cash flows and terminal values of the Company were then calculated using discount rates ranging from 13.0% to

14.0%, taking into account Truist Securities’ experience and professional judgment and an estimate of the Company’s weighted average cost of capital.

The discounted cash flow analysis indicated an implied value reference range of $6.93 to $8.54 per share of Company common stock, as compared to the Merger Consideration of $7.71 per share of Company Common stock.

Other Illustrative Analysis

Truist Securities also reviewed with the Board, solely for informational purposes, the 52-week high and low closing trading prices of the Company common stock as of December 16, 2020, which were $7.27 and $1.77 per share of Company common stock, respectively, and the closing trading price of the Company common stock as of December 16, 2020, which was $7.07 per share of Company common stock, in each case as compared to the Merger Consideration of $7.71 per share of Company common stock.

Other Matters

Truist Securities was retained by the Company as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of the Company and its industry. For its services as financial advisor to the Company, Truist Securities will receive a transaction fee based on the value of the proposed Merger, which fee is currently estimated to be approximately $3,750,000. Upon the rendering of its opinion, Truist Securities became entitled to a fee of $750,000, which is creditable to the extent previously paid against the transaction fee. In addition, the Company has agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.

Truist Securities and its affiliates may in the future provide investment banking and other financial services to the Company, Parent, and/or certain of their respective affiliates for which Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and/or certain of their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies. In addition, Truist Securities and its affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with the Company, Parent and their respective affiliates.

Financing of the Merger

Debt Financing

Parent has received the Debt Commitment Letter from Oaktree Capital Management, L.P. and LBC Credit Partners, Inc. (collectively, the “Financing Sources”) to provide, subject to the conditions set forth in the Debt Commitment Letter, a senior secured first lien credit facility in the aggregate principal amount of $149.0 million (the “Credit Facilities”) comprised of (i) $134.0 million aggregate principal amount of term loans to be drawn at the closing of the Merger for the purposes of financing the Merger and paying related fees and expenses and (ii) a revolving credit facility in an aggregate principal amount of $15.0 million. We refer to the financing contemplated by the Debt Commitment Letter as the “Debt Financing.”

The Debt Commitment Letter will expire as provided therein if either the closing of the Credit Facilities or the funding of the initial loans thereunder has not occurred on or before April 30, 2021.

The consummation of the Debt Financing is subject to the following conditions: (1) execution and delivery of the required definitive documentation for the Credit Facilities and other customary closing documents, (2) the agent for the lenders shall have been granted perfected first priority security interests in the collateral, subject to permitted liens and encumbrances, (3) Ardian and its affiliates shall have invested a minimum of 40.0% of the total pro forma capitalization of the holding company of borrower and its subsidiaries, on the closing date, directly or indirectly, in the form of cash into the capital stock or other equity securities of the borrower (investments in preferred equity securities of the borrower must be on terms and conditions reasonably satisfactory to the lenders), (4) the Merger Agreement must be in form and substance reasonably satisfactory to the lenders and, concurrently with the funding of the initial borrowing under the Credit Facilities, the Merger shall have been consummated in accordance with the Merger Agreement (without any amendment, modification or waiver thereof that would be materially adverse to the lenders without their consent (such consent not to be unreasonably withheld, delayed or conditioned)), (5) the lenders hall have received (a) internal consolidated financial statements of the borrower (after giving effect to the Merger) as of the last date for the most recently completed month ended at least 45 days prior to the Closing Date and (b) a certificate from the chief financial officer of the borrower certifying that financial statements delivered were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the preparer thereof to be reasonable at the time prepared, (6) since the date of the Merger Agreement, there has not been any “Material Adverse Effect” (as defined in the Merger Agreement), (7) payment of all outstanding indebtedness of the borrower and its subsidiaries and cancellation of all credit facilities, lines of credit and other funding commitments, other than permitted debt and in any event excluding intercompany debt, (8) certification of the chief financial officer of the borrower of the solvency of the borrower and the guarantors in the form attached to the Debt Commitment Letter, (9) specified representations in the Merger Agreement shall be true and correct to the extent required in the Debt Commitment Letter and specified representations in the definitive documentation for the Credit Facilities shall be true and correct in all material respects, (10) the lenders shall have received certain information required under KYC and anti-money laundering rules and regulations and (11) payment of all fees and expenses required to be paid on the Closing Date.

Equity Financing

Parent has received the Equity Commitment Letter from the Investors, pursuant to which the Investors have committed, subject to the terms and conditions of the Equity Commitment Letter, to invest in Parent, directly or indirectly, cash in an aggregate amount equal to $89.7 million (subject to adjustment as set forth in the Equity Commitment Letter) solely for the purposes of funding, and to the extent necessary to fund, the merger consideration upon the closing of the Merger. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the terms of the Equity Commitment Letter (including the satisfaction or waiver of the conditions to Parent’s, Merger Sub’s and the Company’s obligations to consummate the transactions contemplated by the Merger Agreement), (ii) the substantially contemporaneous funding of the Debt Financing, and (iii) the consummation of the Merger in accordance with the Merger Agreement. The Company is an express third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company (subject to the Company being entitled under the Merger Agreement to the remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to fund the closing of the Merger) to require Parent to seek specific performance of each Investor’s obligation to fund its committed portion of the Equity Financing in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

Guarantee

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Parent and Merger Sub delivered the Guarantee from Guarantor, in favor of the Company and pursuant to which, subject to the terms and conditions of the Guarantee, Guarantor guaranteed certain obligations of Parent in connection with the Merger Agreement.

Each Investor’s obligation to fund its equity commitment will expire automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the consummation of the closing of the Merger, (c) the date that the Company, any of its affiliates or its shareholders asserts in any litigation or other proceeding any claim against an Investor or certain of its related parties identified in the Equity Commitment Letter relating to Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated thereby (excluding any claim for specific performance against Parent and Merger Sub as and when permitted under the Merger Agreement and the Equity Commitment Letter and any claim against Ardian North America Fund II, L.P. under the Guarantee pursuant to the terms thereof), and (d) any judgment against Parent relating to the Merger Agreement that results in the payment in full of the Parent Termination Fee pursuant to the Guarantee.

Closing and Effective Time of Merger

If the Merger is approved at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The Effective Time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of Merger with the Secretary of State of the State of Georgia (or at such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of Merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (excluding shares owned (i) by the Company (including treasury shares), Parent or Merger Sub and (ii) by any direct and indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) and (iii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Georgia law) will be converted into and become the right to receive the Merger Consideration of $7.71 per share in cash, without interest and less any required withholding taxes.

Before the Merger, but not less than ten business days prior to the closing of the Merger, Parent and the Company will jointly select a nationally recognized bank or trust company (the “Paying Agent”) to make payment of the Merger Consideration. At or prior to the closing of the Merger, Parent will irrevocably deposit, or cause to be deposited, with the Paying Agent, cash equal to the aggregate consideration to which holders of Company common stock become entitled to pursuant to the Merger Agreement.

Promptly after the Effective Time (and in any event within (3) business days), Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than (i) shares held directly by the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) and (ii) by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (collectively, the “Converted Company Shares”)) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company common stock (other than Owned Company Shares or Converted Company Shares) (the “Certificates” (if any)); and (ii) uncertificated shares of Company common stock that represented outstanding shares of Company common stock (other than Owned Company Shares or Converted Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent; and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for payment of the Merger Consideration payable in respect thereof.

Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive an amount in cash equal to (x) the aggregate number of shares of Company common stock represented by each such Certificate, multiplied by (y) the Per Share Price, less any required withholding taxes. Any surrendered Certificates will subsequently be cancelled.

In the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to (1) the aggregate number of shares of Company common stock represented by such holder’s transferred Uncertificated Shares multiplied by (2) the Per Share Price, less any required withholding taxes. The transferred Uncertificated Shares so surrendered will subsequently be cancelled.

You will not be entitled to receive the Merger Consideration until you deliver all required documentation to the Paying Agent. You should not return your Certificates with the enclosed proxy card, and you should not forward your Certificates to the Paying Agent without a letter of transmittal.

Interests of Certain Persons in the Merger

Our executive officers and members of our Board may be deemed to have interests in the execution and delivery of the Merger Agreement and all of the transactions contemplated thereby, including the Merger, that may be different from or in addition to those of our shareholders, generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby. As described in more detail below, these interests include:

•

the cancellation of vested and unvested Company Stock Options, Company RSUs, Company SARs, Company PBUs and Company Restricted Stock outstanding immediately prior to the Effective Time and the conversion of such Company Stock Options, Company RSUs, Company SARs, Company PBUs and Company Restricted Stock into the right to receive a cash payment as described below;

•

the cancellation, as of and subject to the Effective Time, of the Directors Plan, the automatic conversion of Company Deferred Compensation Stock Units into the right to receive the Per Share Price and the distribution of the Deferral Accounts (as defined in the Directors Plan) of each director participating in the Directors Plan, to each such director in the amounts credited to his or her Deferral Account in the Directors Plan;

•

the opportunity for officers to receive enhanced severance, a pro-rated annual bonus and other benefits in the event of a qualifying termination of employment within two years following the Effective Time under employment agreements with named executive officers (as defined below under the heading “Interests of Certain Persons in the Merger—Golden Parachute Compensation”); and

•	the entitlement to the indemnification and exculpation benefits in favor of directors and officers of PRGX.

Outstanding Shares held by Directors and Executive Officers

The following table sets forth the number of shares of Company common stock beneficially owned as of January 11, 2021 by each of our executive officers and directors, excluding shares issuable upon the exercise of Company Stock Options, the shares issuable with respect to any Company Deferred Stock Plan Units, Company RSUs, shares issuable pursuant to Company PBUs and any shares of Company Restricted Stock that will not vest within 60 days of January 11, 2021, and the aggregate Merger Consideration that would be payable for such shares.

Name	Number of Shares Owned	Cash Value of Shares Owned
Directors and Executive Officers
Gregory J. Owens, Executive Chairman(1)	136,425	$1,051,837
Ronald E. Stewart, President, Chief Executive Officer and Director(2)	491,317	$3,788,054
Matthew A. Drapkin, Director(3)	2,035,548	$15,694,075
William F. Kimble, Director	31,810	$245,255
Mylle H. Mangum, Director	20,653	$159,235
Kevin S. Costello, Director	41,079	$316,719
Joseph E. Whitters, Lead Director(4)	168,153	$1,296,460
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer(5)	43,029	$331,754
Victor A. Allums, Senior Vice President, General Counsel and Secretary(6)	124,199	$957,574
All of our current directors and executive officers as a group (9 persons)	3,092,213	$23,840,963

Notes:

(1)

Shares beneficially owned by Mr. Owens include (a) 123,687 shares of common stock held directly, (b) 4,369 shares of Company Restricted Stock that are scheduled to vest on January 16, 2021, (c) 4,369 shares of Company Restricted Stock that are scheduled to vest on February 16, 2021, and (d) 4,000 shares of common stock held indirectly.

(2)	Shares beneficially owned by Mr. Stewart include 15,000 shares of Company Restricted Stock that are scheduled to vest on February 13, 2021.
(3)

Shares beneficially owned by Mr. Drapkin include shares deemed beneficially owned indirectly by Mr. Drapkin who is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner). Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.

(4)	Shares beneficially owned by Mr. Whitters include (a) 130,653 shares of common stock held directly and (b) 37,500 shares of common stock held indirectly.
(5)	Shares beneficially owned by Mr. Abkemeier include 8,333 shares of Company Restricted Stock that are scheduled vest on February 13, 2021.
(6)	Shares beneficially owned by Mr. Allums include 6,666 shares of Company Restricted Stock that are scheduled to vest on February 13, 2021.

Treatment of Outstanding Equity Awards

At the Effective Time, each Company Stock Option, Company RSU, Company SAR, Company PBU, share of Company Restricted Stock and Company Deferred Compensation Stock Unit (as each term is defined below) will be cancelled and converted into the right to receive the Merger Consideration as follows:

•

Company Stock Options. At the Effective Time, all outstanding options to purchase Company common stock, whether granted pursuant to any of the Company’s incentive plans or otherwise (the “Company Stock Options”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price, less the exercise price per share attributable to such Company Stock Options multiplied by (ii) the total number of shares of Company common stock then issuable upon exercise in full of such Company Stock Options, less any required withholding taxes. With respect to Company Stock Options which have an exercise price equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. Parent will not assume any Company Stock Options.

•

Company RSUs. At the Effective Time, all outstanding Company restricted stock unit awards subject to time-vesting restrictions granted pursuant to any of the Company’s equity incentive plans (the “Company RSUs”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock subject to such Company RSU award, less any required withholding taxes. Parent will not assume any Company RSU awards.

•

Company SARs. At the Effective Time, all outstanding Company stock appreciation rights (the “Company SARs”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company SAR) multiplied by (ii) the total number of shares of Company common stock to which such Company SARs relate, less any required withholding taxes. Parent will not assume any Company SARs.

•

Company PBUs. At the Effective Time, all outstanding Company restricted stock units subject to performance-based vesting restrictions (the “Company PBUs”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock subject to such Company PBU, less any required withholding taxes. The number of shares of Company common stock subject to a PBU with performance-based vesting will be deemed to be the number of shares eligible to vest assuming target performance. Parent will not assume any Company PBUs.

•

Company Restricted Stock. At the Effective Time, all outstanding awards of Company restricted stock subject to time vesting restrictions (the “Company Restricted Stock”), whether vested or unvested, will vest in full and be converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company Restricted Stock, less any required withholding taxes. Parent will not assume any Company Restricted Stock.

•

Company Deferred Compensation Stock Unit. As of the Effective Time, in accordance with the terms of the PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan”), the Company will take all actions reasonably necessary to provide that (i) the Directors Plan is terminated as of the Effective Time, (ii) no director will be eligible to participate in the Directors Plan after the Effective Time, and (iii) the Deferral Account (as defined in the Directors Plan) of each director participating in the Directors Plan will be distributed to each such director, including each share of Company common stock otherwise distributable under the Directors Plan (each, a “Company Deferred Compensation Stock Unit”) (the value of which shall be determined based on the Per Share Price), provided that such termination and all the related foregoing actions will be contingent upon the occurrence of the Effective Time. Additionally, if any outstanding Company RSUs granted to a director of the Company, prior to the Effective Time, are subject to a deferral election under the Directors Plan, such Company RSUs will be deemed to have been deferred into the Directors Plan in accordance with the applicable deferral election and then distributed to the director in payment of his or her Deferral Account as of the Effective Time.

The table below sets forth, for each of our executive officers and directors holding Company Stock Options, Company RSUs, Company SARs, Company PBUs, Company Restricted Stock and Company Deferred Compensation Stock Units as of January 11, 2021, (a) the aggregate number of shares of Company common stock subject to such Company Stock Options, Company RSUs, Company SARs, Company PBUs, Company

Restricted Stock, and Company Deferred Compensation Stock Units and (b) the value of amounts payable in respect of such Company Stock Options, Company RSUs, Company SARs, Company PBUs, Company Restricted Stock and Company Deferred Compensation Stock Units on a pre-tax basis at the Effective Time, calculated by multiplying (i) in the case of Company RSUs, Company PBUs, Company Restricted Stock and Company Deferred Compensation Stock Units, the Per Share Price and, in the case of Company Stock Options and Company SARs, the excess, if any, of the Per Share Price over the exercise price per share of such Company Stock Option and Company SARs, by (ii) the number of shares of Company common stock subject to those Company Stock Options and Company RSUs, Company SARs, Company PBUs, Company Restricted Stock and Company Deferred Compensation Plan units.

Name	Options (#)	RSUs (#)	SARs (#)	PBUs (#)	Deferred Compensation Stock Units (#)	Unvested Restricted Stock (#)	Amount ($)
Gregory J. Owens, Executive Chairman(1)	95,031	—	—	—	—	8,738	$333,193
Ronald E. Stewart, President, Chief Executive Officer and Director(2)	500,000	—	—	105,000	—	30,000	$1,220,850
Matthew A. Drapkin, Director(3)	69,053	30,769	—	—	28,599	—	$637,536
William F. Kimble, Director(4)	93,606	30,769	—	—	28,599	—	$719,958
Mylle H. Mangum, Director(5)	83,636	30,769	—	—	44,625	—	$805,633
Kevin S. Costello, Director(6)	57,386	—	—	—	—	30,769	$319,649
Joseph E. Whitters, Lead Director(7)	83,636	30,769	—	—	55,157	—	$886,834
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer(8)	100,000	—	—	213,500	—	87,335	$2,319,438
Victor A. Allums, Senior Vice President, General Counsel and Secretary	—	—	—	34,500	—	24,613	$455,761

Notes:

(1)

Mr. Owens’ options total includes (a) 11,395 Company Stock Options at an exercise price of $4.07, (b) 35,000 Company Stock Options at an exercise price of $4.50, (c) 35,000 Company Stock Options at an exercise price of $5.04, and (d) 13,636 Company Stock Options at an exercise price of $6.35.

(2)	The 500,000 Company Stock Options granted to Mr. Stewart have an exercise price of $7.35.
(3)	Mr. Drapkin’s options total includes (a) 55,417 Company Stock Options at an exercise price of $4.80 and (b) 13,636 Company Stock Options at an exercise price of $6.35.
(4)

Mr. Kimble’s options total includes (a) 9,970 Company Stock Options at an exercise price of $3.91, (b) 35,000 Company Stock Options at an exercise price of $4.50, (c) 35,000 Company Stock Options at an exercise price of $5.04, and (d) 13,636 Company Stock Options at an exercise price of $6.35.

(5)

Ms. Mangum’s options total includes (a) 35,000 Company Stock Options at an exercise price of $4.50, (b) 35,000 Company Stock Options at an exercise price of $5.04, and (c) 13,636 Company Stock Options at an exercise price of $6.35.

(6)	Mr. Costello’s options total includes (a) 43,750 Company Stock Options at an exercise price of $6.25 and (b) 13,636 Company Stock Options at an exercise price of $6.35.
(7)

Mr. Whitters’ options total includes (a) 35,000 Company Stock Options at an exercise price of $4.50, (b) 35,000 Company Stock Options at an exercise price of $5.04, and (c) 13,636 Company Stock Options at an exercise price of $6.35.

(8)

Mr. Abkemeier’s Company Stock Options were granted at an exercise price of $8.96, which is greater than the Per Share Price of the Merger Consideration. Accordingly, his 100,000 Company Stock Options are currently valued at $0.

Employment Arrangements

Our executive officers are not party to individual change in control agreements, but we have entered into employment agreements with Messrs. Stewart and Abkemeier which provide for severance benefits and obligations in connection with the termination of each named executive officer’s employment with the Company. We describe each of these agreements in more detail below.

Ronald E. Stewart. On December 13, 2013, we entered into an employment agreement with Mr. Stewart, the Company’s President and CEO. Mr. Stewart’s employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the compensation committee of the Board (the “Compensation Committee”)) and provides that Mr. Stewart will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vested over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vested in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On April 27, 2016, we entered into an amendment to Mr. Stewart’s employment agreement, which extended the term of his agreement until December 31, 2018. The amendment also provided for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 stock appreciation rights (each, a “SAR”), which vested and became payable in cash in a lump sum on June 30, 2018. Upon vesting of the SARs, the Company paid Mr. Stewart an amount equal to the excess of (i) $9.70, the fair market value, as of June 29, 2018 (the last trading day before June 30, 2018), of the shares of the Company common stock with respect to the SARs that became vested and payable over (ii) the aggregate initial value of such SARs. The initial value of each SAR was equal to $4.71, the closing price of the Company’s common stock on April 27, 2016.

On October 25, 2017, we entered into a second amendment to Mr. Stewart’s employment agreement which, among other things, increased Mr. Stewart’s annual base salary from $515,000 to $550,000, increased Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary and to conform to Mr. Stewart’s 2017 incentive opportunities under the Company’s 2017 Short-Term Incentive Plan) from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively, and updated the “Restricted Territory” in which Mr. Stewart will be restricted from certain activities after the termination of his employment with the Company. The second amendment to Mr. Stewart’s employment agreement further extended the term of the agreement until December 31, 2021 and provided for the grant to Mr. Stewart of stock options to acquire 500,000 shares of the common stock, no par value, of the Company, at an exercise price of $7.35 (the “2017 Stock Options”). The 2017 Stock Options have a five-year term. One-third of the 2017 Stock Options (rounded down to the nearest whole share) vested and become exercisable as of December 31, 2019, and the remaining two-thirds of the 2017 Stock Options (rounded down to the nearest whole share) will vest and become exercisable in equal installments on December 31, 2020 and December 31, 2021, subject to Mr. Stewart’s continued employment through such dates.

On December 13, 2018, the Compensation Committee approved an increase in Mr. Stewart’s salary to $625,000, effective as of January 1, 2019.

Pursuant to Mr. Stewart’s amended employment agreement, other than within two years after a change of control, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, Mr. Stewart is entitled to: (i) payment of his annual base salary for the period equal to 12 months; (ii) payment of any actual earned full-year bonus (prorated) for the year in which Mr. Stewart’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for 12 months; (iv) payment of any accrued obligations; (v) vesting of a prorated number of outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment of Mr. Stewart through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services. If Mr. Stewart is terminated within two years of a change of control, he is entitled to receive the same payments and benefits described in the preceding sentence except that (A) the payment of his annual base salary shall be for the period equal to 18 months and (B) his health care plan coverage shall continue for 18 months. In addition, in connection with a change of control, pursuant to the respective award agreements, Mr. Stewart’s outstanding unvested options and restricted stock with service-based vesting will vest in full and unvested PBUs will vest and become payable at the target performance level. If Mr. Stewart is terminated within two years after a change of control, he would be entitled to receive the severance described below in the table titled “Potential Change in Control Payments to Named Executive Officers” and the footnotes associated therewith under the heading “—Golden Parachute Compensation.” Additionally, if the Company fails to provide written notice to Mr. Stewart, at least 120 days prior to the expiration of the term of his employment agreement, that the Company does not intend to seek an extension of his term, and Mr. Stewart terminates his employment upon expiration of the term in accordance with such agreement, Mr. Stewart also shall be entitled to receive payment of his annual base salary for a period of four months. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested stock options.

Kurt J. Abkemeier. On January 3, 2019, we entered into an employment agreement with Mr. Abkemeier, the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Abkemeier’s employment agreement provides for an annual base salary of $350,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Abkemeier will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Abkemeier a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, 32,000 shares of restricted stock, which vest over a period of three years from the date of the grant, and 12,000 PBUs, which vest in accordance with terms comparable to the terms of the PBUs granted to the Company’s executive officers on May 29, 2018. Pursuant to his employment agreement, Mr. Abkemeier was also granted an additional 24,000 PBUs, which will vest and become payable on substantially the same terms as the PBUs granted to other executive officers of the Company on November 15, 2019. In addition, Mr. Abkemeier’s employment agreement contains standard non-competition and non-solicitation provisions. Mr. Abkemeier is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Abkemeier’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On February 13, 2020, Mr. Abkemeier was appointed Executive Vice President, Chief Financial Officer and Treasurer (previously serving as the Company’s Chief Financial Officer and Treasurer). In connection with his appointment, Mr. Abkemeier’s annual salary was increased to $400,000 and he will be eligible for an annual incentive bonus (at target equal to 75% of his annual base salary and at a maximum of not less than 150% of his annual base salary) in accordance with the terms of the Company’s Short Term Incentive Plan.

Pursuant to Mr. Abkemeier’s employment agreement, other than within two years after a change of control, if the Company terminates Mr. Abkemeier’s employment without cause, Mr. Abkemeier terminates his employment for good reason, or Mr. Abkemeier’s employment terminates upon the Company’s failure to renew, Mr. Abkemeier will be entitled to: (i) payment of his annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service Mr. Abkemeier has with the Company; (ii) payment of any actual earned full-year bonus (prorated) for the year in which Mr. Abkemeier’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service Mr. Abkemeier has with the Company; (iv) payment of any accrued obligations; (v) vesting of a prorated number of outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services. If Mr. Abkemeier is terminated within two years of a change of control, he is entitled to receive the same payments and benefits described in the preceding sentence except that (A) the payment of Mr. Abkemeier’s annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company, and (B) Mr. Abkemeier’s health care plan coverage shall continue for the period equal to the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company. In addition, in connection with a change of control, pursuant to the respective award agreements, Mr. Abkemeier’s outstanding unvested options and restricted stock with service-based vesting will vest in full and the PBUs granted to Mr. Abkemeier will vest and become payable at the target performance level upon a change of control of the Company. If Mr. Abkemeier is terminated within two years after a change of control, he would be entitled to receive the severance described below in the table titled “Potential Change in Control Payments to Named Executive Officers” and the footnotes associated therewith under the heading “—Golden Parachute Compensation.” If the Company terminates Mr. Abkemeier’s employment for cause or Mr. Abkemeier terminates his employment for other than good reason, the employment agreement terminates and Mr. Abkemeier forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested stock options.

Gregory J. Owens. In January 2019, the Board of Directors appointed Mr. Owens to serve as the Company’s Executive Chairman and the Compensation committee approved an annual base salary for Mr. Owens of $415,000. On April 16, 2019, upon consideration of the responsibilities undertaken by Mr. Owens following his appointment as Executive Chairman, the Compensation Committee granted to Mr. Owens 104,856 shares of time-vested restricted stock as follows: (i) 48,059 shares, which vest in eleven installments of 4,369 shares on each of the first through eleventh monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary, and (ii) 56,797 shares, which vest in thirteen installments of 4,369 shares on each of the twelfth through twenty-fourth monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary. Pursuant to the terms of the applicable restricted stock award agreements, in connection with a change of control, Mr. Owens’ outstanding unvested restricted stock would vest in full.

280G Mitigation Actions

In connection with the Merger, Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer, may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”). To mitigate the potential impact of Section 280G on the Company and Mr. Abkemeier and to preserve certain tax deductions for the Company, in accordance with the terms of the Merger Agreement, the Compensation Committee approved an early payment in December 2020 of a portion (which otherwise would have been paid in 2021) of the payment which was expected to be made to Mr. Abkemeier under the Company’s 2020 Short Term Incentive Plan, in an amount of $250,000.

Potential for Future Employment Arrangements

To our knowledge, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of PRGX, on the one hand, and Parent, Merger Sub, any of their affiliates or PRGX, on the other hand, existed as of the date of this proxy statement, and the Merger is not conditioned upon any executive officer or director of PRGX entering into any such agreement, arrangement or understanding.

It is possible that certain members of our current management team will enter into employment arrangements with the Surviving Corporation which may become effective following the completion of the Merger. Such arrangements may include the right to purchase or participate in the equity of the Surviving Corporation or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into before the Merger and will not become effective until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Golden Parachute Compensation

The table below, captioned “Potential Change in Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding compensation payable to named executive officers whose compensation is subject to an advisory vote of the shareholders as described below in the section of the proxy statement captioned “Proposal 3: Advisory Vote Regarding Golden Parachute Compensation.” The named executive officers of the Company are the chief executive officer, chief financial officer, and the next other most highly compensated executive officer, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”). The table assumes the consummation of the Merger occurred on January 11, 2021, the latest practicable date to determine such amounts prior to the filing of this proxy statement and the employment of the named executive officer was terminated without “cause” on such date.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)(5)
Gregory J. Owens, Executive Chairman	—	400,563	—	400,563
Ronald E. Stewart, President, Chief Executive Officer and Director	1,622,381	1,336,500	20,000	2,978,881
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer	678,743	2,383,685	39,477	3,101,905

Notes:

(1)

The cash payment payable to Mr. Stewart consists of (i) salary continuation for a period of 18 months; (ii) any actual earned full-year bonus (prorated) for the year in which the named executive officer’s employment termination occurs; and (iii) payment of any accrued obligations. The cash payment payable to Mr. Abkemeier consists of (i) salary continuation for a period equal to the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company; (ii) any actual earned full-year bonus (prorated) for the year in which the named executive officer’s employment termination occurs, inclusive of payments made under the acceleration of the 2020 Short Term Incentive Plan; and (iii) payment of any accrued obligations. The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause (as defined in the employment agreement for such named executive officer) or resignation by the named executive officer with good reason (as defined in the employment agreement for such named executive officer) within two (2) years following the completion of the Merger. For a description of the severance rights under the employment agreements of the named executive officers in the event of an employment termination without a change of control event, refer to the section under the heading “Interests of Certain Persons in the Merger—Employment Arrangements” above.

Mr. Owens does not have an employment agreement and is not entitled to receive any payment upon termination of his employment or change in control other than with respect to certain equity awards as described in Note (2) below.

The cash termination payments described in this column include the following components:

Name	Base Salary ($)	Prorated Bonus ($)*	Accrued Obligations ($)**	Total ($)
Ronald E. Stewart, President, Chief Executive Officer and Director	937,500	18,836	666,045	1,622,381
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer	600,000	9,401	69,702	678,743

*

These amounts reflect a prorated portion of the bonus for each of Mr. Stewart and Mr. Abkemeier assuming the consummation of the Merger occurred on January 11, 2021 and assuming target performance under the 2021 Short Term Incentive Plan. The target bonus amount for Mr. Stewart is 100% of his base salary and the target bonus amount for Mr. Abkemeier is 75% of his base salary.

**

These amounts include cash payments the Company expects to owe to Mr. Stewart and Mr. Abkemeier based on estimated performance under the Company’s 2020 Short Term Incentive Plan, excluding $250,000 of Mr. Abkemeier’s expected bonus under the 2020 Short Term Incentive Plan which was paid out to him in December 2020. These amounts do not include any accrued but unpaid base salary that would also be payable to Mr. Stewart and Mr. Abkemeier.

(2)

As described above in the section captioned “—Treatment of Outstanding Equity Awards,” the equity amounts consist of the cash payment amounts paid in connection with the cancellation of vested and unvested Company Options, Company RSUs, Company PBUs, Company Restricted Stock, Company SARs and Company Deferred Compensation Stock Units. The amounts shown are based on the number of such equity-based awards held by each named executive officer as of January 11, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. The above payments are “single-trigger” in nature as they are payable immediately following the completion of the Merger regardless of whether a termination of employment occurs. The equity payments in this column include the following components:

Name	Company Options ($)*	Company RSUs ($)	Company Restricted Stock ($)	Company PBUs ($)	Company SARs ($)	Total ($)
Gregory J. Owens, Executive Chairman	265,823	—	134,740	—	—	400,563
Ronald E. Stewart, President, Chief Executive Officer and Director	180,000	—	346,950	809,550	—	1,336,500
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer	—	—	737,600	1,646,085	—	2,383,685

*	For the avoidance of doubt, the payment amounts with respect to Company Options include cash payment amounts paid in connection with the cancellation of both vested and unvested Company Options.
(3)

Mr. Stewart is entitled to receive (i) continuation of health care plan coverage for a period of 18 months and (ii) up to $20,000 of outplacement services. Mr. Abkemeier is entitled to receive (i) continuation of health care plan coverage for a period equal to the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company and (ii) up to $20,000 of outplacement services.

The amounts reflected in the column above reflect health benefits rates in effect as of January 11, 2021. The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause (as defined in the employment agreement for such named executive officer) or resignation by the named executive officer with good reason (as defined in the employment agreement for such named executive officer) following the completion of the Merger. For a description of the severance rights under the employment agreements of the named executive officers in the event of an employment termination without a change of control event, refer to the section under the heading “Interests of Certain Persons in the Merger—Employment Arrangements” above.

Mr. Owens does not have an employment agreement and is not entitled to receive any payment upon termination of his employment or change in control other than with respect to certain equity awards as described in Note (2) above.

(4)

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

(5)	The following table provides a summary of the single-trigger and double-trigger payments payable to each of the named executive officers as described in further detail above:

Name	Single-Trigger Payments ($)(A)	Double-Trigger Payments ($)(B)
Gregory J. Owens, Executive Chairman	400,563	—
Ronald E. Stewart, President, Chief Executive Officer and Director	1,336,500	1,682,381
Kurt Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer	2,383,685	718,220

Notes:

(A)

The cash payments made to Mr. Owens, Mr. Stewart and Mr. Abkemeier in connection with the cancellation of their equity awards are single-trigger payments as they are payable immediately following the completion of the Merger regardless of whether a termination of employment occurs.

(B)

As noted above, the payment to Mr. Stewart of (i) salary continuation for a period of 18 months; (ii) any actual earned full-year bonus (prorated) for the year in which Mr. Stewart’s employment termination occurs; and (iii) any accrued obligations, as well as the payment to Mr. Abkemeier of (x) salary continuation for a period equal to the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company; (y) any actual earned full-year bonus (prorated) for the year in which Mr. Abkemeier’s employment termination occurs, inclusive of payments made under the acceleration of the 2020 Short Term Incentive Plan; and (z) any accrued obligations are double-trigger payments as they will only be payable in the event of a termination of employment without cause (as defined in the employment agreement for such named executive officer) or resignation by the named executive officer with good reason (as defined in the employment agreement for such named executive officer) within two (2) years following the completion of the Merger. Similarly, the continuation of health care plan coverage and outplacement services for Mr. Stewart and Mr. Abkemeier are also double-trigger payments, payable only upon a termination of employment without cause or resignation by the named executive officer with good reason following the completion of the Merger.

Employee Benefits

The Merger Agreement provides that, for a period of one year following the Effective Time, each individual who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time (each such individual, a “Continuing Employee”) will be provided with base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health or other retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) that, taken as a whole, are comparable in the aggregate to the base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health or other retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) provided to such Continuing Employee immediately prior to the Effective Time; provided, however, nothing described herein will prohibit the Surviving Corporation and its subsidiaries from providing equivalent equity-based or other incentives that are payable in cash in lieu of equity-based incentives payable in actual equity of the Surviving Corporation.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or Affiliates (as defined in the Merger Agreement), on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person”) as such agreements are in effect on the date of the Merger Agreement.

Further, during the period commencing on the Effective Time and for six years thereafter, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, during the period commencing on the Effective Time and ending on the sixth anniversary of the Effective Time, the Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its subsidiaries or Affiliates in effect on the date of the Merger Agreement, each current or former directors, officers, employees or agents of the Company or any of our subsidiaries or Affiliates against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding (including civil, criminal, administrative or investigative) when such legal proceeding arises out of, or pertains to, (i) the fact that such indemnified persons is or was a director, officer, employee or agent of the Company or such subsidiary or Affiliate; and (ii) any action or omission, or alleged action or omission, occurring at or prior to the Effective Time (including in connection with the approval of the Merger Agreement and the transactions contemplated thereunder), in such indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other Affiliates. The Merger Agreement also provides that the Surviving Corporation will also advance all fees and expenses (including fees and expenses of any counsel) incurred by such indemnified persons in defense of such matters for which such indemnified persons are eligible to be indemnified pursuant to the Merger Agreement.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its subsidiaries or Affiliates in effect on the date of the Merger Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to, (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such subsidiary or Affiliate; or (ii) any action or omission, or alleged action or omission, occurring at or prior to the Effective Time (including in connection with the approval of the Merger Agreement and the consummation of the Merger whether asserted or claimed prior to, at or after the Effective Time), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other Affiliates, or taken at the request of the Company or such subsidiary or Affiliate, including in connection with serving at the request of the Company or such subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to certain applicable provisions of the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. The Merger Agreement also provides that, in the event of any such legal proceeding, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; provided, that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification, and only to the extent required by applicable law or applicable organizational documents of the Company and its subsidiaries or applicable indemnification agreements. Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

The Merger Agreement also provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect to acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are at least as favorable to covered persons to those of the D&O Insurance. In satisfying these obligations, the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a tail policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect and the Surviving Corporation and Parent will be relieved of their obligations to maintain in effect the D&O Insurance described above. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the D&O Insurance for an amount less than or equal to the Maximum Annual Premium, Parent will cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

Representation on the Board of Directors

At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and by applicable law.

The foregoing summaries concerning the treatment of Company Stock Options, Company RSUs, Company SARs, Company PBUs, Company Deferred Compensation Stock Units and Company Restricted Stock held by our directors and officers, employee benefits, the indemnification of our directors and offers, the insurance that will be provided for our directors and officers, and the representation on the Board of the Company does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been attached hereto as Annex A and is incorporated herein by reference.

Material United States Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of Company common stock in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (i.e., generally, property held for investment) and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an S corporation, a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (or an investor in a partnership or S corporation);

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company common stock subject to the alternative minimum tax provisions of the Code;

•

a holder of shares of Company common stock that received the shares of Company common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or a former citizen or long-term resident of the United States.

This summary is based on the Code, the Treasury Regulations promulgated under the Code, and IRS rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect that could adversely affect a holder of Company common stock. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.

For purposes of this discussion, the term “U.S. holder” is a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States” persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

•

A “non-U.S. holder” is any beneficial owner of shares of Company common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

•

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of exchanging the shares of Company common stock pursuant to the merger.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash for shares of Company common stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by certain U.S. holders, including individuals, generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally will include net gains recognized from the disposition of shares of Company common stock in the Merger. A U.S. holder that is an individual, estate or trust is urged to consult its own tax advisors regarding the applicability of the Medicare tax to its recognized gains in respect of any shares of Company common stock such holder disposes of in the Merger.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the disposition of shares of Company common stock pursuant to the Merger. Certain U.S. holders are exempt from backup withholding, including corporations. A U.S. holder will not be subject to backup withholding if the U.S. holder provides a valid taxpayer identification number, which for an individual is ordinarily his or her social security number, and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and any overpayment may entitle the U.S. holder to a refund, if the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary in order for the U.S. Holder not to be subject to backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-U.S. Holders

Payments with Respect to Shares of Company Common Stock

Payments made to a non-U.S. holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will not be subject to U.S. federal income tax on any gain realized upon the exchange of the shares of the Company common stock unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

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the Company is or has been a United States real property holding corporation, (“USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company common stock or the period that the non-U.S. holder held shares of Company common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, which may be offset by U.S. source losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Non-U.S. holders that are corporations also may be subject to a branch profits tax at a rate of 30% (or applicable lower rate under an applicable income tax treaty) in respect of effectively connected gains, as adjusted for certain items.

With respect to the third bullet point above, the determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets. The Company believes it is not and has not been a USRPHC for U.S. federal income tax purposes during the time period described above; however, it has not undertaken a formal determination. If you are a non-U.S. holder and held (actually or constructively) more than five percent (5%) of the shares of Company common stock at any time during the five-year period immediately preceding the date you exchange your shares and we are a USRPHC, any gain you recognize on the exchange of your shares will be treated as income that is effectively connected to a U.S. trade or business, and subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. However, if you are a non-U.S. holder that owns (actually or constructively) five percent or less of the shares of Company common stock at all times during the five-year period ending on the date of disposition, because the shares of Company common stock are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), even if the Company constitutes a USRPHC, any gain realized on the receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to United States federal income tax.

Non-U.S. holders are urged to consult their own tax advisors regarding these rules and any applicable tax treaties that may provide for different results.

Information Reporting and Backup Withholding

A non-U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the exchange of shares of Company common stock pursuant to the Merger. A non-U.S. holder can avoid being subject to backup withholding by certifying on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Proceeds from the exchange of shares of Company common stock pursuant to the Merger conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Non-U.S. holders should consult their own tax advisors regarding the certification requirements for non-United States persons.

Information provided by a non-U.S. holder may be disclosed to such non-U.S. holder’s local tax authorities under an applicable tax treaty or information exchange agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, if the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to

non-U.S. financial institutions and certain other non-U.S. entities. Specifically, subject to the proposed Treasury Regulations discussed below, a 30% withholding tax may be imposed on the proceeds from the exchange of shares of Company common stock pursuant to the Merger paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Holders of shares of Company common stock should consult their own tax advisors regarding the potential application of withholding under FATCA to the proceeds from the exchange of shares of Company common stock pursuant to the merger.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.

Regulatory Approvals and Notices

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “DOJ”) and applicable waiting period requirements have been satisfied. These requirements apply to Parent’s acquisition of the shares of the Company’s common stock in the Merger.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made for the benefit of the parties to the Merger Agreement, and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not place undue reliance on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure. In addition, you should not place undue reliance on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the Company’s filings with the SEC regarding the Company and its business.

Effects of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the GBCC, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent. The Surviving Corporation will continue to do business following the Merger and all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the Effective Time, the Company’s Amended and Restated Articles of Incorporation as in effect prior to the Effective Time will be amended and restated in their entirety to read substantially identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such Amended and Restated Articles of Incorporation, as amended, will become the articles of incorporation of the Surviving

Corporation, provided, however, that, at the Effective Time, the articles of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “PRGX Global, Inc.”. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective time, will become the bylaws of the Surviving Corporation, except that all reference to Merger Sub will automatically be amended to become references to the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, each holding office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and by applicable law.

Closing and Effective Time

The closing of the Merger will take place (1) on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third business day after the satisfaction or waiver of all conditions to the closing of the Merger described below; provided, however, that in no event will Parent or Merger Sub be obligated to consummate the closing of the Merger if the Marketing Period (as defined in the Merger Agreement) has not ended prior to the time that the closing of the Merger would otherwise have occurred pursuant to the foregoing, in which case the closing of the Merger will not occur until the earlier to occur of (x) a date before or during the Marketing Period specified by Parent, in its sole and absolute discretion, on three (3) business days written notice to the Company and (y) three (3) business days following the expiration of the Marketing Period in accordance with its terms; or (2) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing.

Merger Consideration

Common Shares

At the Effective Time, each outstanding share of Company common stock (excluding shares (i) held directly by the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”), (ii) owned by any direct or indirect wholly-owned subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (collectively, the “Converted Company Shares”) or (iii) held by any shareholder of the Company who or which is entitled to dissenters’ rights under Article 13 of the GBCC and properly exercises and perfects dissenters’ rights of such shares pursuant to, and complies in all respects with, the applicable provisions of the GBCC) will be converted into the right to receive the Per Share Price in cash without interest and less any applicable withholding taxes. All Shares converted into the right to receive the Per Share Price shall automatically be canceled and cease to exist.

Treatment of Dissenting Common Shares

Shares of Company common stock that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder who is entitled to demand, and has demanded and properly exercised dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of the GBCC, will not be converted into the right to receive the Price Per Share. At the Effective Time, such dissenting shareholders will cease to have any rights to such shares of Company common stock except for the right to receive payment of the fair value of such shares as may be determined to be due in accordance with the GBCC, as described in the section of this proxy statement entitled “Dissenters’ Rights.” All such shares of Company common stock that are shares held by any dissenting shareholder who will have failed to perfect or who otherwise will have withdrawn, in accordance with the GBCC, or lost such dissenting shareholder’s rights to demand payment in respect of such shares of Company common stock under the GBCC, will thereupon be deemed to have been converted into the right to receive, without any interest thereon, the Price Per Share, without interest and less applicable withholding taxes.

Treatment of Equity Awards

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Company Stock Options. Parent will not assume any Company Stock Options. At the Effective Time, any outstanding Company Stock Options, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price, less the exercise price per share attributable to such Company Stock Options multiplied by (ii) the total number of shares of Company common stock then issuable upon exercise in full of such Company Stock Options, less any required withholding taxes. With respect to Company Stock Options which have an exercise price equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

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Company RSUs. Parent will not assume any Company RSUs. At the Effective Time, all outstanding Company RSU awards whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock subject to such Company RSU award, less any required withholding taxes.

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Company SARs. Parent will not assume any Company SARs. At the Effective Time, all outstanding Company SAR awards for which the exercise price per share is less than the Per Share Price whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company SAR) multiplied by (ii) the total number of shares of Company common stock to which such Company SAR award relates, less any required withholding taxes.

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Company PBUs. Parent will not assume any Company PBUs. At the Effective Time, all outstanding Company PBU awards, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock subject to such Company PBU award, less any required withholding taxes. The number of shares of Company common stock subject to a PBU with performance-based vesting will be deemed to be the number of shares eligible to vest assuming target performance.

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Company Restricted Stock. Parent will not assume any Company Restricted Stock. At the Effective Time, all outstanding awards of Company Restricted Stock, whether vested or unvested, will be vest in full and be converted into the right to receive a cash payment, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company common stock to which such Company Restricted Stock award relates, less any required withholding taxes.

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Company Deferred Compensation Stock Unit. As of the Effective Time, in accordance with the terms of the Directors Plan, the Company will take all actions reasonably necessary to provide that (i) the Directors Plan is terminated as of the Effective Time, (ii) no director will be eligible to participate in the Directors Plan after the Effective Time, (iii) the Deferral Account (as defined in the Directors Plan) of each director participating in the Directors Plan will be distributed to each such director, including each Company Deferred Compensation Stock Unit (the value of which shall be determined based on the Per Share Price) will be distributed to each such director, provided that such termination and all the related foregoing actions will be contingent upon the occurrence of the Effective Time. Additionally, if any outstanding Company RSUs granted to a director of the Company prior to the Effective Time are subject to a deferral election under the Directors Plan, such Company RSUs will be deemed to have been deferred into the Directors Plan in accordance with the applicable deferral election and then distributed to the director in payment of his or her Deferral Account as of the Effective Time.

Payment for Shares

Before the Effective Time, but not less than ten (10) business days prior to the date on which the consummation of the Merger actually occurs (the “Closing Date”), Parent and the Company will jointly select a

Paying Agent to make payment of the Merger Consideration. At or prior to the closing of the Merger, Parent will irrevocably deposit, or cause to be deposited, with the Paying Agent, cash equal to the aggregate consideration to which holders of Company common stock become entitled to pursuant to the Merger Agreement.

Promptly after the Effective Time (and in any event within (3) business days), Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than holders of Owned Company Shares and Converted Company Shares) of (i) a Certificate or Certificates; and (ii) Uncertificated Shares (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent; and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for payment of the Merger Consideration payable in respect thereof. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive an amount in cash equal to (x) the aggregate number of shares of Company common stock represented by each such Certificate, multiplied by (y) the Per Share Price, less any required withholding taxes. Any surrendered Certificates will subsequently be cancelled. In the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to (1) the aggregate number of shares of Company common stock represented by such holder’s transferred Uncertificated Shares multiplied by (2) the Per Share Price, less any required withholding taxes. The transferred Uncertificated Shares so surrendered will subsequently be cancelled.

If any cash deposited with the Payment Agent is not claimed within one (1) year after the Effective Time, such cash will be returned, upon demand, to Parent (or the Surviving Corporation as directed by Parent), together with any interest or other income received with respect to the Payment Fund, and any holders of Company common stock that were issued and outstanding immediately prior to the Merger who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent, as general creditors thereof, for any claim to the Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed by holders of Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

You will not be entitled to receive the Merger Consideration until you deliver all required documentation to the Paying Agent. You should not return your Certificates with the enclosed proxy card, and you should not forward your Certificates to the Paying Agent without a letter of transmittal.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	the organizational documents of the Company and its subsidiaries;

•	the Company’s power and authority to enter into and perform the Merger Agreement and to consummate the Merger;

•	the necessary approvals of the Board;

•	the rendering of Truist Securities’ fairness opinion to the Board;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of shareholders of the Company in connection with the Merger Agreement;

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the absence of any conflict or violation of organizational documents of the Company or certain subsidiaries, or existing contracts of, or laws applicable to, or permits held by, the Company or its subsidiaries, or the resulting creation of any lien upon the Company’s properties or assets (or any properties or assets of any of the Company’s subsidiaries) due to the execution and delivery of the Merger Agreement by the Company, the performance by the Company thereof and the consummation of the Merger;

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required consent, approval, order or authorization of, filing or registration with, or notification to any person or governmental authority in connection with the execution and delivery of the Merger Agreement by the Company, the performance by the Company thereof and the consummation of the Merger;

•	the capitalization and outstanding equity awards of the Company;

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the absence of any undisclosed security, option, warrant or other right exchangeable for or convertible into shares of common stock (except for the Company RSUs, Company PBUs, Company SARs, Company Stock Options, Company Restricted Stock, Deferred Compensation Stock Units and the Deferral Accounts under the Directors Plan);

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the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities and the absence of preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company securities;

•	the Company’s subsidiaries;

•	the accuracy, compliance with law and required filings of certain of the Company’s SEC filings and financial statements;

•	the Company’s financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of any undisclosed joint ventures, off-balance sheet partnership, or any similar contract or arrangement or any off-balance sheet arrangements;

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the Company not engaging in any material transactions with respect to its, or any of its subsidiaries, business or operations, maintaining any bank account therefor or using any funds of the Company or any of its subsidiaries in the conduct thereof that are not reflected in the normally maintained books and records of the business or where all necessary corporate or company actions and/or approvals, as applicable, have not been obtained;

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the Company not applying for or accepting either any loan pursuant to the Paycheck Protection Program in Sections 1102 and 1106 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), respectively, any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or any loan or funds from similar applicable laws enacted in response to the coronavirus (“COVID-19”) pandemic;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes in the conduct of the business of the Company and its subsidiaries in the ordinary course of business since December 31, 2019, the Company’s compliance with certain forbearance covenants made in the Merger Agreement since December 31, 2019 and the absence of a Company Material Adverse Effect since December 31, 2019;

•	the existence and validity of specified categories of the Company’s and certain of its subsidiaries’ material contracts, and absence of breach or default pursuant to any such material contracts;

•	relationships with certain customers and suppliers;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	personal property owned or leased by the Company and its subsidiaries;

•	environmental matters;

•	intellectual property, computer systems and data privacy matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	accuracy of information in this proxy statement and any other required company filing with the SEC in connection with the Merger;

•	litigation matters;

•	insurance matters;

•	accounts receivables of the Company and its subsidiaries;

•	absence of certain contracts, transactions, arrangements or understandings between the Company or any of its subsidiaries and any Affiliate or related person;

•	sufficiency of assets leased or owned by the by the Company and its subsidiaries;

•	payment of fees to brokers in connection with the Merger Agreement;

•	anti-corruption matters and compliance with various applicable laws including the Foreign Corrupt Practices Act of 1977;

•	matters regarding government contracts and government bids; and

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trade control matters, including compliance with all applicable statutory and regulatory requirements under export control and sanctions laws and the absence of legal proceedings pertaining to the Company’s or any of its subsidiaries’ export transactions.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger and the transactions contemplated hereby; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

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changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	changes in conditions in the industries in which the Company and its subsidiaries conduct business;

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any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

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earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics, plagues, pandemics (including COVID-19 and any action taken by the Company directly in response to COVID-19, including any compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar applicable law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization) or other outbreaks of illness or public health events and other similar events in the United States or any other country or region of the world;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

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any Effect resulting from the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, lenders, lessors, customers, partners, regulators, governmental authorities, vendors or any other third person (provided, however, that this clause will not apply to the Company’s representation and warranty with respect to the absence of conflicts with the Company’s organizational documents and the Company’s contracts);

•	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

•	changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement or interpretation of any of the foregoing);

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changes in the price or trading volume of the Company common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

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any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that in the case of each of (A) and (B) any cause of any such failure may be deemed to constitute, in and of itself, a Company

Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the unavailability or cost of equity, debt or other financing to Parent or Merger Sub;

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any shareholder litigation related to the Merger or other legal proceeding threatened, made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board arising out of the Merger (it being understood that the underlying facts related to such legal proceeding may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•	any matters expressly disclosed by the Company in its disclosure letter delivered to Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other things:

•	due organization, good standing and authority and power to conduct business with respect to Parent and Merger Sub, and availability of the organizational documents of Parent and Merger Sub;

•	Parent and Merger Sub’s power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

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the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent’s or Merger Sub’s properties or assets due to the Merger Agreement and the performance thereof;

•	required governmental consents and regulatory filings in connection with the Merger Agreement;

•	the absence of certain litigation, orders and investigations;

•	ownership of common stock of the Company;

•	payment of fees by Parent and Merger Sub to brokers in connection with the Merger;

•	operations of Parent and Merger Sub;

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the absence of any required consent of holders of any capital stock of, or other equity or voting interests in, Parent and the approval of Parent as the only approval of the capital stock interests of Merger Sub necessary to approve the Merger Agreement;

•	the Guarantee delivered by the Guarantor concurrently with the execution and delivery of the Merger Agreement;

•	matters with respect to Parent and Guarantor’s financing and sufficiency of funds;

•	the absence of any arrangements with any shareholder, director, officer, employee or other Affiliate of the Company related to the Merger;

•	the solvency of the Surviving Corporation and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	the terms of the representations and warranties made by the Parent, Merger Sub and the Company; and

•	accuracy of information supplied by Parent or Merger Sub for inclusion in this proxy statement or other required Company filings.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of the Company

The Merger Agreement provides that, except as (i) contemplated by the Merger Agreement, (ii) required by applicable law, (iii) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Merger Agreement, or (iv) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), at all times from the date of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to:

•

subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of normal operations of the business of the Company and its subsidiaries, taken as a whole, consistent with past practices through the date of the Merger Agreement (“Ordinary Course of Business”);

•	with respect to the Company and each of its material subsidiaries, maintain its existence in good standing pursuant to applicable law;

•	maintain its cash management policies and practices; and

•

use its reasonable best efforts to preserve intact, in all material respects, its business organization, material assets and existing relationships with customers, suppliers, and governmental authorities.

The Company has also agreed that, until the Effective Time, except as (i) set forth in the disclosure schedule that the Company delivered to Parent and Merger Sub on the date of the Merger Agreement, (ii) approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) required by applicable law, or (iv) as expressly contemplated by the terms of the Merger Agreement, all times from the date of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company shall not (and shall cause each of its subsidiaries to not):

•	amend, modify, waive, rescind or otherwise change the Company’s charter, its bylaws or any organizational document of the Company or any of its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities (as defined in the Merger Agreement);

•	acquire, repurchase or redeem any Company Securities;

•

adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest;

•	declare, set aside or pay any dividend or other distribution;

•

pledge or encumber any shares of its capital stock or other equity or voting interest, modify the terms of any shares of its capital stock or other equity or voting interest, or enter into any agreement with respect to the voting or registration of shares of Company Securities;

•	incur, assume or suffer any indebtedness or issue any debt securities;

•

assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of the Company;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon;

•

enter into, adopt, amend (including acceleration of vesting), modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of the Merger Agreement or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan;

•

increase the compensation or benefits of, or grant or provide any severance or termination payments or benefits to, any director, officer, individual independent contractor or former or current employee of the Company or of any of its subsidiaries;

•

grant any new equity awards, or amend or modify the terms of any outstanding equity awards (including, without limitation, any Company RSUs, Company PBUs, Company SARs, Company Restricted Stock, Company Options and Deferred Compensation Stock Units;

•	forgive any loans, issue any loans or advance any loans to any current or former director, officer or employee;

•	promote, demote, hire or engage any officer, director or employee or engage any individual independent contractor;

•	terminate the employment or engagement (other than for cause) of any officer, director, employee or individual independent contractor;

•

change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by applicable law to be funded by actuarial calculations or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•	provide any other compensation or other benefits to any current or former director, officer or employee;

•

revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the Ordinary Course of Business; or make any material change in any accounting principles or practices (except as required by applicable law or GAAP);

•	settle any pending or threatened material legal proceeding;

•	make, change or revoke any material tax election, settle or compromise any material tax claim, audit, proceeding or assessment, change any tax accounting period, or change any tax accounting method;

•	incur or commit to incur any capital expenditures;

•

enter into, modify in any material respect, amend in any material respect, terminate, cancel or waive any material right or claim under any (A) contract that if so entered into, modified, amended or terminated (other than any Material Contract (as defined in the Merger Agreement) that has expired in accordance with its terms) would have a Company Material Adverse Effect or (B) Material Contract, except, in each case, in the Ordinary Course of Business;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets);

•	enter into any joint venture;

•	form or dissolve any subsidiary;

•	enter into any contract that restricts or limits the conduct or operations of the business of the Company or any of its subsidiaries in any material respect;

•	amend, modify, extend, renew or terminate any lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

•	fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice of the Company and its subsidiaries;

•

enter into, amend, modify, terminate or rescind any Material Contract or otherwise waive, release or assign any of its material rights, claims or benefits with respect to any Material Contract, other than in the Ordinary Course of Business;

•	enter into, amend, modify, terminate or rescind any Contract pertaining to any Company System (as defined in the Merger Agreement), other than in the Ordinary Course of Business; or

•	agree to, authorize or enter into a Contract to take any of the actions prohibited by the Merger Agreement.

No Solicitation

Subject to the procedures and terms associated with the receipt of a Superior Proposal (as defined below) set forth in the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal (as defined below);

•

furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (subject to certain exceptions);

•	approve, endorse or recommend an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal); or

•

authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement (as defined below) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

The Company has also agreed that, from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will use its reasonable best efforts to cause its and its subsidiaries’ unaffiliated Representatives not to, directly or indirectly, (x) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (y) grant any waiver, amendment or release under any takeover laws or (z) resolve, agree or propose to do any of the foregoing, in each case, except if the Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law, in which case the Company has agreed to give prompt notice to Parent of such determination, and in any event within twenty-four (24) hours, after taking any such action.

Notwithstanding the restrictions described above, from the date of the Merger Agreement continuing until the Company receipt of the required Shareholder Approval, the Company and the Board may, after giving Parent reasonably prompt notice of its intent to do so, directly or indirectly through one or more Representatives (including Truist Securities), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined below) to any person or its Representatives that has made, renewed or delivered to the Company a written Acquisition Proposal after the date of the Merger Agreement that did not result from any material breach of the negotiation and solicitation restrictions set forth in the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), if and only if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. The Company must promptly make available to Parent any material non-public information concerning the Company and its subsidiaries that was not previously made available to Parent, and in any event twenty-four (24) hours after, making such information available to such person or its Representatives.

The Board’s Recommendation; Company Board Recommendation Change; Entry into Alternative Acquisition Agreement

Subject to the provisions described below and after due and careful discussion and consideration, the Board is unanimously in favor of the Merger Agreement and the transactions contemplated thereby and believes that the Merger and the transactions contemplated thereby are advisable to, fair to, and in the best interests of the Company and its shareholders and has made the recommendation that shareholders of the Company vote “FOR” the Merger.

Except as permitted by the Merger Agreement, at no time after the date of the Merger Agreement may the Board take any of the following actions (any such action, a “Company Board Recommendation Change”):

•

withhold, withdraw, amend or modify or materially qualify the Company Board Recommendation (as defined in the Merger Agreement) in a manner adverse to Parent or make any public statement that is inconsistent with the Company Board Recommendation;

•	adopt, approve or recommend to the Company shareholders an Acquisition Proposal;

•

fail to publicly recommend against any Acquisition Proposal or fail to reaffirm upon request of Parent the Company Board Recommendation, in either case within ten (10) business days (or such fewer number of days as remain prior to the Special Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Board to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change);

•	fail to include the Company Board Recommendation in this proxy statement;

•	publicly propose to do any of the foregoing; or

•	cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement.

However, none of the determination by the Board that an Acquisition Proposal constitutes a Superior Proposal, the public disclosure by the Company of such determination with an express statement that the Company Board Recommendation has not changed, or the delivery of any notice of by the Company of a Company Board Recommendation Change required by the Merger Agreement will constitute a Company Board Recommendation Change.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Company’s receipt of the required Shareholder Approval, if the Company has received a bona fide written Acquisition Proposal that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal concurrently with the termination of the Merger Agreement; provided, however, that the Board has agreed not take any action described in the foregoing clauses (A) and (B) unless:

•

following the Notice Period (as defined below), the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after taking into account any revisions to the Merger Agreement made or proposed by Parent in writing, the failure to take such action would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law;

•	the Company has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•

(1) the Company has provided written notice to Parent at least four (4) business days in advance (the “Notice Period”) to the effect that the Board has (i) received a Superior Proposal and (ii) intends to (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (y) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal concurrently with the termination of the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such actions, including the identity of the person or group making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal; (2) during the Notice Period, the Company and its Representatives have kept Parent and its Representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly, and in any event within twenty-four (24) hours, after receipt providing to Parent copies of any additional or revised Acquisition Agreements); and (3) the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law; provided, however, that in the event of any substantive revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice; and

•

in the event of any termination of the Merger Agreement in order to cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated the Merger Agreement in accordance with the applicable terms of the Merger Agreement, including paying (or causing to be paid) the Company Termination Fee (as defined below) in accordance with Merger Agreement.

Other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law, provided, however, that the Board shall not effect such a Company Board Recommendation Change unless:

•

the Company has provided prior written notice to Parent at least three (3) business days in advance to the effect that the Board has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice will specify the applicable Intervening Event in reasonable detail; and

•

prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) business day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably expected to cause the Board to violate its fiduciary duties under applicable law.

For purposes of this proxy statement and the Merger Agreement:

•

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of the Merger Agreement; or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal). If the confidentiality and use provisions of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the confidentiality and use provisions of the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty.

•	“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

•

“Acquisition Transactions” means any transaction or series of related transactions (other than the Merger) involving: (i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company common stock representing more than 20% of the Company common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group (as defined under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company common stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or Group of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any Person or Group would, directly or indirectly, hold shares of Company common stock representing more than 20% of the Company common stock outstanding after giving effect to the consummation of such transaction.

•

“Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the Company shareholders, in either case that (A) is not known by the Board as of the date of the Merger Agreement or that was not reasonably foreseeable as of the date of the date of the Merger Agreement and (B) does not relate to any Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be deemed an Intervening Event: (i) changes in the stock price of the Company, as such, it being understood that, subject to the other limitations set forth in this definition, one or more events underlying a change in the Company’s stock price may qualify as an Intervening Event; (ii) any event, change or circumstance relating to Parent, Merger Sub or any of their respective Affiliates; or (iii) the timing of any regulatory approvals or other action by or in respect of any Governmental Authority with respect to the Merger.

•

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company shareholders (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

Financing Efforts

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, each of Parent and Merger Sub have agreed, subject to the terms and conditions of the Merger Agreement, to use their respective reasonable best efforts to take all actions and to do all things necessary, proper and advisable to arrange, consummate and obtain the Financing (as defined in the Merger Agreement) on a timely basis, but in any event no later than the closing of the Merger, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any fee letter delivered in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”)) described in the Debt Commitment Letter and Equity Commitment Letter and any related Fee Letter (collectively, the “Financing Letters”). The Company has also agreed that, prior to the Effective Time, it will use its reasonably best efforts, and will cause each of its subsidiaries to uses its respective reasonable best efforts, to provide Parent, in each case, at Parent’s sole expense, with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with certain actions specified in the Merger Agreement.

Notwithstanding the foregoing, neither the Company or any of its subsidiaries are required to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (2) cause any condition with respect to the Merger to fail to be satisfied; (3) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing of the Merger; (4) give any indemnities that are effective prior to the Effective Time; or (5) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its subsidiaries, or breach any confidentiality obligations of the Company or any of its subsidiaries. In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the consummation of the Merger or that must be effective prior to the Effective Time, in each case other than executing customary authorization letters in bank information memoranda and/or high yield prospectuses or memoranda. Nothing in the Merger Agreement with respect to the Debt Financing will require (A) any Representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action with respect to the Debt Financing specified in the Merger Agreement that could reasonably be expected to result in personal liability to such Representative; or (B) the Board (or a committee thereof) to approve any financing or contracts related thereto prior to the Effective Time.

Additionally, Parent has also agreed to (1) reimburse the Company for any reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its subsidiaries and their respective Representatives described herein, promptly upon request by the Company following termination of the Merger Agreement pursuant to its terms, and (2) indemnify and hold harmless the Company, it subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to the Merger Agreement or the provision of information utilized in connection therewith (other than arising from (A) historical financial information related to the Company and its subsidiaries provided expressly for use in connection with the Debt Financing, or (ii) the gross negligence, fraud, willful misconduct, intentional misrepresentation or intentional breach of the Merger Agreement by the Company, its subsidiaries or any of their respective Representatives).

Moreover, each of Parent, Merger Sub and Guarantor have agreed to not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters or any definitive agreement relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, below the Required Amount (as defined in the Merger Agreement); (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would, when taken as a whole, reasonably be expected to (A) materially delay or prevent the Closing of the Merger; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, materially less likely to occur; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto; provided, that Parent and Merger Sub may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof, and (2) to add, replace or substitute lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of the Merger Agreement substantially in accordance with the terms in effect on the date hereof, so long as such addition, replacement or substitution of lenders, lead arrangers, bookrunners, syndication agents or similar entities would not adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing. Parent has agreed to promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters. Any reference to (I) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified and (II) ”Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified. The Parent has agreed that it will not, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), release or consent to the termination of any individual lender under the Debt Commitment Letters prior to the first to occur of closing of the Merger and the expiration of the Debt Commitment Letter in accordance with its terms, except for (x) assignments and replacements of an individual lender under the terms of the Debt Financing under the Debt Commitment Letters; or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to the terms of the Merger Agreement.

Marketing Period

In addition to the conditions of the Merger described above, the Merger is conditioned upon the completion of the Marketing Period. Under the Merger Agreement, the Company has agreed to allow Parent a period of twenty (20) consecutive business days commencing on January 18, 2021 throughout and at the end of which Parent shall have certain historical financial statements of the Company identified in the Debt Commitment Letter (the “Required Financial Information”) and the Required Financial Information will be Compliant (as defined in the Merger Agreement).

Efforts to Close the Merger; Antitrust Filings

Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, do (or cause to be done) all things, and assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner applicable, the Merger, including (1) causing the closing conditions to the Merger to be satisfied, (2) obtaining all consents, waivers, approvals, order and authorizations from governmental authorities and making all registrations, declarations and filings with government authorities, in each case that are necessary or advisable to consummate the Merger, (3) using commercially reasonable efforts to obtain the consent of each counterparty to certain contracts set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Merger Agreement, and (4) executing and delivering any contracts and other instruments that are reasonably necessary to consummate the Merger.

The parties have also agreed to make certain regulatory filings as described in more detail under the section of this proxy statement captioned “The Merger—Regulatory Approvals and Notices,” including filing with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act within ten (10) business days following the date of the Merger Agreement and filing such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any governmental authority as are required by other applicable antitrust laws in connection with the Merger, as promptly as practicable following the date of the Merger Agreement. Each of Parent and the Company shall (1) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings, (2) supply the other (or shall cause the other to be supplied) with any information that may be required in order to make such filings, and (3) supply (or shall cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or other governmental authorities of any other applicable jurisdiction in which any such filing is made. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates to), on the other hand, promptly inform the other of any communication from any governmental authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives any comments or a request for additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other antitrust laws applicable to the Merger, then such party shall make (or shall cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response to such request. No party may extend any waiting period or enter into any agreement or understanding with any governmental authority without the permission of the other parties, which shall not be unreasonably conditioned, withheld or delayed.

In addition, each of the Parent and Merger Sub agreed to take (or cause their respective Affiliates to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger; and, (2) obtain any required consents, approvals or authorizations pursuant to any antitrust laws applicable to the Merger, in each case as promptly as practicable and in any event prior to the Termination Date (as defined below). In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take all actions reasonably necessary to avoid or eliminate each and every impediment under any antitrust law so as to enable the consummation of the Merger to occur as promptly as reasonably practicable (and in any event prior to the Termination Date), including taking all actions requested by any governmental authority, or reasonably necessary to resolve any objections that may be asserted by any governmental authority with respect to the Merger under any antitrust law. Parent shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents pursuant to any antitrust laws applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority, it being understood that the costs and expenses of all such actions shall be borne by Parent.

Nothing in the Merger Agreement will require the Company or any of its subsidiaries or Affiliate to take, or agree to take, any action the effectiveness of which is not conditioned on the closing of the Merger occurring.

The parties shall (and shall cause their respective subsidiaries to), subject to any restrictions under applicable laws, (1) promptly notify the other parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such person from a governmental authority or a private party in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a governmental authority; (2) keep the other parties informed with respect to the status of any such submissions and filings to any governmental authority in connection with the Merger and any developments, meetings or discussions with any governmental authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any governmental authority with respect to the Merger; and (3) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any governmental authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Each of the Parent and Merger Sub has agreed that between the date of the Merger Agreement and the closing of the Merger, it shall not, and shall not permit any of its subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise reasonably be expected to prevent or delay the transactions contemplated by the Merger Agreement in any material respect, including entering into or consummating any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any person.

Takeover Statute

The Company, the Board (or a committee thereof) and Parent have agreed to (a) take all reasonable actions within their power to render any “fair price”, “moratorium”, “control share acquisition,” “business combination,” “interested shareholder” or other similar provisions as in effect on the date of the Merger Agreement (each, a “Takeover Statute”) or similar statute or regulation inapplicable to the transactions contemplated by the Merger Agreement and the Support Agreements, and (b) if any Takeover Statute or similar statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement and the Support Agreements, take all reasonable actions within their power to ensure that the transactions contemplated by the Merger Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Merger Agreement and the Support Agreements.

Indemnification, Exculpation and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person”) as such agreements are in effect on the date of the Merger Agreement. In addition, during the period commencing on the Effective Time and for six (6) years thereafter, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its subsidiaries or Affiliates in effect on the date of the Merger Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to, (1) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, occurring at or prior to the Effective Time (including in connection with the approval of the Merger Agreement and the consummation of the Merger whether asserted or claimed prior to, at or after the Effective Time), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other Affiliates, or taken at the request of the Company or such subsidiary or Affiliate, including in connection with serving at the request of the Company or such subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to certain applicable provisions of the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. The Merger Agreement also provides that, in the event of any such legal proceeding, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; provided, that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification, and only to the extent required by applicable law or applicable organizational documents of the Company and its subsidiaries or applicable indemnification agreements. Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

The Merger Agreement also provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect to acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are at least as favorable to covered persons to those of the D&O Insurance. In satisfying these obligations, the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a tail policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect and the Surviving Corporation and Parent will be relieved of their obligations to maintain in effect the D&O Insurance described above. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the D&O Insurance for an amount less than or equal to the Maximum Annual Premium, Parent will cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

Employee Benefits

The Merger Agreement provides that, for a period of one (1) year following the Effective Time, each individual who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time (each such individual, a “Continuing Employee”) will be provided with base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health or other retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) that, taken as a whole, are comparable in the aggregate to the base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health or other retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) provided to such Continuing Employee immediately prior to the Effective Time; provided, however, nothing described herein will prohibit the Surviving Corporation and its subsidiaries from providing equivalent equity-based or other incentives that are payable in cash in lieu of equity-based incentives payable in actual equity of the Surviving Corporation.

To the extent that a Company Plan (as defined in the Merger Agreement) (which is not an Employee Plan (as defined in the Merger Agreement)) and which does not provide retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement), except where the service credit will result in duplication of coverage or benefits for the same period of service or for purposes of benefit accruals under any defined benefit pension plan. In addition, the Parent will use its best efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period (to the extent such waiting periods were satisfied under the corresponding Employee Plans), in any and all Company Plans (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan; and (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its subsidiaries will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents (in each case, to the extent such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements were satisfied under the corresponding Employee Plans), and Parent will cause the Surviving Corporation and its subsidiaries to use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the corresponding Employee Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid according to such New Plan.

Transaction Litigation

Prior to the Effective Time, each of the Parent, Merger Sub and the Company will (1) provide the other, as applicable, with prompt notice of all legal proceedings commenced or threatened against, or otherwise affecting, a party or any of its subsidiaries or Affiliates (or any of their respective directors or executive officers) arising from or otherwise relating to the Merger; (2) keep each other reasonably informed with respect to the status thereof; (3) give the other parties the opportunity to “participate” (as such term is used in the Merger Agreement) in the defense, settlement or prosecution of any such litigation; and (4) consult with the other parties with respect to the defense, settlement and prosecution of any such litigation. No party to the Merger Agreement may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation unless the other parties have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Delisting and Deregistration of Common Shares of the Company

Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the Nasdaq to cause the delisting of the Company’s common stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company’s common stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access to information, employee benefits, executive compensation, further assurances and confidentiality.

Conditions to the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•

the affirmative vote of holders of a majority of Shares entitled to vote at a special meeting to adopt the Merger Agreement (the “Shareholder Approval”) shall have been obtained, if required by applicable law;

•	the waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act shall have expired or otherwise been terminated; and

•

no governmental authority of competent jurisdiction shall have issued an order or enacted a law that prohibits, makes illegal or prevents the consummation of the transactions contemplated by the Merger Agreement.

The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger shall be subject to the satisfaction or the waiver (where permissible pursuant to applicable law) of certain additional conditions as set forth in the Merger Agreement regarding:

•	in the case of Parent and Merger Sub:

•

Other than certain representations and warranties discussed below, the representations and warranties of the Company set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect;

•

The representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, anti-takeover laws, requisite shareholder approval, Company common stock available for issuance pursuant to the Company’s equity compensation plans, certain aspects of the Company’s securities and brokers (A) that are not qualified by Company Material Adverse Effect or other materiality qualifiers being true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such date);

•

The representations and warranties of the Company relating to the absence of certain changes, including changes to the business conducted by the Company and its subsidiaries and certain forbearance covenants of the Company, and the absence of a Company Material Adverse Effect being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

•

The representations and warranties of the Company relating to certain aspects of the Company’s capitalization being true and correct as of December 8, 2020, except for such inaccuracies that result in de minimis additional cost, expense or liability to the Company, Parent and their Affiliates (as defined in the Merger Agreement), individually or in the aggregate;

•

The Company having performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•

The receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions as described in the preceding five bullets have been satisfied;

•	The absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing as of the Effective Time;

•	The Company having delivered to Parent a tax certification; and

•

The Company and its subsidiaries having performed and complied in all respects with certain obligations regarding amendments of certain tax returns of certain Company subsidiaries and certain intercompany transactions.

•	In the case of the Company:

•

The representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the Closing Date as if made at and as of the Closing Date, except for failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement, and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date;

•

Parent and Merger Sub will have performed and complied in all material respects with the covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the Merger; and

•

The receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions as described in the preceding two bullets have been satisfied.

The Merger is not subject to a condition related to financing.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time only as follows:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company if:

•

a law or injunction (whether temporary, preliminary or permanent) enacted or issued by any governmental authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger has been enacted, entered, promulgated or enforced and be continuing in effect (any such law or injunction, a “Legal Restraint”) and has become final and nonappealable, except that the right to terminate the Merger Agreement for the circumstance described in this bullet point will not be available to any party to the Merger Agreement (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the Merger Agreement;

•

the Merger has not been consummated by 11:59 p.m. Eastern Standard Time on April 30, 2021 (the “Termination Date”), except that the right to terminate the Merger Agreement for the circumstance described in this bullet point will not be available to any party to the Merger Agreement whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either (x) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in the Merger Agreement prior to the Termination Date; or (y) the failure of the Effective Time to have occurred prior to the Termination Date; and for such purpose, any action or failure to act by a party (other than Parent or Merger Sub) to a Support Agreement that constitutes a breach by such party of such Support Agreement shall be deemed an act or failure to act by the Company which constitutes a breach of the Merger Agreement; or

•

the Company fails to obtain the required Shareholder Approval at the special meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate the Merger Agreement for the circumstance described in this bullet point will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the cause of, or resulted in, the failure to obtain the required Shareholder Approval at the special meeting (or any adjournment or postponement thereof); and for such purpose, any action or failure to act by a party (other than Parent or Merger Sub) to a Support Agreement that constitutes a breach by such party of such Support Agreement shall be deemed an act or failure to act by the Company which constitutes a breach of the Merger Agreement.

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement if Parent or Merger Sub has cured such breach or failure to perform prior to the earlier of (i) thirty (30) days after the giving of notice thereof by the Company stating the Company’s intention to terminate the Merger Agreement for the circumstance described in this bullet point and the basis for such termination and (ii) the Termination Date; provided, however, that the Company is not then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform the Company’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied;

•

prior to receiving the required Shareholder Approval, (1) the Company has received a Superior Proposal, (2) the Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and (3) concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee due to Parent in accordance with the terms of the Merger Agreement; or

•

whether prior to or after the receipt of the require Shareholder Approval, (1) all of the conditions to Parent’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (2) Parent and Merger Sub have failed to consummate the Merger on the date required by the Merger Agreement; (3) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the closing of the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or that the Company is willing to waive any unsatisfied conditions to the Company’s obligation to consummate the Merger; (4) the Company has given Parent written notice stating the Company’s intention to terminate the Merger Agreement for the circumstance described in this bullet point; and (5) Parent and Merger Sub fail to consummate the closing of the Merger within four (4) business days after delivery of such notice.

•	by Parent if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the

Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement for the circumstance described in this bullet point if the Company has cured such breach or failure to perform prior to the earlier of (i) thirty (30) days after the giving notice thereof by Parent to the Company stating its intention to terminate the Merger Agreement for the circumstance described in this bullet point and the basis for such termination and (ii) the Termination Date; provided, however, that Parent is not then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform Parent’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied; and

•	at any time the Board has effected a Company Board Recommendation Change.

If the Merger Agreement is validly terminated in accordance with its terms, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement and remain in full force and effect, including, among others, terms relating to confidentiality, reimbursement of expenses, indemnification and public statements and disclosure.

Notwithstanding the foregoing, subject to certain exceptions, nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement prior to the valid termination of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of Parent, Merger Sub or the Company pursuant to the Confidentiality Agreement or Guarantee, which rights, obligations and agreements survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive the Company Termination Fee (as defined below) from the Company if the Merger Agreement is validly terminated:

•

by either Parent or the Company (as applicable) because the Effective Time has not occurred by the Termination Date or the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to Parent’s obligation to consummate the Merger, subject to other terms and conditions discussed above, if (1) prior to such termination, an Acquisition Proposal was made to the Company or any of its subsidiaries and was evaluated by the Board or publicly announced; and (2) within 12 months following such termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within one (1) business day of entering into or consummation of such Acquisition Transaction) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (provided, that, for purposes of the termination fee discussed in this bullet point, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”);

•

by Parent because the Board has effected a Company Board Recommendation Change, in which case the Company will promptly (an in any event within one (1) business day) of entering into or consummation of such Acquisition Transaction) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent;

•	by the Company because prior to receipt of required Shareholder Approval, (1) the Company has received a Superior Proposal and (2) the Board has authorized the Company to enter into an Alternative

Acquisition Agreement with respect to such Superior Proposal, in which case the Company will concurrently with the such termination pay, or cause to be paid, to Parent the Company Termination Fee; or

•

by either Parent or the Company because, at any time prior to the Effective Time, the Company failed to obtain the required Shareholder Approval at the special meeting (or any adjournment or postponement thereof), subject to other terms and conditions discussed above, in which case the Company will promptly (and in any event within one (1) business day following such termination) pay, or cause to be paid, to Parent the Company Termination Fee and Parent’s actual and reasonable out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger (the “Expense Reimbursement”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

“Company Termination Fee” means (1) an amount equal to $5,375,000 in the case of a Company Termination Fee payable in connection with the Company’s failure to obtain the required Shareholder Approval at the special meeting (or any adjournment or postponement thereof), subject to other terms and conditions discussed above, and (2) $9,775,000 in all other cases.

The Company will be entitled to receive an amount equal to $11,370,000 (the “Parent Termination Fee”), from Parent if the Merger Agreement is validly terminated:

•

by the Company if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, subject to other terms and conditions discussed above, in which case, Parent will promptly (and in any event within one (1) business day following such termination) pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company; or

•

by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the required Shareholder Approval), if (1) all of the conditions to Parent’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (2) Parent and Merger Sub have failed to consummate the Merger on the date required by the Merger Agreement; (3) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the closing of the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or that the Company is willing to waive any unsatisfied conditions to the Company’s obligation to consummate the Merger; (4) the Company has given Parent written notice stating the Company’s intention to terminate the Merger Agreement for the circumstance described in this bullet point; and (5) Parent and Merger Sub fail to consummate the closing of the Merger within four (4) business days after delivery of such notice, in which case, Parent will promptly (and in any event within one (1) business day following such termination) pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

Expense Reimbursement

If the Merger Agreement is terminated by Parent because the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, which breach or failure to perform would result in a failure of a condition to Parent’s obligation to consummate the Merger, subject to other terms and conditions discussed above, then the Company will pay the Expense Reimbursement by wire transfer of immediately available funds on the second business day following the date of such termination of the Merger Agreement, provided, however, any Expense Reimbursement paid as a result of such termination by Parent will be credited against, and will thereby reduce, any Company Termination Fee that may be required to be paid by the Company to Parent because of such breach or failure; and provided further, that the payment by the Company of the Expense Reimbursement will not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to the reasons provided above.

Non-Recourse Parties; Limitations of Liability

Notwithstanding anything to the contrary in the Merger Agreement, under no circumstances will the aggregate monetary damages payable by Parent, Merger Sub, Guarantors or any of their Affiliates for breaches of the Merger Agreement, the Guarantee, or the Equity Commitment Letter exceed an amount equal to the sum of (i) the Parent Termination Fee and (ii) the amount of any out-of-pocket costs and expenses (including attorneys’ fees), and interest thereon, incurred by the Company in connection with any legal proceeding required to enforce the payment by Parent of the Parent Termination Fee, provided such amounts shall not exceed $500,000 (collectively, the “Parent Liability Limitation”). In no event, will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other person acting on their behalf to seek or obtain , nor will any person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or Guarantor; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners and assignees of each of Parent, Merger Sub and Guarantor (the persons in clauses (i) and (ii) collectively, the “Parent Related Parties”), and in no event will the Company or any of its subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, the Merger Agreement, the Guarantee, the Equity Commitment Letter (subject to the terms and conditions set forth therein and the provisions of the Merger Agreement concerning specific performance to the extent applicable) and other than obligations of Parent and Merger Sub to the extent expressly provided in the Merger Agreement and obligations of the guarantor under the Guarantee. Additionally, in no event will any Parent Related Party or any other person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other person relating to or arising out of the Merger Agreement or the Merger.

Parent’s receipt of the Company Termination Fee to the extent owed pursuant to the Merger Agreement and the Expense Reimbursement to the extent owed pursuant to the Merger Agreement, Parent’s right to specific performance pursuant to the Merger Agreement and Parent’s right to seek damages for a willful and material breach will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (i) the Company, its subsidiaries and each of their respective Affiliates; and (ii) the former, current and future holders of any equity, controlling persons, agents, Affiliates, Representatives, members, managers, general or limited partners, shareholders and assignees of each of the Company, its subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of the Merger Agreement, the Merger, any agreement executed in connection with the Merger Agreement and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated thereby; provided that, that the parties to the Merger Agreement (or their Affiliates) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, liability for any willful and material breach of the Merger Agreement by such party prior to the valid termination of the Merger Agreement, obligations of each party to pay its own expenses in connection with the transaction and the right to recover collection expenses as set forth in the Merger Agreement, as applicable. For the avoidance of doubt, if Parent elects to terminate the Merger Agreement and receive payment of the Company Termination Fee, other than the right to receive payment of the Company Termination Fee and collection expenses as set forth in the Merger Agreement, Parent will not be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for breach or failure to perform hereunder.

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that, subject to certain specified limitations in the Merger Agreement, they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. The parties have also agreed that (i) by seeking specific performance as permitted under the Merger Agreement, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under the Merger Agreement; and (ii) the specific performance provisions of the Merger Agreement shall not require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under the Merger Agreement prior or as a condition to exercising any termination right under the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding for specific performance pursuant to the Merger Agreement restrict or limit any party’s right to terminate the Merger Agreement in accordance with the terms of Article VIII of the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available.

Notwithstanding the foregoing, the Company’s right to a remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to fund the closing of the Merger will be subject to the requirements that:

•

all of the conditions set forth in the Merger Agreement, including those described above under “– Conditions to the Merger,” have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the time the closing of the Merger would have occurred but for the failure of the Equity Financing to be funded);

•

the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing of the Merger if the Equity Financing is funded at the closing of the Merger;

•

the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by the Merger Agreement to cause the closing of the Merger to occur; and

•	Parent and Merger Sub fail to complete the closing of the Merger within two (2) business days after its receipt of such irrevocable confirmation.

In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger). Notwithstanding the foregoing, in no event shall the Company or any of its equityholders be entitled to seek the remedy of specific performance of the Merger Agreement directly against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses.

No Third Party Beneficiaries

Except as set forth in the Merger Agreement, the respective representations, warranties and covenants of the parties in the Merger Agreement are solely for the benefit of the other parties in accordance with and subject to the terms of the Merger Agreement, and the Merger Agreement is not intended to, and shall not, confer upon any other person any rights or remedies thereunder, except as set forth in the Merger Agreement.

Amendment

Subject to applicable law and the other provisions of the Merger Agreement, the parties may amend the Merger Agreement at any time by execution of written agreement signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Board), provided, however, that in the event the Company has received Shareholder Approval required for adoption of the Merger Agreement, no amendment to the Merger Agreement that requires the approval of the Company’s shareholder pursuant to the GBCC may be made without such approval. Additionally, certain provisions related to the Financing Sources in the Merger Agreement may not be amended, modified or altered without the prior written consent of the Financing Sources.

Governing Law

The Merger Agreement is governed by Georgia law.

The Support Agreements

On December 24, 2020, concurrently with the execution of the Merger Agreement, certain of the Company’s shareholders, including each of the Company’s directors and executive officers (each a “Supporting Shareholder and, collectively, the “Supporting Shareholders”), entered into voting and support agreements with the Company, Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which each Supporting Shareholder agreed, among other things and subject to the termination of the Supporting Agreements, to cause to be present and counted and to vote (or cause to be voted or acted upon by written consent with respect to) all of the common stock held by such Supporting Shareholders as follows: (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger; (b) in favor of any proposal to adjourn or postpone a meeting of the Company shareholders at which there is a proposal for Company shareholders to vote upon the adoption of the Merger Agreement to a later date; (c) against any Acquisition Proposal and/or Acquisition Transaction or the adoption of any agreement providing for or contemplating an Acquisition Transaction; and (d) against any amendment of the Company’s Amended and Restated Articles of Incorporation other action or agreement of the Company, in each case, for which the vote of the Company shareholders is required to authorize such action or agreement, that would reasonably be expected to (i) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (ii) prevent or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Each Support Agreement will automatically terminate and cease to be effective at the earlier to occur of (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to the terms of the Merger Agreement; and (c) the effective date of a written agreement duly executed and delivered by each of the parties hereto terminating the Support Agreements; provided, however, that in the case of any termination pursuant to the foregoing clause, certain sections of the Support Agreements survive such termination.

All fees and expenses incurred in connection with the Support Agreements and the transactions contemplated thereby will be paid by the party incurring such fees or expenses.

As of January 22, 2021, an aggregate of approximately 13.10% of the outstanding shares of the Company’s common stock are subject to the Support Agreements.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Merger and the Merger Agreement.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

If at the special meeting of shareholders, our Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the Merger Agreement at the special meeting is insufficient to adopt that proposal under the GBCC, in order to enable our Board to solicit additional votes in respect of such proposal. If our Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to adopt the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of the proposal to adjourn the special meeting to another time and place. If the shareholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from shareholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the Merger Agreement.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the proposal to adopt the Merger Agreement.

PROPOSAL 3

ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our shareholders to approve the “golden parachute compensation” that will or may be payable to our named executive officers in connection with the Merger. The “golden parachute compensation” that will or may be payable to our named executive officers in connection with the Merger is described in the section captioned “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation.” This non-binding advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the Merger and does not relate to any new compensation or other arrangements between our named executive officers, on the one hand, and Parent, Merger Sub, or the Company or, following the Merger, the Surviving Company and its subsidiaries, on the other hand. Accordingly, we are asking you to approve the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with, and items of compensation that will or may become payable to, the named executive officers of the Company that are based on or otherwise relate to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the sections of the Proxy Statement entitled “The Merger—Interests of Certain Persons in the Merger.”

Board of Directors Recommendation

The Board of Directors unanimously recommends that our shareholders approve the non-binding advisory proposal on the golden parachute compensation payable to our named executive officers in connection with the Merger.

Approval of this proposal is not a condition to the completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on us or Parent. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of golden parachute compensation payable to them in connection with the Merger (subject to the completion of the Merger, if required by the terms of such compensation).

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the Nasdaq Global Select Market, or Nasdaq, under the symbol “PRGX.” As of January 22, 2021, there were 23,631,787 shares of Company common stock outstanding held by approximately 146 shareholders of record. The actual number of shareholders is greater than this number of shareholders of record and includes holders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees.

On December 23, 2020 the last trading day prior to the announcement of the Merger, our common stock closed at $7.36 per share. On January 28, 2021, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on Nasdaq was $7.61 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

We have never declared or paid any cash dividend on our common stock. Accordingly, we do not expect to declare or pay any dividends prior to the Merger and, under the terms of the Merger Agreement, are prohibited from doing so. Following the Merger, there will be no further market for our common stock and it will be delisted from the Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or current reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 22, 2021, subject to certain assumptions set forth in the footnotes, for:

•	each shareholder, or group of affiliated shareholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares and percentages of beneficial ownership set forth below are based on 23,631,787 shares of common stock outstanding as of January 22, 2021.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Named Executive Officers and Directors” is PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, GA 30339.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares
5% Shareholders
Headlands Strategic Opportunities Fund, LP(2) One Embarcadero Center Suite 1600 San Francisco, CA 94111	2,949,685	12.48%
Northern Right Capital Management, L.P.(3) 9 Old Kings Highway 4th Floor Darien, CT 06820	2,114,653	8.95%
Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	1,838,160	7.78%
Wellington Management Group LLP(5) Wellington Management Group LLP Wellington Trust Company, NA Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio 280 Congress Street Boston, MA 02210	1,619,819	6.85%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	1,320,496	5.59%
Named Executive Officers and Directors
Kurt J. Abkemeier	109,695	*
Kevin S. Costello	98,465	*
Matthew A. Drapkin(7)	2,133,200	9.03%
William F. Kimble(8)	154,015	*
Mylle H. Mangum(9)	148,914	*
Gregory J. Owens	235,825	*
Ronald E. Stewart	824,649	3.49%
Joseph E. Whitters(10)	306,946	1.30%
All directors and executive officers as a group (9 persons)(11)	4,131,539	17.48%

*	less than 1%.

Notes:

(1)

Applicable percentage ownership as of January 22, 2021 is based upon 23,631,787 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of January 22, 2021 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 14, 2020. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a

Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,949,685 shares.
(3)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13D, as filed on September 9, 2019. Mr. Drapkin is a member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner), and Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.

(4)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/As, as filed on February 13, 2020. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,679,700 shares.

(5)

Information is based on publicly reported holdings as of the date of the most recently filed Schedules 13G/A, as filed on January 30, 2020, January 29, 2020 and January 27, 2020, by each of (i) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (the “Fund”); (ii) Wellington Trust Company, NA, as investment advisor (the “Wellington Trust”); and (iii) Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, filing jointly pursuant to a Joint Filing Agreement (collectively, “Wellington LLP”), respectively. Wellington Trust, in its role as investment adviser, and Wellington LLP, in its role as direct or indirect owner of investment advisers, including Wellington Trust, each report the ownership of 1,838,160 shares that are held of record by their clients, and the Fund reports the ownership of 1,619,819 of such shares. According to the Schedules 13G/A, the shares are owned of record by clients of Wellington Trust and other investment advisers, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and no such client is known to have the right or power with respect to more than 5% of the Company’s shares except for Wellington Trust, the Fund and Wellington Trust Company—National Association Multiple Common Trust Funds Trust—Micro Cap Equity Portfolio.

(6)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 11, 2020. The Vanguard Group is deemed to have sole voting power over 41,973 shares, sole dispositive power over 1,278,523 shares, and shared dispositive power over 41,973 shares.

(7)

Represents shares deemed beneficially owned indirectly by Mr. Drapkin who is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner). Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P. Includes 28,599 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Drapkin upon separation from service on the Board of Directors.

(8)

Includes 28,599 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Kimble upon separation from service on the Board of Directors.

(9)

Includes 44,625 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Ms. Mangum upon separation from service on the Board of Directors.

(10)

Includes 55,157 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Whitters upon separation from service on the Board of Directors.

(11)	Shares beneficially owned include 882,346 shares of common stock issuable upon exercise of stock options.

DISSENTERS’ RIGHTS

Under the GBCC, record holders of Company common stock will be entitled to dissent from the Merger and obtain payment in cash equal to the fair value of their shares of Company common stock. Set forth below is a summary of the procedures that must be followed by the holders of Company common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of Article 13 of the GBCC, a copy of which is attached to this proxy statement as Annex C. Shareholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any record holder of Company common stock who does not vote in favor of the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Company common stock if the Merger is consummated. If you hold your shares of Company common stock through a broker, bank or other nominee, you must contact your broker, bank or other nominee if you wish to exercise dissenters’ rights.

A shareholder of PRGX who does not vote in favor of the Merger and desires to receive payment of the “fair value” of his or her Company common stock: (i) must deliver to PRGX, prior to the time the shareholder vote on the Merger is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the Merger is completed; and (ii) must not vote his or her shares in favor of the approval of the Merger Agreement.

A failure to vote against the Merger will not constitute a waiver of dissenters’ rights. A vote against the approval and adoption of the Merger Agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given should be sent to PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, Attention: Corporate Secretary.

If the Merger Agreement is approved by the Company’s shareholders, PRGX will mail, no later than ten days after the Effective Time of the Merger, to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished PRGX in writing or, if none, at the shareholder’s address as it appears on the records of PRGX. The dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which PRGX must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC. Within ten days after the later of the Effective Time of the Merger, or the date on which PRGX receives a payment demand, PRGX will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that PRGX estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (a) PRGX’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholder’s equity for that year, and the latest available interim financial statements, if any; (b) a statement of PRGX’s estimate of the fair value of the shares; (c) an explanation of how any interest was calculated; (d) a statement of the dissenting shareholder’s right to demand payment of a different amount of payment under Section 14-2-1327 of the GBCC; and (e) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept PRGX’s offer of payment must do so by written notice to PRGX within 30 days after receipt of PRGX’s offer of payment. A dissenting shareholder not responding to the offer within the 30-day period will be deemed to have accepted the offer of payment. PRGX must make payment to each shareholder who accepts the offer of payment within 60 days after the making of the offer of payment, or the Effective Date of the Merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in such shareholder’s shares of Company common stock.

If a dissenting shareholder does not accept, within 30 days after PRGX’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of shares of the Company’s common stock and interest due thereon, then PRGX, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in the superior court of the county where its registered office is located to determine the fair value of such dissenting shareholder’s shares of Company common stock and accrued interest. If PRGX does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against PRGX, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions of the GBCC. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against PRGX and in favor of any or all dissenters if the court finds PRGX did not substantially comply with the dissenters’ rights provisions of the GBCC; or (ii) against PRGX or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ rights provisions of the GBCC. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against PRGX, the court may award these attorneys’ reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Company common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a record holder of Company common stock to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Company common stock and are considering dissenting from the approval of the Merger Agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals and Nominations for 2021 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of the Company’s shareholders. If the Merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold our 2021 annual meeting of shareholders prior to the end of 2021.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules; Advance Notice Requirements

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with the 2021 annual meeting of shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on February 5, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s bylaws, in order to be properly brought before the 2021 annual meeting of shareholders, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at the Company’s principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 6, 2021 and no later than February 5, 2021, unless the Company’s annual meeting date in 2021 is more than 30 days before or after June 18, 2021, in which case, it must be delivered to the Secretary of the Company at the Company’s principal executive offices no less than the later of (i) 90 days prior to such annual meeting or (ii) the 10 days following the day on which public announcement of the date of such meeting is first made. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2021 annual meeting of shareholders date is advanced or delayed by more than 30 days from June 18, 2021, then proposals must be received no later than the close of business on the later of the 90th day before the 20201 annual meeting of shareholders or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.prgx.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	PRGX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	PRGX’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020;

•	PRGX’s Current Reports on Form 8-K filed with the SEC on February 3, 2020, February 20, 2020, June 24, 2020, September 22, 2020 and December 28, 2020; and

•	PRGX’s proxy statement on Schedule 14A for our 2020 Annual Meeting filed with the SEC on April 29, 2020.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by telephonic request directed to PRGX’s Investor Relations Department at (770) 779-3011 or by written request delivered to investor-relations@prgx.com or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 29, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PLUTO ACQUISITIONCO INC.,

PLUTO MERGER SUB INC.,

and

PRGX GLOBAL, INC.

Dated as of December 24, 2020

A-i

(Continued)

A-ii

(Continued)

Annex A – Shareholders subject to Support Agreements

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 24, 2020, by and among Pluto Acquisitionco Inc., a Delaware corporation (“Parent”), Pluto Merger Sub Inc, a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PRGX Global, Inc., a Georgia corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), pursuant to which each issued and outstanding share of Company Common Stock (the “Company Shares”), other than (a) the Converted Company Shares and (b) the Dissenting Company Shares, shall be converted into the right to receive an amount equal to the Per Share Price;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the GBCC; (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger; (d) recommended that the Company Shareholders adopt this Agreement; and (e) directed that this Agreement be submitted to the Company Shareholders for their adoption and approval;

WHEREAS, (a) the boards of directors of each of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and advisable to, and in the best interests of, Parent and Merger Sub, respectively; and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (b) the board of directors of Merger Sub has (i) recommended the adoption of this Agreement by Parent, as the sole shareholder of Merger Sub; and (ii) directed that this Agreement be submitted to Parent, as the sole shareholder of Merger Sub, for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a guarantee (the “Guarantee”) from Ardian North America Fund II, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the shareholders of the Company listed on Annex A hereto, including each of the members of the Company Board, as beneficial owners of Company Shares representing, in the aggregate, 13.86% of the issued and outstanding Company Shares as of the date of this Agreement, is entering into a support agreement of even date herewith in favor of Parent (collectively, the “Support Agreements”), pursuant to which, among other things, such Persons have agreed to support the Merger, each on the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to (a) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (b) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal). If the confidentiality and use provisions of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, then, notwithstanding the foregoing, such agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the confidentiality and use provisions of the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty.

(b)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase or other acquisition by any Person or Group of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)    any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group would, directly or indirectly, hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e)    “Antitrust Law” means the Sherman Antitrust Act, 15 U.S.C. §§ 1-7; the Clayton Antitrust Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act, the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2019 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2019.

(g)    “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in Atlanta, Georgia.

(h)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(i)    “Code” means the Internal Revenue Code of 1986, as amended.

(j)    “Company Common Stock” means the common stock, no par value per share, of the Company.

(k)    “Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger and the transactions contemplated hereby; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)    changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii)    changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)    changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv)    any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions

(including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(v)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics, plagues, pandemics (including COVID-19 and COVID-19 Measures) or other outbreaks of illness or public health events and other similar events in the United States or any other country or region of the world;

(vi)    changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

(vii)    any Effect resulting from the announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lenders, lessors, customers, partners, regulators, Governmental Authorities, vendors or any other third Person (provided, however, that this clause (vii) shall not apply to Section 3.5);

(viii)    the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix)    any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x)    changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(xi)    changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)    any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that in the case of each of (A) and (B) any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)    the unavailability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv)    any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Shareholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Transactions (it being understood that the underlying facts related to such Legal Proceedings may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xv)    any matters expressly disclosed in the Company Disclosure Letter;

except, in each case of clauses (i), (ii), (iii), (iv), (v) and (vi) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(l)    “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(m)    “Company Owned Intellectual Property” means any Intellectual Property that is owned by, or purported to be owned by, the Company or any of its Subsidiaries.

(n)    “Company Plans” means the existing Employee Plans and other employee benefit, compensation and severance plans, programs, agreements and arrangements (including equity-based benefits or compensation) of the Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates.

(o)     “Company PBUs” means restricted stock units subject to performance-based vesting restrictions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(p)    “Company Preferred Stock” means the preferred stock, no par value, of the Company.

(q)    “Company Registered Intellectual Property” means all of the Company Owned Intellectual Property that is Registered Intellectual Property.

(r)    “Company Restricted Stock” means an award of Company Common Stock subject to time-vesting restrictions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(s)    “Company RSUs” means restricted stock units subject to time-vesting restrictions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(t)    “Company SARs” means stock appreciation rights, whether granted pursuant to any of the Company Stock Plans or otherwise.

(u)    “Company Shareholders” means the holders of shares of Company Common Stock.

(v)    “Company Stock Plans” means the Company’s 2008 Equity Incentive Plan, the Company’s 2017 Equity Incentive Compensation Plan, and each other Employee Plan that provides for, or that has provided for, the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(w)     “Company Termination Fee” means an amount equal to $5,375,000 in the case of a Company Termination Fee payable pursuant to Section 8.3(b)(iv) and $9,775,000 in all other cases.

(x)    “Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company, in each case as applicable, necessary in order to make such Required Financial Information, in light of the circumstances under which such Required Financial Information was furnished, not misleading and (ii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale for purposes of syndicating the credit facilities contemplated by the Debt Commitment Letter (it being understood and agreed that “staleness” for this purpose shall be determined by reference to the time periods referenced in Section 5 of Exhibit A to the Debt Commitment Letter and shall apply to financial statements and financial information that comprises a portion of the Required Financial Information).

(y)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time (including, without limitation, those on vacation or approved leave of absence, disability or other approved absence with the legal right to return to employment on or after the Effective Time).

(z)    “Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.

(aa)    “Copyrights” has the meaning set forth in the definition of Intellectual Property.

(bb)    “COVID-19 Measures” means any action taken by the Company directly in response to COVID-19, including any compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization.

(cc)    “Credit Agreement” means the Credit Agreement dated as of March 14, 2019 among the Company and PRGX USA, Inc., as borrowers, Bank of America, N.A. and Synovus Bank, as the initial lenders, and Bank of America, N.A., as administrative agent, letter-of-credit issuer, and swingline lender.

(dd)    “DOJ” means the United States Department of Justice or any successor thereto.

(ee)    “Environmental Law” means any applicable Law in effect on the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the storage, treatment, transportation, recycling, disposal, discharge or release of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ff)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(gg)    “ERISA Affiliate” means any trade or business, whether or not incorporated, that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(hh)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ii)    “Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

(jj)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(kk)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ll)    “Governmental Authority” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational.

(mm)    “Government Bid” means any offer, bid, quotation, or proposal for a Government Contract.

(nn)    “Government Contract” means any Contract (including but not limited to any task order, purchase order, basic ordering agreement, or blanket purchase agreement) awarded to the Company by (a) any Governmental Authority or (b) any prime contractor or higher-tier subcontractor under a Contract with a Governmental Authority.

(oo)    “Group” means a “group” as defined in Section 13(d) of the Exchange Act.

(pp)    “Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(qq)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(rr)    “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money of any kind; (ii) liabilities or obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities arising out of interest rate and currency swap arrangements and any other hedging arrangements designed to provide protection against fluctuations in interest rates, currency values or commodity prices; (v) capital or synthetic lease obligations and sale-leaseback obligations; (vi) factoring obligations and other obligations under receivables financings; (vii) “earn out” payments with respect to assets, securities or services; (viii) “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (ix) any severance triggered by the Company or any of its Subsidiaries prior to the Closing, defined benefit pension liabilities and deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) that have not, in each case, been paid prior to the Closing; (x) accrued but unpaid income Tax and employer portion of employment Tax liabilities for the period through the Closing; (xi) stock appreciation or similar rights arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; and (xii) indebtedness of others of the kind described in clauses (i) through (xi) above guaranteed by the Company or any of its Subsidiaries directly or indirectly or under any keepwell or similar arrangement or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(ss)    “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents and patent applications (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent disclosures or other patent rights (“Patents”); (ii) copyrights and other works of authorship, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Marks”); (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential or proprietary information and all rights therein (“Trade Secrets”); (v) Internet domain name registrations; (vi) all software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation) (“Software”); (vii) any information (including a Person’s name, physical address, telephone number, e-mail address, photograph, social security number, tax identification number, payment card number, bank account information and other financial information, customer or account numbers, codes and passwords, IP address, geographic location, family members, platform or transaction history, persistent identifier, order and purchase histories, platform behavior, conduct, preferences, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or is associated with an identified natural Person (“Personal Data”) and (viii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(tt)    “Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company Shareholders, in either case that (A) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable as of the date of this Agreement and (B) does not relate to any Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be deemed an Intervening

Event: (i) changes in the stock price of the Company, as such, it being understood that, subject to the other limitations set forth in this definition, one or more events underlying a change in the Company’s stock price may qualify as an Intervening Event; (ii) any event, change or circumstance relating to Parent, Merger Sub or any of their respective Affiliates; or (iii) the timing of any regulatory approvals or other action by or in respect of any Governmental Authority with respect to the Merger.

(uu)    “IRS” means the United States Internal Revenue Service or any successor thereto.

(vv)    “Knowledge of the Company” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter in each case after reasonable inquiry of those direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(ww)    “Law” means any federal, national, state, county, municipal, provincial, local, foreign, multinational or other law, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(xx)    “Lease” shall mean all leases, subleases, licenses, concessions and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

(yy)    “Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

(zz)    “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(aaa)    “Liability” means any actual liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

(bbb)    “Malicious Code” means any program routine, device, code or instructions or other undisclosed feature, including any time bomb, virus, Software lock, worm, self-destruction, drop-device, malicious logic, worm, Trojan horse, trap door, “disabling”, “lock out”, “metering” device, undocumented code, or any malicious code that is capable of accessing, modifying, deleting, damaging, disabling, corrupting, deactivating, interfering with or otherwise harming any Software or other electronic information resources, computer communications facilities, applications, data, databases, operating systems, platforms, computers or other equipment with which same interacts. Notwithstanding the foregoing, Malicious Code shall not include any license key or other code intended to enforce the terms of any Contract or to prevent the unauthorized use of any Software.

(ccc)    “Marks” has the meaning set forth in the definition of Intellectual Property.

(ddd)    “Marketing Period” means the first period of twenty (20) consecutive Business Days commencing on January 18, 2021 throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information and the Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financial Information was delivered), in which case the Company shall be deemed to have delivered the Required Financial Information to Parent on the date on which such notice was delivered and the Required Financial Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or the Required Financial Information is not Compliant and, within three (3) business days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered or the reason Parent believes the Required Financial Information is not Compliant); provided that it is understood that delivery of such written notice from the Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered and is Compliant). Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the Debt Financing contemplated by the Debt Commitment Letter is closed on such earlier date and (ii) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such twenty (20) consecutive Business Day period: (x) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements included in or that includes the Required Financial Information, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required, (y) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (z) any Required Financial Information would not be Compliant at any time during such twenty (20) consecutive Business Day period or otherwise ceases to meet the definition of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced) and otherwise meets the definition of “Required Financial Information.”

(eee)    “Material Contract” means any of the following Contracts:

(i)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)    any management consulting or other similar type of Contract with a payment obligation of the Company or its Subsidiaries to the consultant, service provider or other counterparty, in each case, in excess of $ 200,000 during the twelve-month period prior to the date hereof;

(iii)    any employment Contract pursuant to which the Company or any of its Subsidiaries is or will be obligated (whether as a result of the transactions contemplated hereby or otherwise) to pay base salary in excess of $200,000 during the twelve-month period following the Closing Date (assuming the party thereto remains employed with the Company during such twelve-month period);

(iv)    all Contracts with any Governmental Authority to which the Company or its Subsidiary is a party which involved payment to the Company or any of its Subsidiaries in excess of $250,000 during the twelve-month period ended October 31, 2020;

(v)    any Collective Bargaining Agreement or other labor union Contract;

(vi)    any Contract in which the Company or any of its Subsidiaries has, other than in the Ordinary Course of Business, (i) licensed any of such entity’s Intellectual Property rights to any other Person or has licensed any other Person’s Intellectual Property rights and (ii) under which the Company or its Subsidiary (as the case may be) will receive or pay amounts in excess of $100,000 during the twelve-month period following the Closing Date;

(vii)    any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;

(viii)    any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of $250,000 after the date of this Agreement; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(ix)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit or Indebtedness, in each case in excess of $250,000 other than (A) accounts receivables and payables in the Ordinary Course of Business; (B) pursuant to the Credit Agreement; (C) loans to Subsidiaries of the Company in the Ordinary Course of Business; and (D) extensions of credit to customers in the Ordinary Course of Business;

(x)    any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company RSUs, Company PBUs, Company Restricted Stock, Company SARs, Company Options, Deferred Compensation Stock Units or Deferral Accounts in the Directors Plan);

(xi)    any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent; and

(xii)    any Contract that involves a material joint venture or partnership.

(fff)    “NASDAQ” means The Nasdaq Stock Market LLC and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market LLC or any successor thereto.

(ggg)    “Order” any final writ, judgment, injunction, court order, or decree (including any consent decree) that is issued, promulgated, or entered by a Governmental Authority.

(hhh)    “Open Source Materials” means any Software or other materials obtained pursuant to a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any copyleft license or any license approved by the Open Source Initiative, or any Creative Commons License. “Open Source Materials” includes, without limitation, Software distributed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License.

(iii)    “Ordinary Course of Business” means the ordinary course of normal operations of the business of the Company and its Subsidiaries, taken as a whole, consistent with past practices through the date of this Agreement.

(jjj)    “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(kkk)    “Patents” has the meaning set forth in the definition of Intellectual Property.

(lll)    “Permitted Liens” means any of the following: (i) liens for Taxes either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) liens pursuant to the Credit Agreement; (x) licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the Ordinary Course of Business, and that would not, individually or in the aggregate, have a material effect on the Company and its Subsidiaries, taken as a whole; (xii) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Estate unless caused by the Company or any of its Subsidiaries; or (xiii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(mmm)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(nnn)    “Prime Rate” means the interest rate from time to time that is published by The Wall Street Journal as the prime lending rate; provided, if The Wall Street Journal ceases to publish an interest rate as the prime lending rate (or similar designation), the Prime Rate shall mean the prime lending rate established from time to time by Bank of America, N.A., or its successor.

(ooo)    “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including by informing the Company that it does not intend to review the Proxy Statement.

(ppp)    “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); and (iii) registered Copyrights and applications for Copyright registration.

(qqq)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(rrr)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(sss)    “Securities Act” means the Securities Act of 1933, as amended.

(ttt)    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, owns or controls a majority of the total voting rights to vote in the election of directors, managers, officers, and/or any other managing agent of the Person.

(uuu)    “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Shareholders (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(vvv)    “Tax” means any taxes, assessments, levies or similar governmental charges (including any gross receipts, income, profits, gains, sales, use, occupation, value added, ad valorem, stamp, transfer, real property transfer, franchise, withholding, payroll, employment, customs, duties, alternative minimum, social security (or similar), excise or property taxes, assessments, levies or similar governmental charges) imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed by any Governmental Authority with respect to such amounts.

(www)    “Tax Return” means any return, declaration, statement, report, estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.

(xxx)    “Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

(yyy)    “Transactions” means, collectively, the Merger and any other transaction contemplated by this Agreement and the Support Agreements; provided, however, that, when used in relation to the Company and its obligations herein, the reference to “other transaction” shall be deemed to exclude the Financing.

(zzz)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.

(aaaa)    “Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) and any other Laws implementing the European Acquired Rights Directive 2001/23/EC in any member state of the European Union in which any business employee is employed.

(bbbb)    “Willful and Material Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, whether or not breaching this Agreement is the conscious object of such act or omission.

1.2    Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Accounts Receivable	3.26
Acquisition Transaction	1.1(c)
Advisor	3.3(b)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Amended Tax Returns	6.16
Bylaws	3.1
Capitalization Date	3.7(a)
Cash Transfer Plan	6.17(c)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Common Stock	Recitals
Company Directors Plan Consideration	2.8(f)
Company Disclosure Letter	Article III
Company Intellectual Property	3.17(b)
Company PBU Consideration	2.8(c)
Company Related Parties	8.3(g)(ii)
Company Restricted Stock Consideration	2.8(e)
Company RSU Consideration	2.8(a)
Company SAR Consideration	2.8(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Shares	Recitals
Company Systems	3.17(f)
Confidentiality Agreement	9.4
Consent	3.6
Continuation Period	6.11(b)
Converted Company Shares	2.7(a)(iv)
Debt Commitment Letters	4.11(a)
Debt Financing	4.11(a)
Deferral Accounts	2.8(f)
Deferred Compensation Stock Unit	2.8(f)
Directors Plan	2.8(f)
Dissenting Company Shares	2.7(c)

Term	Section Reference
DTC	2.9(d)
D&O Insurance	6.10(c)
Effect	1.1(k)
Effective Time	2.2
Electronic Delivery	9.14
Employee Plans	3.19(a)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
Expense Reimbursement	8.3(b)(iv)
FCPA	3.30
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Letters	4.11(a)
Foreign Employee Plans	3.19(a)
GBCC	Recitals
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
Legal Restraint	7.1(c)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.5(d)
New Plans	6.11(d)
Notice Period	5.3(d)(i)(3)
Option Consideration	2.8(d)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Related Parties	8.3(g)(i)
Parent Termination Fee	8.3(d)
Party	Preamble
Paying Agent	2.9(a)
Payment Fund	2.9(b)
Permits	3.21
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Privacy Agreements	3.17(h)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Required Amount	4.11(c)
Required Financial Information	6.6(a)(iii)
Requisite Shareholder Approval	3.4
Significant Customer	3.14(a)
Significant Vendor	3.14(b)
Surviving Corporation	Article II
Uncertificated Shares	2.9(c)
WARN	3.20(g)

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    The word “including” means “including without limitation” and does not limit the preceding words or terms.

(f)    When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(g)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(h)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(i)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j)    A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(k)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)    The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n)    The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)    No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.16 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.americas.datasite.com; or (ii) delivered to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

(s)    All references to time shall refer to Atlanta, Georgia time, unless otherwise specified.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the GBCC, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Merger shall have the effects specified in the GBCC. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on or prior to the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the GBCC by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Georgia in accordance with the applicable provisions of the GBCC (the time of such filing and acceptance for record by the Secretary of State of the State of Georgia, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Troutman Pepper Hamilton Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308 (or remotely via the electronic exchange of documents), on a date to be agreed upon by

Parent, Merger Sub and the Company that is no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided, however, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred pursuant to the foregoing, in which case the Closing shall not occur until the earlier to occur of (x) a date before or during the Marketing Period specified by Parent, in its sole and absolute discretion, on three (3) Business Days written notice to the Company and (y) three (3) Business Days following the expiration of the Marketing Period in accordance with its terms; or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5    Articles of Incorporation and Bylaws.

(a)    Articles of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Articles of Incorporation (as amended, the “Charter”), will be amended and restated in their entirety to read substantially identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such Amended and Restated Articles of Incorporation, as amended, will become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the GBCC and such articles of incorporation; provided, however, that, at the Effective Time, the articles of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “PRGX Global, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the GBCC, the articles of incorporation of the Surviving Corporation and such bylaws.

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

(b)    Officers. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)    each share of common stock, par value $0.0001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)    each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Converted Company Shares or Dissenting Company Shares) will automatically be cancelled, extinguished and converted into the right to receive cash in an amount equal to the $7.71, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11). The payment of the Per Share Price will be subject to withholding for all required Taxes pursuant to Section 2.12;

(iii)    each share of Company Common Stock that is held directly by the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iv)    each share of Company Common Stock that is owned by any direct or indirect wholly-owned Subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (collectively, the “Converted Company Shares”) will automatically be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time will equal the ownership percentage of such Subsidiary in the Company as of immediately prior to the Effective Time.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), subdivision, consolidation, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)    Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Company Shareholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and has demanded and properly exercised appraisal rights for such shares in accordance with Section 14-2-1321 and Section 14-2-1232 of the GBCC (such shares of Company Common Stock being referred to as the “Dissenting Company Shares” until such time as such holder fails to perfect or otherwise loses such holder’s right to payment of “fair value,” including by virtue of judicial appraisal, under the GBCC with respect to such shares) shall not be converted into the right to receive the Per Share Price, but instead shall only be entitled to only such rights as are granted by Article 13 of the GBCC; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to payment of “fair value” pursuant to Article 13 of the GBCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13 of the GBCC, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Price in accordance with this Section 2.7(c), without interest thereon, upon surrender or transfer, as the case may be, of such shares in accordance with Section 2.9 or Section 2.11, as applicable. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of such demands, and any other notice delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in, and the Company shall consult Parent in connection with, all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the

Company shall not make any payment with respect to, or offer to settle or settle, any such demands for payment in respect of Dissenting Company Shares.

2.8    Equity Awards.

(a)    Company RSUs. Parent will not assume any Company RSUs and at the Effective Time each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Consideration”). The payment of the Company RSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(b)    Company SARs. Parent will not assume any Company SARs, and, at the Effective Time, each Company SAR outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company SAR); multiplied by (ii) the total number of shares of Company Common Stock to which such Company SAR relates (the “Company SAR Consideration”). The payment of the Company SAR Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(c)    Company PBUs. Parent will not assume any Company PBUs, and, at the Effective Time, each Company PBU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company PBU (the “Company PBU Consideration”). For purposes of the previous sentence, the number of shares of Company Common Stock subject to a Company PBU with performance-based vesting will be deemed to be the number of shares eligible to vest assuming target performance. The payment of the Company PBU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(d)    Company Options. Parent will not assume any Company Options, and, at the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(e)    Company Restricted Stock. Parent will not assume any Company Restricted Stock and, at the Effective Time, all Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, vest in full and be converted into the right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price multiplied by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”). The payment of the Company Restricted Stock Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.

(f)    Deferred Compensation Plan for Non-Employee Directors. As of the Effective Time, in accordance with the terms of the PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan”), the Company shall take all actions reasonably necessary to provide that (i) the Directors Plan is terminated as of the Effective Time, (ii) no director will be eligible to participate in the Directors Plan after the Effective Time, and (iii) the Deferral Account (as defined in the Directors Plan) of each director participating in the Directors Plan shall be distributed to each such director, including each share of Company Common Stock otherwise distributable under the Directors Plan (each, a “Deferred Compensation Stock Unit”) (the value of which shall be determined based on the Per Share Price) (the “Company Directors Plan Consideration”) shall be distributed to each such director; provided, that such termination and all of the related foregoing actions shall be contingent upon the occurrence of the Effective Time. Additionally, if and to the extent any outstanding Company RSUs granted to a director of the Company, prior to the Effective Time, are subject to a deferral election under the Directors Plan, such Company RSUs shall be deemed to have been deferred into the Directors Plan in accordance with the applicable deferral election and then distributed to the director in payment of his or her Deferral Account as of the Effective Time.

(g)    Payment Procedures. At the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company RSU Consideration owed to all holders of Company RSUs; (ii) Company SAR Consideration owed to all holders of Company SARS; (iii) Company PBU Consideration owed to all holders of Company PBUs; (iv) Company Restricted Stock Consideration owed to all holders of Company Restricted Stock; (v) Option Consideration owed to all holders of Company Options; and (vi) Company Directors Plan Consideration owed to all directors in the Directors Plan. As soon as practicable after the Closing Date, but in any event no later than ten (10) Business Days following the Closing Date, the applicable holders of Company RSUs, Company SARS, Company PBUs, Company Restricted Stock and Company Options and the directors with Deferral Accounts in the Directors Plan will receive a payment from the Company or the Surviving Corporation (or applicable Subsidiary employer), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company RSUs, Company SARS, Company PBUs, Company Restricted Stock or Company Options that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(c), Section 2.8(d), Section 2.8(d), or Section 2.8(e), and all amounts required to be paid to such directors with Deferral Accounts in the Directors Plan pursuant to Section 2.8(f), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs, Company SARS, Company PBUs, Company Restricted Stock or Company Options pursuant to Section 2.8(a), Section 2.8(c), Section 2.8(d), Section 2.8(d), or Section 2.8(e), or a director with a Deferral Account in the Directors Plan pursuant to Section 2.8(f), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter). Notwithstanding the foregoing, to the extent that any such amounts relate to a Company RSU, Company SAR, Company PBU or Deferral Account in the Directors Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU, Company SAR, Company PBU or Deferral Account in the Directors Plan that will not trigger a tax or penalty under Section 409A of the Code.

(h)    Further Actions. The Company will take all action reasonably necessary (including by adoption of appropriate resolutions by the Company Board or the compensation committee of the Company Board, as applicable) (i) to effect the cancellation of Company RSUs, Company SARS, Company PBUs, Company Restricted Stock and Company Options upon the Effective Time and to otherwise give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act) and (ii) to cause the Company Stock Plans and Directors Plan to terminate at or prior to the Effective Time, subject to payment in full in respect of Company RSUs, Company SARs, Company PBUs, Company Restricted Stock and Company Options that are cancelled pursuant to this Agreement and Deferral Accounts that are payable pursuant to this Agreement. The Company will use its reasonable best efforts to ensure that, from and following the Effective Time and subject to payment in full in respect of Company RSUs, Company SARs, Company PBUs,

Company Restricted Stock and Company Options that are cancelled pursuant to this Agreement, and in respect of the Directors Plan, (x) no participant in any Company Stock Plan will have any right thereto to acquire after the Effective Time any equity securities of the Company or any of its Subsidiaries, (y) no director in the Directors Plan will have any right thereto to be paid any other amounts under the Directors Plan and (z) neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person after the Effective Time pursuant to or in settlement of any equity awards of the Company. The Company shall provide to Parent or its counsel for review drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s comments thereto.

2.9    Exchange of Certificates.

(a)    Paying Agent. No less than ten (10) Business Days prior to the Closing Date, (i) Parent and the Company shall jointly select a nationally recognized bank or trust company to act as the paying agent for the Merger (the “Paying Agent”); and (ii) Parent shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent.

(b)    Payment Fund. At or prior to the Closing, Parent shall irrevocably deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount in cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than holders of Owned Company Shares or Converted Company Shares) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares or Converted Company Shares) (the “Certificates” (if any)); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Owned Company Shares or Converted Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by each such Certificate; by (y) the Per Share Price, subject to applicable withholding for any required Taxes pursuant to Section 2.12, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, subject to applicable withholding for any required Taxes pursuant to Section 2.12, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Per Share Price.

(e)    Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the reasonable satisfaction of Parent or the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(f)    Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the payment procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12    Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation and any of their respective Subsidiaries will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any applicable state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2020 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing as follows:

3.1    Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the GBCC; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not be material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended as of the date of this Agreement. The Company is not in violation of the Charter or the Bylaws.

3.2    Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Shareholder Approval, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)    Company Board Approval. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the GBCC, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger, (iv) recommended that the Company Shareholders adopt this Agreement, and (v) directed that this Agreement be submitted to the Company Shareholders for their adoption and approval (collectively, the “Company Board Recommendation”).

(b)    Fairness Opinion. The Company Board has received the opinion of Truist Securities, Inc. (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(c)    Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all appropriate and necessary actions to render inapplicable to this Agreement and the consummation of the transactions contemplated hereby the provisions of any potentially applicable takeover laws enacted under the laws of the State of Georgia, including any “fair price”, “moratorium”, “control share acquisition,” “business combination,” “interested shareholder” or other similar provisions as in effect on the date of this Agreement (each, a “Takeover Statute”), and any potentially applicable provision of the Charter and the Bylaws.

3.4    Requisite Shareholder Approval. The adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Shareholder Approval”) is the only vote of the holders of Company Common Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger or the Transactions.

3.5    Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter, the Bylaws or the Organizational Documents of each of its Subsidiaries that has material operations; (b) except as set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; (d) conflict with or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit; or (e) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not be material to the Company and its Subsidiaries, taken as a whole.

3.6    Consents. Except as would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or as set forth in Section 3.6 of the Company Disclosure Letter, no consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Person or Governmental Authority is required on the part of the Company in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements under the Exchange Act; (iii) such Consents as may be required under (A) the HSR Act or any other Antitrust Laws in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) the other Consents of Governmental Authorities listed in Section 3.6 of the Company Disclosure Letter.

3.7    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of December 8, 2020 (such date, the “Capitalization Date”), (A) 23,638,375 shares of Company Common Stock were issued and outstanding (including 739,456 shares of Company Restricted Stock); and (B) no shares of Company Preferred Stock were issued and outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)    Stock Reservation. As of the Capitalization Date, the Company has 1,865,346 shares of Company Common Stock available for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 1,572,348 shares of Company Common Stock; (ii) 182,160 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 739,456 shares of Company Restricted Stock; (iv) 1,152,301 shares of Company Common Stock subject to outstanding Company PBUs (assuming achievement of any applicable performance conditions at target); and (v) 156,980 shares of Company Common Stock subject to Deferred Compensation Stock Units. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options, the vesting of Company Restricted Stock, or the vesting and settlement of Company RSUs or Company PBUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c)    Company Securities. Except for the Company RSUs, Company PBUs, Company SARs, Company Options, Company Restricted Stock, Deferred Compensation Stock Units and the Deferral Accounts under the

Directors Plan, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities (except for any net settlement feature provided for in the Company Stock Plan and/or any applicable award agreement). There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a shareholder rights plan in effect.

(d)    Other Rights. Except as set forth on Section 3.7(d) of the Company Disclosure Letter, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, and there are no preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8    Subsidiaries.

(a)    Each of the material Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of the Organizational Documents of each of its Subsidiaries that has material operations, and, except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, no such Subsidiary is in violation of any provision of its Organizational Documents.

(b)    Section 3.8(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any Subsidiary of the Company owns capital stock or other equity interest. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, all ownership interests in each Subsidiary free and of clear of any lien, pledge, security interest, claim or other encumbrances. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other Securities of the Company.

3.9    Company SEC Reports. Since January 1, 2018 and through the date of this Agreement, the Company has filed all forms, reports, schedules, statements and documents with the SEC that it has been required to file pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). To the extent that any Company SEC Report filed since January 1, 2018 contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Report that it has so filed or furnished with the SEC. Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act, in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. There are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports, and, to the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

3.10    Company Financial Statements; Internal Controls.

(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries, collectively, filed with or incorporated by reference into the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the period involved; and (ii) fairly present, in all material respects, the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments as permitted by GAAP but only if the effect of such adjustments would not, individually or in the aggregate, be material). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Securities Act or Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and such assessment concluded that such system was effective. Since January 1, 2018, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in such certifications were true and accurate at the times made in all material respects. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement.

(c)    Internal Controls. The Company and its Subsidiaries, collectively, have established and maintain a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and the Sarbanes-Oxley Act that provide reasonable assurance that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) receipts and expenditures of the Company and its Subsidiaries are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP; and (iv) unauthorized acquisitions, use or dispositions of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements are prevented or timely detected. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of any (A) material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (B) fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d)    Except as described in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

(e)    The Company has not engaged in any material transaction with respect to the business or operations of the Company or any of its Subsidiaries, maintained any bank account therefor or used any funds of the Company or any of its Subsidiaries in the conduct thereof except (i) for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business and (ii) for which all necessary corporate or company actions and/or approvals, as applicable, have been obtained. No material meetings of shareholders, board of directors, or committees of the Company or its Subsidiaries have been held for which minutes, or similar documentation of such meetings, have not been prepared and are not contained in such books and records. All proceedings and actions reflected in the books and records of the Company have been conducted or taken in compliance in all material respects with all applicable Laws and with the Charter and Bylaws.

(f)    CARES Act. The Company has not applied for or accepted either (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (iii) any loan or funds from similar applicable Law enacted by Governmental Authorities in any state, local, or foreign jurisdictions in response to COVID-19.

3.11    No Undisclosed Liabilities. Except as would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities (of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), other than Liabilities: (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Transactions; and (c) incurred in the Ordinary Course of Business.

3.12    Absence of Certain Changes. Except as set forth in Section 3.12 of the Company Disclosure Letter, since the date of the Audited Company Balance Sheet, (a), the business of the Company and its Subsidiaries has been conducted, in all material respects, in the Ordinary Course of Business, (b) neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 5.2 (other than with respect to item (g) of Section 5.2) and (c) there has not occurred a Company Material Adverse Effect.

3.13    Material Contracts.

(a)    List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to or by which the Company or any of its Subsidiaries is a party or is bound.

(b)    Validity. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract. Except for such breaches and defaults that would not be expected to be material to the Company and its Subsidiaries, taken as a whole, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

3.14    Customers and Suppliers.

(a)    Customers. Section 3.14(a) of the Company Disclosure Letter sets forth the twenty (20) customers from which the Company and its Subsidiaries received the greatest amount of revenues during the twelve-month periods ended December 31, 2018 and December 31, 2019 and the 10-month period ended October 31, 2020 (each, a “Significant Customer”) showing the amount of revenues recognized by the Company from each such Significant Customer during each such period. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, since January 1, 2019, no Significant Customer has notified in writing the Company or any of its Subsidiaries that it has terminated or reduced, or in any material respect modified or cancelled, or intends to terminate or reduce, or in any material respect modify or cancel, its relationship with the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received a complaint or other correspondence in writing from a Significant Customer (i) describing circumstances which the Company or any of its Subsidiaries would reasonably conclude would have an adverse impact on the Company’s and its Subsidiary’s relationship with such Significant Customer that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) that it intends to refuse to pay any material amount due to the Company or any of its Subsidiaries or seeks to exercise any material remedy against the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no unresolved material dispute between the Company or any of its Subsidiaries, on the one hand, and any Significant Customer, on the other hand.

(b)    Suppliers. Section 3.14(b) of the Company Disclosure Letter sets forth the ten (10) vendors to which the Company and its Subsidiaries incurred the greatest amount of expenditures (by dollar volume) during the twelve-month periods ended December 31, 2018 and December 31, 2019 and the 10-month period ended October 31, 2020 (each, a “Significant Vendor”) showing the amount paid by the Company and its Subsidiaries to each such Significant Vendor during each such period. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, since January 1, 2020, no Significant Vendor has (i) terminated or reduced, or in any materially adverse respect modified, its business relationship with the Company or any of its Subsidiaries, (ii) given notice in writing to the Company or any of its Subsidiaries of its intent to terminate or reduce, or in any materially adverse respect modify, its business relationship with the Company or any of its Subsidiaries, or (iii) threatened in writing to do any of the foregoing.

3.15    Real Property.

(a)    Owned Real Estate. Neither the Company nor any of its Subsidiaries owns any real estate or any real property, nor does the Company or any of its Subsidiaries hold title to any real property.

(b)    Leased Real Estate. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any liens other than Permitted Liens. Section 3.15(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the address of each property which is Leased Real Estate and a true, correct and complete list of all Leases, including with respect to each such Lease the date and name of the parties to such Lease and any amendments, extensions, renewals, guaranties and other agreements with respect thereto. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Leases are legal, valid, binding and in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company’s or any Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Lease. Except as set forth in Section 3.15(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to possess, use or occupy such Leased Real Estate or any portion thereof, or collaterally assigned or granted any other security interest in such Lease or any interest therein. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses any Leased Real Estate under which the Company or any of its Subsidiaries is obligated to make, or is entitled to receive, payment in excess of $100,000. The Leased Real Estate constitutes all of the material real property utilized by the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no real property or portion thereof or interest therein, other than the Leased Real Estate and any interest appurtenant to the Leased Real Estate, is necessary for the continued use or operation of the business by the Company and its Subsidiaries immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the use and operation of the Leased Real Estate in the conduct of the Company’s and its Subsidiaries’ businesses does not violate in any material respect any Laws, lien, encumbrance, covenant, condition, restriction, easement, license, permit or agreement. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no material improvements constituting a part of the Leased Real Estate encroach, in any material respect, on real property owned or leased by a Person other than the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings or other actions pending, or to the Knowledge of the Company threatened, against or affecting the Leased Real Estate or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Company has made available to Parent all material title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Estate to the extent any of the foregoing are in the possession of the Company, its Subsidiaries or the agents under their control.

(c)    Personal Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all liens, other than Permitted Liens.

3.16    Environmental Matters. Except for any such noncompliance that would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, the Company and each of its Subsidiaries have been in compliance with all Environmental Laws applicable to the Company and its

Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law. Neither the Company nor any of its Subsidiaries has released any Hazardous Substances in violation of any applicable Environmental Law, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for any such Legal Proceeding that would not be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any Liability for any investigation, cleanup, removal or remediation of any Hazardous Substances pursuant to any Environmental Law.

3.17    Intellectual Property.

(a)    Company Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company Registered Intellectual Property and specifies, where applicable, (i) the jurisdiction of application/registration and (ii) the application or registration number for each item of Company Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Letter also contains a true and complete list, as of the date hereof, of all common law Marks owned by or licensed to the Company or any of its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole.

(b)    Right to Use; Title. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all liens other than Permitted Liens, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Third Party IP” and, together with the Company Owned Intellectual Property, “Company Intellectual Property”). Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Owned Intellectual Property and the Company Systems, and all of the Company Owned Intellectual Property and the Company Systems shall be owned or available for use by the Company or such Subsidiary immediately after the Closing on terms and conditions substantially similar to those under which the Company or such Subsidiary owned or used the Company Owned Intellectual Property and the Company Systems immediately prior to the Closing.

(c)    Maintenance and Protection. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps to maintain, protect and preserve the Company Registered Intellectual Property and Trade Secrets and software included in the Company Owned Intellectual Property, including by protecting and preserving the confidentiality and value of all Trade Secrets included in the Company Owned Intellectual Property and requiring its current and former employees and independent contractors that have been involved in the development of Intellectual Property for the Company or any of its Subsidiaries to enter into agreements with the Company or such Subsidiary pursuant to which he, she or it agrees to protect the confidential information of the Company or such Subsidiary and assign to the Company or such Subsidiary all Intellectual Property created in the course of his, her or its employment or other relationship with the Company or such Subsidiary. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, all of the Company Registered Intellectual Property is valid, subsisting and enforceable and in full force and effect, and no loss or expiration of any of the Company Registered Intellectual Property is pending or reasonably foreseeable other than expiration in accordance with applicable Law.

(d)    Non-Infringement. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person in any material respect, nor does such conduct infringe, misappropriate or otherwise violate any Intellectual Property of any other Person. Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

(e)    IP Legal Proceedings and Orders. Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, there are no Legal Proceedings that have been brought against the Company or any of its Subsidiaries since January 1, 2016, that are pending or, to the Knowledge of the Company, that have been threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, use, enforceability or ownership of any Company Owned Intellectual Property or the Company or any of its Subsidiaries’ rights with respect to any Company Intellectual Property. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Intellectual Property in any material respect. Since January 1, 2016, none of the Company or its Subsidiaries has received any written notice relating to any actual, alleged or suspected infringement, misappropriation, or violation of the Intellectual Property of any Person by any of the Company or its Subsidiaries, except where such infringement, misappropriation, or violation would not be material to the Company and its Subsidiaries, taken as a whole.

(f)    Computer Systems. The computer systems, whether fully operational or still under development or undergoing beta testing, including the software, firmware, hardware, networks, interfaces, platforms, technologies and related systems owned, leased or licensed by or on behalf of the Company or any of its Subsidiaries (collectively, the “Company Systems”) in the conduct of its business are sufficient in all material respects for the immediate and, subject to budgeted or proposed upgrades and capital expenditures, reasonably anticipated future needs of the Company and its Subsidiaries. Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or would reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems, except where such disruption or interruption would not be material to the Company and its Subsidiaries, taken as a whole. With respect to the Company Systems under development set forth in Section 3.17(f) of the Company Disclosure Letter, (i) each such Company System has the general functionality as described therein, (ii) each such Company System has been deployed with customers of the Company and its Subsidiaries as described therein, (iii) the status of the development of such Company System is described therein and (iv) the schedule for future deployment of such Company System is described therein and, to the Knowledge of the Company, no facts and circumstances exist that would materially delay or otherwise impair the deployment and commercialization of the Company System.

(g)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, there have been no (i) security breaches resulting in the loss, access or theft of data, including any Personal Data or Trade Secrets or (ii) incidents or breaches of the Company’s Systems or protocols resulting in the unauthorized or improper use, access or disclosure of any Personal Data or Trade Secrets in the possession, custody or control of the Company or its Subsidiaries. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, no circumstance has arisen in which any applicable privacy and data protection Laws would require the Company or any of its Subsidiaries to notify a Governmental Entity or any other Person of a data security breach or security incident. The Company has taken, in all material respects, commercially reasonable and industry standard steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken, in all material respects, commercially reasonable steps to implement such plans and procedures, including the use of industry standard virus scanning software. To the Knowledge of the Company, the Company Systems do not contain any Malicious Code.

(h)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) have taken and maintain reasonable measures and implemented and maintain reasonable procedures, standards, systems, policies and technologies consistent with industry standards to protect the security of the Computer Systems owned by the Company or any of its Subsidiaries and the Company Intellectual Property, including measures designed to prevent the accidental or unauthorized disclosure of the Trade Secrets and Personal Data owned by, controlled or in the possession of the Company or any of its Subsidiaries and (ii) have complied and continue to comply with (1) their respective internal written policies regarding the collection, protection, storage, processing, use and disclosure of Personal Data and Trade Secrets; and (2) Contracts in effect between Company and any of its Subsidiaries (including their respective agents or service providers) and any customers, licensees or end users of the Company’s businesses that specifically govern the collection, protection, storage, processing, use and disclosure of Personal Data ((1) and (2), collectively, “Privacy Agreements”).

(i)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any open source license, except for any violation that would not be material to the Company and its Subsidiaries, taken as a whole. No Software that contains or is derived from Open Source Materials is or has been distributed or licensed by the Company or any Subsidiary to third parties in a manner that requires the Company or any Subsidiary under the terms of an Open Source License to distribute or publicly disclose in any material way any material source code constituting Company Owned Intellectual Property.

(j)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries have at all times complied with all applicable privacy and data protection Laws applicable to their respective businesses regarding the collection, protection, storage, processing, use and disclosure of Personal Data. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, no written notices have been received by, and no written claims have been asserted by any third Person (including any Governmental Authority) against, the Company or any of its Subsidiaries, and there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person, alleging any violation of any privacy or data protection Laws, or relating to an improper use or disclosure of, or a breach in the security of, any Personal Data, and to the Company’s Knowledge, no such claims have been threatened against the Company or any of its Subsidiaries. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, and except for any consent required under a Contract as a result of a change of control of the Company in connection with any transaction contemplated hereby, (i) the Privacy Agreements do not require the delivery of any notice to or consent from any Person in connection with the execution, delivery, or performance of this Agreement, or the consummation of any of the transactions contemplated hereby and thereby, (ii) neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby and thereby, will result in any violation of any Privacy Agreements or any applicable Law pertaining to privacy or Personal Data, and (iii) there has been no unauthorized or illegal processing by the Company or any of its Subsidiaries or, to the Knowledge of the Company, their respective contractors, vendors, consultants or other agents, of any Personal Data.

(k)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries, in the Ordinary Course of Business, has (a) performed regular audits of its information security controls, system and procedures, including penetration and security tests, that are no less rigorous than reasonable industry practices to assess its compliance with its then-current security policies, architectures, standards, rules and procedures applicable to the services and products provided by the Company or any of its Subsidiaries; and (b) corrected any deficiencies and addressed any critical issues identified in such audits. Except as would not be expected to not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries contractually requires all third-parties, including vendors, affiliates, and other persons providing services to it that have access to or receive Personal Data from or on behalf of it to comply with all applicable data privacy and protection Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against unauthorized access, acquisition, use, modification, disclosure or other misuse.

3.18    Tax Matters. Except as (i) would not be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) as set forth in Section 3.18 of the Company Disclosure Letter:

(a)    For taxable years beginning on and after January 1, 2016, the Company together with those Subsidiaries organized under the laws of the United States have filed a consolidated federal income tax return within the meaning of Section 1502 of the Code.

(b)    The Company and each of its Subsidiaries have timely filed or have caused to be timely filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and each such Tax Return is true, correct and complete in all material respects.

(c)    The Company and each of its Subsidiaries have paid, have caused to be paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes that are required to be paid by any of them and the unpaid Taxes of the Company and each of its Subsidiaries will not materially exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company in filing Tax Returns.

(d)    The Company and each of its Subsidiaries have withheld with respect to their employees and other parties all Taxes required to be withheld, and such withheld Taxes have been either (A) duly and timely paid to the appropriate Governmental Authority or (B) properly set aside in accounts for such purpose and will be duly and timely paid to the appropriate Governmental Authority.

(e)    There are no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries presently in progress and no such audits or other examinations have been asserted or proposed in writing.

(f)    No Governmental Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable which has not been adequately reserved (in accordance with GAAP), fully paid, or finally settled.

(g)    No claim has been made by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it or its Subsidiaries is, or may be, subject to Tax by that jurisdiction that has not been finally settled or otherwise resolved.

(h)    Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(i)    There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the Company’s assets or any of its Subsidiaries’ assets.

(j)    Neither the Company nor any Subsidiary is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Company or any Subsidiary that would be material to the Company and its Subsidiaries, taken as a whole, after Closing.

(l)    Neither the Company nor any of its Subsidiaries has engaged in a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(m)    Neither the Company nor any of its Subsidiaries (A) is a party to, bound by, or has any Liability under, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Company or its Subsidiaries; or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law.

(n)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(o)    Section 3.18(o) of the Company Disclosure Letter is an accurate and complete listing of any Tax deferrals or Tax credits the Company has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act (including, for the avoidance of doubt, deferral of the payment of any employer portion of employment Taxes as may be permitted under the CARES Act) or any other corresponding or similar provision of other applicable Law enacted in connection with COVID-19.

(p)    Neither the Company nor any Subsidiary has been, nor will it be required hereunder to include any material adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of accounting methods employed prior to the Closing, nor is any application pending with a Governmental Authority requesting permission for any changes in accounting methods that relate to the Company or its Subsidiaries. Neither the Company not any subsidiary will be required hereunder to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) open transaction or installment disposition made on or prior to the Closing Date, (iii) income from the discharge of indebtedness that was deferred pursuant to the provisions of Section 108(i) or Section 965 of the Code, (iv) prepaid amount received on or prior to the Closing Date, (v) debt instrument held by the Company or any of its Subsidiaries on or before the Closing Date that was acquired with “original issue discount” as defined in 1273(a) of the Code or subject to the rules set forth in 1276 of the Code, (vi) amounts recharacterized under Code 952(c)(2) as a result of any reduction described in Code 952(c)(1)(A) existing on or prior to the Closing Date, (ix) any excess loss account described in Treasury Regulations under Code Section 1502, or (x) any other action taken outside of the or Ordinary Course for the purpose of deferring a Tax from a taxable period ending on or prior to the Closing Date (or portion of any taxable period ending on the Closing date) to a period following the Closing Date.

(q)    Neither the Company nor any Subsidiary has (i) entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, (ii) transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code, or (iii) been a member of a consolidated group within the meaning of Section 1502 of the Code (other than such a group the common parent of which was the Company).

(r)    All transactions or arrangements made by the Company and/or any of its Subsidiaries with related parties have been made on arm’s length terms and in accordance with applicable transfer pricing principles, and the processes by which prices, amounts and terms have been arrived at have, in each case, been fully documented.

(s)    Neither the Company nor any Subsidiary owns, directly or indirectly any interest in an entity that is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, that is not also a controlled foreign corporation within the meaning of Section 957 of the Code.

3.19    Employee Plans.

(a)    Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, Contracts, policies or binding arrangements maintained or contributed to by the Company or any of its Subsidiaries or in which any current or former employee or director of the Company or any of its Subsidiaries participate as a result of their employment or service with the Company or any of its Subsidiaries (or any of their dependents), or with respect to which the Company or any of its Subsidiaries has any material liability, including any material liability due to a relationship with an ERISA Affiliate, but excluding any employee benefit plans, programs, Contracts, policies, binding arrangements contributed to or required to be provided by the Company or any of its Subsidiaries applicable to employees located in the countries set forth in Section 3.19(a) of the Company Disclosure Letter and excluding any employment Contract, offer letter or similar agreement pursuant to which the Company or any of its Subsidiaries is or would be obligated to pay cash severance or salary continuation after termination of employment of less than $20,000 (assuming the party thereto, if employed as of the Closing, were to be terminated without cause as of the Closing Date) (collectively, the “Employee Plans”). Section 3.19(a) of the Company Disclosure Letter specifically indicates which Employee Plans are maintained by the Company or any of its Subsidiaries to provide compensation and benefits to employees or directors of the Company or any of its Subsidiaries primarily located in a country other than the United States and which are governed by laws outside of the United States (“Foreign Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent a copy of (A) the three (3) most recent annual reports on IRS Form 5500 required to have been filed with the United States Department of Labor for each Employee Plan, including all schedules thereto and the three (3) most recent annual reports required to be filed by a relevant non-U.S. Governmental Authority with respect to such Foreign Employee Plans; (B) the most recent determination letter or opinion, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the current plan document and the most recent summary plan description, together with all amendments and summary or summaries of material modifications thereto; (D) a written summary of the material terms of any Employee Plan that is not set forth in a written document; (E) any related trust agreement or other funding arrangement currently in effect; (F) all material notices, letters, or other correspondence to or from any Governmental Authority or agency thereof within the last three (3) years, including any filings or applications to any Governmental Authority pursuant to any amnesty or correction program; and (G) all non-discrimination tests for the most recent three (3) plan years.

(b)    Absence of Certain Plans. Since January 1, 2016, neither the Company, its Subsidiaries, nor any ERISA Affiliate has maintained, sponsored, participated in, or contributed to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA); (iii) a plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)    Compliance. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code and, with respect to any Employee Plan that constitutes a Foreign Employee Plan, the applicable Laws of the relevant non-US jurisdiction. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, all benefits, contributions and premiums relating to each Employee Plan have been timely paid (including all employer contributions and employee salary reduction contributions) in accordance with the terms of such Employee Plan and all applicable Laws, in all material respects, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)    Tax Qualification. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS or may rely upon an opinion letter from the IRS issued to the sponsor of the prototype plan upon which the Employee Plan is based to that effect, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect the qualification of such plan or the tax exempt status of such trust.

(e)    Employee Plan Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or related to, or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the Company or any of its Subsidiaries with respect to the administration or operation of such Employee Plans, that would reasonably be expected to result in any material Liability to the Company and its Subsidiaries, taken as a whole, other than routine claims for benefits.

(f)    No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers or employees has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case that would reasonably be expected to result in any material Liability to the Company and its Subsidiaries, taken as a whole.

(g)    No Retiree Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except pursuant to Section 4980B of the Code or any other Law.

(h)    Section 280G. Except as set forth in Section 3.19(h) of the Company Disclosure Letter or as otherwise contemplated under this Agreement, neither the execution of this Agreement nor any of the transactions contemplated hereby will (either alone or upon the occurrence of the subsequent termination of any service or employment or other event): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries to severance pay; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan. Except as set forth in Section 3.19(h) of the Company Disclosure Letter, no payment or benefit that will be made by the Company or any of its Subsidiaries in connection with the Transactions (whether alone or in combination with any other event) will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is obligated or otherwise required to provide for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(i)    Each Employee Plan that is subject to Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations).

(j)    Each Employee Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and, to the Knowledge of the Company, no event has occurred nor circumstances exist that would reasonably be expected to cause the Company to be subject to any material Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Company has complied in all material respects with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code.

(k)    Except as set forth in Section 3.19(k) of the Company Disclosure Letter, the Company has not adopted or terminated any material Employee Plan since December 31, 2019.

(l)    No current or former service provider (including any employee) of the Company or any of its Subsidiaries is entitled to participate in any Employee Plan that is a Foreign Employee Plan which is a defined benefit pension plan, final salary plan or any death, disability or retirement benefit, the benefits in any such case which are calculated by reference to age, salary or length of service. No current or former service provider of the Company or any of its Subsidiaries has any material claim or right under any Employee Plan that is a Foreign Employee Plan in respect of any benefits payable on early retirement or redundancy under any such plan which is an occupational pension plan which claim or right was transferred with such service provider to the Company or any of its Subsidiaries pursuant to the Transfer Regulations or laws of the applicable foreign jurisdiction. Each material Foreign Employee Plan that must be approved, registered or qualified in the country in which it is maintained by any Governmental Authority in such country, has received, or timely applied for (and it has not been rejected or such application withdrawn), such approval, registration or qualification, and such Foreign Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

3.20    Labor Matters.

(a)    Union Activities. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor union contract (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no pending labor organizing activities with respect to any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, no Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. There is not currently, and since January 1, 2016 there has not been, any, strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)    Compliance with Employment Laws. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance, and since January 1, 2016 has complied, with all applicable Laws relating to the employment of employees, including without limitation such Laws relating to minimum wage and overtime payments, wages and hours, classification of workers (including exempt and non-exempt employee classification, independent contractor classification and leased workers from another employer), the provision and administration of meal and rest periods/breaks, employment discrimination, retaliation, harassment, background checks and screenings (including use of consumer reports), privacy and biometric screening laws, paid sick days/leave, vacation and other entitlements and benefits, workers’ compensation, family and medical leave, military leave and other mandatory leaves, the Immigration Reform and Control Act and other immigration laws, statutes and regulations, occupational safety and health requirements and related guidance, collective bargaining, hiring, promotion, demotion and termination.

(c)    Employment-Related Litigation/Charges. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 3.20(c) of the Company Disclosure Letter, there is not now, nor has there been since January 1, 2016, any Legal Proceedings pending, or to the Knowledge of the Company, threatened or reasonably anticipated, relating to any labor, employment or safety matters involving any current or former employee, candidate for employment or non-employee worker (including without limitation independent contractor, consultant or intern) of the Company or its Subsidiaries, including, without limitation, charges of unfair labor practices, claims relating to alleged wage and hour violations, classification violations, discrimination complaints, retaliation complaints, harassment complaints, wrongful discharge or other alleged unlawful employment practice. There is no reasonable basis for any claim by any employee, applicant for employment, independent contractor, consultant, intern or other non-employee worker, that they were subject to discrimination, harassment or retaliation by the Company or its Subsidiaries, except for any claim that would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated, claims against the Company or its Subsidiaries under any worker’s compensation policy, short-term disability plan or policy or long-term disability plan or policy. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the Knowledge of the Company, threatened (i) unfair labor practice complaints against the Company or its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or (ii) claims or charges with respect to or relating to the Company’s or its subsidiaries’ employment practices before the Equal Employment Opportunity Commission, any state or local fair employment practice agency or any other Governmental Authority. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries are currently subject to any consent decrees, conciliation agreements, settlement agreements, arbitration awards, citations, orders or agreements with any Governmental Authority with respect to any employment practices, including, but not limited to, hiring practices, promotion practices, or affirmative action programs.

(d)    Compliance with Employment Authorization Requirements. All employees of the Company and its Subsidiaries that work in the United States have provided Form I-9s indicating that they are lawfully permitted to work in the United States. The Company and its Subsidiaries have complied with all relevant provisions of Section 274A of the Immigration and Nationality Act and other United States immigration Laws related to the verification of citizenship or legal permission to work in the United States with respect to all current and past employees of the Company and its Subsidiaries. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received a notification from the U.S. Department of Homeland Security, the Social Security Administration or any other Governmental Authority regarding employment eligibility of its workers.

(e)    Independent Contractors/Consultants. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, each individual who is currently or since January 1, 2016 has provided services to the Company or its Subsidiaries who is classified by the Company and its Subsidiaries as an independent contractor and/or consultant satisfies and has satisfied the requirements of any applicable Law to be so classified. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, the Company and its Subsidiaries have fully and accurately reported such independent contractors’ and/or consultants’ compensation on Form 1099 (or foreign equivalent) when required to do so, and as of the date hereof, they have paid all independent contractors and/or consultants all monies due and owing.

(f)    Agreements and Payments. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries are delinquent in any payments and are not liable for any arrears to any employees or non-employee workers, as may be applicable, for any wages, salaries, commissions, incentive pay, settlement payments, bonuses, severance or separation pay or other compensation, or any taxes or any penalty for failure to comply with withholding or reporting all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, and other payments to its employees and non-employee workers. As of the date hereof, to the Knowledge of the Company, no current executive or management employee intends to terminate employment with the Company. Except as set forth on Section 3.20(f) of the Company Disclosure Letter, all employees of the Company or its Subsidiaries with total annual compensation of at least $100,000 have entered into non-compete and customer non-solicitation agreements with the Company or one of its Subsidiaries. To the Knowledge of the Company, no employee, director or officer of the Company or its Subsidiaries, as a result of such person’s employment or affiliation with the Company or its Subsidiaries, is in material violation of, or, since January 1, 2016, has been alleged to be in material violation of, any material term of any employment, non-disclosure, confidentiality, non-competition, non-solicitation or restrictive covenant agreement.

(g)    WARN.    Since January 1, 2016, no “mass layoff,” “plant closing,” “termination,” or similar event as defined by the Worker Adjustment Retraining and Notification Act (29 U.S.C. § 2101 et. seq.), its state, local or foreign equivalents or any similar state or local plant closing or mass layoff statute, rule or regulation (“WARN”), has occurred. Since January 1, 2016, neither the Company nor its Subsidiaries have issued any notification of a “plant closing” or “mass layoff” required by WARN, or incurred any Liability or obligation under WARN that remains unsatisfied. Section 3.20(g) of the Company Disclosure Letter sets forth a list of the number of employees by jurisdiction who have suffered an “employment loss” under WARN within ninety (90) days immediately preceding the date of this Agreement.

(h)    Audits/Investigations. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, there has not been any audit or, to the Knowledge of the Company, investigation of the Company or its Subsidiaries performed by the U.S. Department of Labor and/or its state or local equivalents relating to the employment of employees, including wage and hour and worker classification, or to the services performed by non-employees (including independent contractors or consultants), or by the Occupational Safety and Health Administration and/or its state or local equivalents relating to working conditions with respect to the Company or its Subsidiaries or their employees, and/or non-employee independent contractors or consultants.

(i)    Health and Safety. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Laws related to safety and health in the workplace, including, without limitation, applicable Laws concerning COVID-19. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented all safety precautions required by applicable Law with respect to its workforce. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no reasonable basis for any claim by any employee, applicant for employment, independent contractor, consultant, intern or other non-employee worker, that they were subject to unsafe working conditions and/or subject to work in conditions not satisfying such Laws.

3.21    Permits. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, Orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in material compliance with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened.

3.22    Compliance with Laws. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, and has not received written notice of the issuance or proposed issuance of any Order by any Governmental Authority concerning any actual violation or any alleged violation of any Law or Order by the Company or any of its Subsidiaries.

3.23    Information in the Proxy Statement. The Proxy Statement and any Other Required Company Filing (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made therein supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion in the Proxy Statement or any Other Required Company Filing. The Proxy Statement and any Other Required Company Filings will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

3.24    Legal Proceedings; Orders.

(a)    No Legal Proceedings. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b)    No Orders. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any Order that would prevent or delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.25    Insurance. As of the date of this Agreement, the Company and its Subsidiaries, for the benefit of the Company and its Subsidiaries, have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

3.26    Accounts Receivable. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) (i) represent legal, valid, and binding obligations, enforceable in accordance with their terms, arising from sales actually made or services actually performed by the Company or any of its Subsidiaries in the Ordinary Course of Business, (ii) are not the subject of any Order or action, claim or other legal dispute, (iii) are carried at values determined in accordance with GAAP, (iv) are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Financial Statements, and (v) are payable on ordinary trade terms. No material amount of the Accounts Receivable is subject to any counterclaim or set off. All material reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the Ordinary Course of Business. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no Person has any lien (other than Permitted Liens) on any Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any Accounts Receivable.

3.27    Related Person Transactions. Except for compensation, benefit or other employment arrangements in the Ordinary Course of Business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

3.28    Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, intellectual property, machinery, Company Systems, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient in all material respects for the continued conduct of their business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct their business as currently conducted.

3.29    Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.30    Anti-Corruption and FCPA Compliance. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer or director of the Company or its Subsidiaries has, since January 1, 2016, directly or indirectly, made, agreed to make, received or agreed to receive, any contribution, gift, bribe, rebate, payoff, payment, kickback or other remuneration to any person, regardless of form for the purposes of influencing any act, decision or omission in order to assist the Company or any of its Subsidiaries in obtaining business for or with, or directing business to, any person, or to obtain any improper advantage, in violation of Law, including without limitation the U.S. Foreign Corrupt Practices Act, (15 U.S.C. § 78dd-1, et seq.) (“FCPA”). Without limitation to the foregoing, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any person authorized or acting on behalf of or for the benefit of a the Company or its Subsidiaries, has made, offered, promised, or authorized any gift of money or anything of value to any Foreign Official (as that term is defined in the FCPA) to obtain or retain business, or to direct business to any Person, or to obtain any unfair advantage, in violation of applicable Law. There is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a violation of the FCPA or applicable anti-corruption laws that is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or its Subsidiaries. Since January 1, 2016, the Company and its Subsidiaries have not made any voluntary disclosure to any Governmental Authority with respect to a possible violation of the FCPA or applicable anti-corruption laws.

3.31    Government Contracts. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 3.31 of the Company Disclosure Letter, at all times since January 1, 2016: (a) the Company has complied in all material respects with all terms and conditions and all Laws applicable to each Government Contract and each Government Bid, including but not limited to all clauses and provisions incorporated by reference or by operation of Law, Title 48 of the Code of Federal Regulations, the rules of the Federal Supply Schedule Program, the False Claims Act, and Titles 10, 18, and 41 of the United States Code; (b) all representations and certifications (including but not limited to those contained in the System for Award Management), disclosures, statements, invoices and claims for payment, reimbursement or adjustment submitted in connection with each Government Contract and each Government Bid were current, accurate and complete in all material respects as of their effective date and, to the extent required, have been updated in writing by the Company; (c) neither the Company nor any of its Principals (as defined in 48 C.F.R. 2.101) has been suspended, debarred, or proposed for debarment by any Governmental Authority, nor have they received any subpoena, search warrant, civil investigative demand, indictment or criminal information, nor have they made any mandatory or voluntary disclosure or conducted any internal investigation with respect to any actual or alleged material irregularity, misstatement or omission, in each case with respect to any Government Contract or any Government Bid; (d) the Company has not received any written termination, cure, or show cause notice, any notice alleging noncompliance with material contract terms or applicable Laws, or any notice of any adverse audit or investigation finding, or any past performance rating below “Satisfactory” in connection with any Government Contract; (e) the Company has not represented that it qualifies as any type of woman-owned, veteran-owned, minority-owned, or small business of any type or any other type of business having any type of preferred socioeconomic status with respect to any Government Contract or Government Bid; (f) the Company has neither asserted, nor had asserted against it, any claim, request for equitable adjustment, dispute, withholding, setoff, or cost disallowance in connection with any Government Contract; and (g) the Company has not possessed any type of national security clearance or performed any Government Contract on a cost-reimbursement basis. There are no organizational conflict of interest mitigation plans or restrictions or any other terms or conditions that would prohibit the Company from competing for or performing any Government Contract.

3.32    Trade Controls. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance with, and has been in compliance with, all applicable statutory and regulatory requirements under export control and sanctions laws, including the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls (OFAC), United States Department of the Treasury (OFAC Regulations) (31 C.F.R. Parts 500-599). There are no Legal Proceedings pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims for violations of such Laws. Since January 1, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, without required authorization from the United States government, (i) conducted any business with any Specially Designated National; or (ii) engaged in any business transaction in or with any of Iran, Syria, Cuba, North Korea, and the Crimean Peninsula of Ukraine.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing.

(a)    Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)    Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the GBCC; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)    Organizational Documents. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, as applicable, each as amended to date. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2    Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

4.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4    Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.5    Legal Proceedings; Orders.

(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)    No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6    Ownership of Company Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective directors, officers, general partners and Affiliates and, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) do not own (directly or indirectly, beneficially or of record) any shares of Company Common Stock and (ii) do not have any right to acquire shares of Company Common Stock.

4.7    Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub that is necessary pursuant to applicable Law or its Organizational Documents to approve this Agreement and consummate the Merger.

4.10    Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantor in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default, breach or failure to satisfy a condition on the part of Guarantor under the Guarantee.

4.11    Financing.

(a)    Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) duly executed debt commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the Financing Sources thereto (including all exhibits, schedules and annexes thereto, as may be amended or modified in accordance with the terms hereof and thereof, the “Debt Commitment Letters” and, together with the Equity Commitment Letter and the Fee Letters, the “Financing Letters”) and any other agreements related thereto, pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (including the repayment, prepayment or discharge of certain outstanding Indebtedness of the Company and its Subsidiaries as specified therein) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted so long as no redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third-party beneficiary thereof; and (B) Parent and Guarantor have waived any defenses to the enforceability of such third-party beneficiary rights in each case in accordance with the terms of the Equity Commitment Letter and subject to the limitations set forth herein and therein.

(b)    No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified; (ii) no such amendment or modification is contemplated except, in each case, in connection with the potential addition or substitution of lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto pursuant to Section 6.5(a); and (iii) to the knowledge of Parent the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. There are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the investing or funding, as applicable, of the Financing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof.

(c)    Sufficiency of Financing. Assuming the Financing is invested and/or funded in accordance with the Financing Letters, the Financing is sufficient for Merger Sub and the Surviving Corporation to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger), (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, certain outstanding Indebtedness of the Company or any of its Subsidiaries as specified in the Debt Commitment Letters; and (iii) pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, including those required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing (clauses (i) through (iii), the “Required Amount”).

(d)    Validity. The Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. Parent is not and, to Parent’s knowledge, no other party to the Financing Letters is in violation or breach of any of the terms or conditions set forth therein, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters, or (B) result in any required portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date of this Agreement, Parent has no reason to believe that (1) it will be unable to satisfy on a timely basis any term or condition to the funding of the Required Amount of the Financing to be satisfied by it in the Financing Letters, or (2) the Required Amount of the Financing will not be available on the Closing Date in order to fund the Transactions. No party to any Financing Letter has notified Parent of its intention to terminate any of the commitments set forth in the Financing Letters or not to provide the Financing, and no termination of any commitment set forth in the Financing Letters is contemplated by Parent. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters, and Parent and Merger Sub shall, directly or indirectly, continue to pay in full such fees and amounts required to be paid as and when they become due and payable on or prior to the Closing Date.

4.12    No Shareholder or Management Arrangements. None of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13    Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14    Exclusivity of Representations and Warranties.

(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii)    no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

4.15    Information in the Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent, Merger Sub or any of their respective Representatives supplies in writing to the Company expressly for use in the Proxy Statement or any Other Required Company Filing, if any (and any amendment or supplement thereto), at the date such Proxy Statement or such Other Required Company Filing is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1    Affirmative Obligations of the Company. Except as (a) contemplated by this Agreement; (b) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) required by applicable Law; or (d) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), at all times from the date hereof and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the Ordinary Course of Business, including to (i) with respect to the Company and each of its material Subsidiaries, maintain its existence in good standing pursuant to applicable Law, (ii) maintain its cash management policies and practices, and (iii) use its reasonable best efforts to preserve intact, in all material respects, its business organization, material assets and existing relationships with customers, suppliers, Governmental Authorities; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed by any provision of Section 5.2 will be deemed to be a breach of this Section 5.1 unless such action would constitute a breach of the relevant provision of Section 5.2.

5.2    Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as expressly contemplated by the terms of this Agreement, at all times from the date hereof and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not (and shall cause each of its Subsidiaries to not):

(a)    amend, modify, waive, rescind or otherwise change the Charter, the Bylaws or any Organizational Document;

(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)    issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for the vesting and settlement of Company RSUs, Company PBUs, Company SARs, Company Restricted Stock, Company Options and Deferred Compensation Stock Units outstanding as of the date hereof pursuant to their terms or in connection with Contracts in effect on the date of this Agreement or as contemplated by Section 5.2(g) or Section 6.11;

(d)    directly or indirectly acquire, repurchase or redeem any Company Securities, except for (1) repurchases of Company Securities pursuant to the terms and conditions of Company RSUs, Company PBUs, Company Restricted Stock, Company Options or Deferred Compensation Stock Units outstanding as of the date hereof (including pursuant to any net settlement feature provided for in the Company Stock Plan and/or any applicable award agreement), or (2) transactions between the Company and any of its direct or indirect Subsidiaries;

(e)     (1) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (3) pledge or encumber any shares of its capital stock or other equity or voting interest; (4) modify the terms of any shares of its capital stock or other equity or voting interest; or (5) enter into any agreement with respect to the voting or registration of shares of Company Securities;

(f)    (1) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the Ordinary Course of Business; (B) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (C) pursuant to the Credit Agreement; or (D) hedging in compliance with the hedging strategy of the Company in the Ordinary Course of Business; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (3) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers and (B) advances to directors, officers and other employees, in each case in the Ordinary Course of Business; or (4) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), except for mortgages and pledges granted under any Indebtedness of the Company outstanding as of the date of this Agreement;

(g)    except as required by applicable Law, in accordance with the terms of this Agreement or in accordance with the terms of any Employee Plan that is in effect as of the date hereof (or as adopted or modified after the date hereof in accordance with the terms of this Agreement), (1) enter into, adopt, amend (including accelerating the vesting), modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of this Agreement or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (2) increase the compensation (including salaries and bonus entitlements) or benefits of, or grant or provide any severance or termination payments or benefits to, any director, officer, individual independent contractor or former or current employee of the Company or of any of its Subsidiaries; (3) grant any new incentive awards (including equity and cash-based awards), or amend or modify the terms of any outstanding incentive awards (including, without limitation, any Company RSUs, Company PBUs, Company SARs, Company Restricted Stock, Company Options and Deferred Compensation Stock Units), (4) forgive any loans, issue any loans or advance any loans to any current or former director, officer or employee, (5) promote, demote, hire or engage any officer, director or employee or engage any individual independent contractor, (6) terminate the employment or engagement (other than for cause) of any officer, director, employee or individual independent contractor, (7) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by applicable Law to be funded by actuarial calculations, (8) change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (9) provide any other compensation or other benefits to any current or former director, officer or employee;

(h)    except as required by applicable Law or GAAP, (1) revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, other than in the Ordinary Course of Business; or (2) make any material change in any of its accounting principles or practices;

(i)    settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (1) reflected or reserved against in the Audited Company Balance Sheet; (2) for solely monetary payments of no more than $200,000 in the aggregate; or (3) settled in compliance with Section 6.14;

(j)    (1) except as reasonably necessary or advisable to comply with any changes to applicable Tax Laws, (A) make, change or revoke any material Tax election; or (B) settle or compromise any material Tax claim, audit, proceeding or assessment; (2) change any Tax accounting period; or (3) change any Tax accounting method;

(k)    (1) incur or commit to incur any capital expenditures other than (A) capital expenditures not to exceed $2.0 million in the aggregate; (B) pursuant to obligations imposed by Material Contracts in effect as of the date hereof; or (C) pursuant to agreements in effect prior to the date of this Agreement; (2) enter into, modify in any material respect, amend in any material respect, terminate, cancel or waive any material right or claim under any (A) Contract that if so entered into, modified, amended or terminated (other than any Material Contract that has expired in accordance with its terms) would have a Company Material Adverse Effect or (B) Material Contract, except, in each case, in the Ordinary Course of Business; or (3) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(l)    make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (1) acquisitions or dispositions for consideration that are not in excess of $150,000 individually or $1,000,000 in the aggregate; (2) any disposition of obsolete or worn out equipment, or licenses of Intellectual Property, in the Ordinary Course of Business; or (3) in or from any wholly owned Subsidiary of the Company;

(m)    enter into any joint venture;

(n)    form or dissolve any Subsidiary;

(o)    enter into any Contract that restricts or limits the conduct or operations of the business of the Company or any of its Subsidiaries in any material respect;

(p)    amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(q)    fail to maintain insurance policies in such amounts and against such risks and losses as are consistent with past practice of the Company and its Subsidiaries;

(r)    enter into, amend, modify, terminate or rescind any Material Contract or otherwise waive, release or assign any of its material rights, claims or benefits with respect to any Material Contract, other than in the Ordinary Course of Business;

(s)    enter into, amend, modify, terminate or rescind any Contract pertaining to any Company System, other than in the Ordinary Course of Business; or

(t)    agree to, authorize or enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3    No Solicitation.

(a)    No Solicitation or Negotiation. Except as it may relate to Parent and subject to the terms of Section 5.3(b), from the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall instruct and cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and Representatives (as defined below) that would be prohibited by this Section 5.3(a), immediately cease providing any further non-public information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, and immediately terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room (virtual, online or otherwise) and request that all confidential information furnished by or on behalf of the Company to such Person be returned or destroyed in accordance with the terms of the applicable confidentiality agreements. Subject to the terms of Section 5.3(b), from the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than (A) solely to inform such Persons of the existence of the provisions contained in this Section 5.3 and (B) contacting such Person or its Representatives to clarify the terms and conditions of such Acquisition Proposal); (iv) approve, endorse or recommend an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal); or (v) authorize or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ unaffiliated Representatives not to, directly or indirectly, (x) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (y) grant any waiver, amendment or release under any takeover laws or (z) resolve, agree or propose to do any of the foregoing, in each case, except if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably expected to cause the Company Board to violate its fiduciary duties under applicable Law, in which case the Company shall give notice to Parent of such determination promptly, and in any event within twenty-four (24) hours, after taking any such action.

(b)    Superior Proposals. Notwithstanding anything to the contrary set forth in Section 5.3(a) and except as contemplated by Section 5.3(a), from the date of this Agreement and continuing until the Company’s receipt of the Requisite Shareholder Approval, the Company and the Company Board may, after giving Parent reasonably prompt notice of its intent to do so, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company a written Acquisition Proposal after the date of this Agreement that did not result from any material breach of Section 5.3(a), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); if and only if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. Subject to applicable Law, the Company shall make available to Parent any material non-public information concerning the Company and its Subsidiaries that was not previously made available to Parent promptly, and in any event twenty-four (24) hours after, making such information available to such Person or its Representatives.

(c)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), at no time after the date of this Agreement may the Company Board:

(i)    (A) withhold, withdraw, amend, modify or materially qualify the Company Board Recommendation in a manner adverse to Parent or make any public statement that is inconsistent with the

Company Board Recommendation; (B) adopt, approve or recommend to the Company Shareholders an Acquisition Proposal; (C) fail to publicly recommend against any Acquisition Proposal or fail to reaffirm upon request of Parent the Company Board Recommendation, in either case within ten (10) Business Days (or such fewer number of days as remain prior to the Company Shareholder Meeting) after such Acquisition Proposal is made public (it being understood that a “stop, look and listen” statement by the Company Board to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Board Recommendation Change); (D) fail to include the Company Board Recommendation in the Proxy Statement; or (E) publicly propose to do any of the foregoing (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal; (2) the public disclosure by the Company of such determination with an express statement that the Company Board Recommendation has not changed; or (3) the delivery by the Company of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Company’s receipt of the Requisite Shareholder Approval:

(i)    if the Company has received a bona fide written Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal concurrently with the termination of this Agreement; provided, however, that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:

(1)    following the Notice Period, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after taking into account any revisions to this Agreement made or proposed by Parent in writing, the failure to take such action would be reasonably expected to cause the Company Board to violate its fiduciary duties under applicable Law;

(2)    the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)    (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board has (A) received a Superior Proposal and (B) intends to take the actions described in clauses (A) or (B) of Section 5.3(d)(i) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant documents relating to such Acquisition Proposal; (ii) during the Notice Period (including as may be extended pursuant to the last sentence of this Section 5.3(d)(i)(3)), the Company and its Representatives have kept Parent and its Representatives reasonably informed of the status of such Acquisition Proposal and the material terms of any such Acquisition Proposal (including promptly, and in any event within twenty-four (24) hours, after receipt providing to Parent copies of any additional or revised Acquisition Agreements); and (iii) the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be reasonably expected to cause the Company Board to violate its fiduciary duties under applicable Law; provided, however, that in the event of any substantive revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i)(3) with respect to such new written notice; and

(4)    in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii);

(ii)    other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change of the kind set forth in clause (A) or (D) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to cause the Company Board to violate its fiduciary duties under applicable Law; provided, however, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(1)    the Company has provided prior written notice to Parent at least three (3) Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(ii), which notice will specify the applicable Intervening Event in reasonable detail; and

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably expected to cause the Company Board to violate its fiduciary duties under applicable Law.

(e)    Notice. Until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and, in any event, within 24 hours) notify Parent if any offers or proposals with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals; (ii) a summary of the material terms and conditions of such offers or proposals; and (iii) a copy of any written Acquisition Proposal and copies of all relevant documents relating thereto. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, it being understood that a “stop, look and listen” statement by the Company Board to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be deemed a Company Board Recommendation Change; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) in response to any inquiry, informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal (it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(f)(iv) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3); or (v) making any disclosure to the Company Shareholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3(f). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change.

(g)    The Company agrees that any breach of this Section 5.3 by any of its Representatives, shall be deemed to be a breach of this Agreement by the Company. “Representatives,” as used in this Section 5.3(g) shall mean any director, officer, senior employee, investment banker, financial advisor, legal counsel, or outside accountant of the Company or any of its Subsidiaries, in each case acting in its capacity as such.

5.4    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:

(i)    causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii)    (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contract as of and following the consummation of the Transactions;

(iii)    using commercially reasonable efforts to obtain the consent of each counterparty to the Contracts set forth in Sections 3.5 and 3.6 of the Company Disclosure Letter; and

(iv)    executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b)    No Failure to Take Necessary Action. Subject to the terms and conditions of this Agreement, neither Parent, Merger Sub or their respective Affiliates, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1(b).

(c)    No Consent Fee. Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

(d)    No Applicability to Antitrust Filings or Financings. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 or the Financings, which shall be governed by the obligations set forth in Section 6.5.

6.2    Antitrust Filings.

(a)    Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates, if applicable), on the other hand, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or shall cause the other to be supplied) with any information that may be required in order to make such filings; and (C) supply (or shall cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates to), on the other hand, promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or shall cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request; provided, however, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Parties, which shall not be unreasonably conditioned, withheld or delayed.

(b)    Avoidance of Impediments. Parent and Merger Sub shall take (or shall cause their respective Affiliates to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents, approvals or authorizations pursuant to any Antitrust Laws applicable to the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. In furtherance and not in limitation of the other covenants in this Section 6.2, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take all actions reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the Merger to occur as promptly as reasonably practicable (and in any event prior to the Termination Date), including taking all actions requested by any Governmental Authority, or reasonably necessary to resolve any objections that may be asserted by any Governmental Authority with respect to the Merger under any Antitrust Law. Parent shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents pursuant to any Antitrust Laws applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent.

(c)    Remedies. Notwithstanding this Section 6.2, nothing in this Agreement will require the Company or any of its Subsidiaries or Affiliates to take, or agree to take, any action the effectiveness of which is not conditioned on the Closing occurring.

(d)    Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority or a private party in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(e)    Other Actions. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing, it shall not, and shall not permit any of its Subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Transactions, or which would otherwise reasonably be expected to prevent or delay the Transactions in any material respect, including entering into or consummating any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any Person.

6.3    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. As promptly as reasonably practicable, and in any event no later than fifteen (15) Business Days, following the date of this Agreement, the Company (with the assistance and cooperation of

Parent and Merger Sub as reasonably requested by the Company) shall (i) prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Shareholder Meeting soliciting for approval the Requisite Shareholder Approval and (ii) in consultation with Parent, set a record date for the Company Shareholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Once the Company has established a record date for the Shareholders Meeting, the Company shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Bylaws. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the SEC and the rules and regulations promulgated thereunder and to satisfy all rules of the NASDAQ. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement. The Company shall provide Parent and its Representatives a reasonable opportunity to review and comment on the Proxy Statement, any Other Required Company Filing (as defined below) and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC and the mailing/dissemination thereof to the Company Shareholders. The Company shall give due consideration to all reasonable additions, deletions or changes suggested by Parent or its respective counsel and shall not unreasonably refuse to incorporate such suggestions. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof.

(b)    Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) or Parent (as applicable) shall promptly prepare and file (or cause to be prepared and filed) such Other Required Company Filing with the SEC. The Company or Parent, as applicable, shall cause any Other Required Company Filings to comply as to form in all material respects with the provisions of the SEC and the rules and regulations promulgated thereunder and to satisfy all rules of the NASDAQ.

(c)    Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish such information required under the Exchange Act concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Shareholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly (and in any event within twenty-four (24) hours) notify the other, and, to the extent required by Law, an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Shareholders.

(d)    Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after receiving notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any amendments or supplements thereto, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company shall promptly provide to Parent copies of all correspondence (and reasonable summaries of all oral comments or conversations)

between the Company and/or any of its Representatives, on the one hand, and the SEC, on the other hand, related to the Proxy Statement or any Other Required Company Filing (or any amendments or supplements thereto). As promptly as reasonably practicable, and after consultation with Parent, the Company shall use reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement or any Other Required Company Filing. Prior to the filing of any amendments or supplements to the Proxy Statement or any Other Required Company Filing with the SEC or dissemination thereof to the Company Shareholders, or responding to any comments of the SEC with respect to the Proxy Statement or any Other Required Company Filing, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Proxy Statement or Other Required Company Filing or written or oral response, and the Company shall give due consideration to any such reasonable additions, deletions or changes suggested by Parent or its Representatives and shall not unreasonably refuse to incorporate such suggestions.

(e)    Dissemination of Proxy Statement. The Company shall cause the Proxy Statement (substantially in the form last filed and/or cleared) to be promptly filed with the SEC in definitive form and then to be mailed to the Company Shareholders as promptly as practicable, and in any event within five (5) Business Days after the Proxy Statement Clearance Date.

6.4     Company Shareholder Meeting.

(a)    Call of Company Shareholder Meeting. Subject to the provisions of this Agreement, as promptly as practicable following the Proxy Statement Clearance Date, the Company shall take all action necessary in accordance with the GBBC, the Charter, the Bylaws and the rules and regulations of the NASDAQ to establish a record date for, duly call and give notice of a meeting of its shareholders (the “Company Shareholder Meeting”) and, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Shareholders, convene and hold the Company Shareholder Meeting for the purpose of obtaining the Requisite Shareholder Approval. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Proxy Statement shall include the Company Board Recommendation and the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Shareholder Approval. The Company shall keep Parent and Merger Sub updated on a current basis with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. The Company in its sole discretion may adjourn or postpone the Company Shareholder Meeting after consultation with Parent, and with Parent’s consent (not to be unreasonably withheld, conditioned or delayed), to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders with a reasonable amount of time.

(b)    Adjournment of Company Shareholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may postpone, recess or adjourn, and at the request of Parent it shall postpone, recess or adjourn, the Company Shareholder Meeting (i) if there are holders of an insufficient number shares of Company Common Stock present or represented by proxy at the Company Shareholder Meeting to constitute a quorum at the Company Shareholder Meeting; (ii) to allow additional solicitation of votes in order to obtain the Requisite Shareholder Approval; or (iii) if the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law or a request from the SEC or its staff. In addition, the Company may postpone, recess or adjourn the Company Shareholder Meeting if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholder Meeting, including in order to give the Company Shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Shareholders or otherwise made available to the Company Shareholders (including in connection with any Company Board Recommendation Change).

6.5    Financing.

(a)    No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and Guarantor shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters or any definitive agreement relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, below the Required Amount; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would, when taken as a whole, reasonably be expected to (A) materially delay or prevent the Closing; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, materially less likely to occur; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto; provided, that Parent and Merger Sub may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof, and (2) to add, replace or substitute lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement substantially in accordance with the terms in effect on the date hereof, so long as such addition, replacement or substitution of lenders, lead arrangers, bookrunners, syndication agents or similar entities would not adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing. Parent shall promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters. Any reference in this Agreement to (I) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified and (II) ”Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified. Parent shall not, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), release or consent to the termination of any individual lender under the Debt Commitment Letters prior to the first to occur of Closing and the expiration of the Debt Commitment Letter in accordance with its terms, except for (x) assignments and replacements of an individual lender under the terms of the Debt Financing under the Debt Commitment Letters; or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d).

(b)    Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Financing Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters and any related Fee Letter on a timely basis on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated by the Debt Commitment Letters and related Fee Letter; (iii) satisfy on a timely basis all conditions contained in the (A) Debt Commitment Letters, any related Fee Letter and such definitive agreements related thereto and (B) Equity Commitment Letter on or prior to the Closing Date, in each case, that are within their control; (iv) upon the satisfaction (or waiver) of all the conditions set forth in the Debt Commitment Letter, consummate the Financing at or prior to the Closing, including causing the Equity Financing Sources to fund the Financing at the Closing; and (v) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub shall fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c)    Information. Parent shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and (ii) provide the Company with near-final drafts (reasonably in advance of execution) of all definitive agreements and other documents related to the Debt Financing and, thereafter, with true, complete and executed copies of all such definitive agreements and other documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event within three (3) Business Days after the occurrence or discovery of) (A) of any breach (or threatened (in writing) breach), default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any actual or threatened breach, default, cancellation, termination or repudiation (or written notice or communication from Financing Sources to Parent or Merger Sub of any such actual or threatened breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practicable (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.

(d)    Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letters and related Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing (but in any event within three (3) Business Days after the occurrence or discovery thereof) and Parent and Merger Sub shall use their respective reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to assure the availability of the amount necessary to pay the Required Amount at the Closing (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and any related Fee Letter, (B) containing conditions to draw, conditions to Closing and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Commitment Letters and any related Fee Letter, and (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e)    No Financing Condition. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their respective obligations to consummate the Transactions whether or not the Financing is available, and Parent and Merger Sub each acknowledge and agree that obtaining the Financing or any permitted alternative financing is not a condition to the Closing.

6.6    Financing Cooperation.

(a)    Cooperation. Prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide, in each case, at Parent’s sole expense, Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i)    participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letters at times and locations to be mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent, Merger Sub and the Financing Sources with respect to the Debt Financing;

(ii)    assisting Parent and the Financing Sources with the preparation of customary rating agency presentations, bank information memoranda, high-yield offering prospectuses or memoranda, business projections and pro forma financial statements required in connection with the Debt Financing;

(iii)    furnishing Parent with the historical financial statements of the Company identified in Section 5 of Exhibit A of the Debt Commitment Letter (the “Required Financial Information”);

(iv)    assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(v)    cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance as reasonably requested by Parent;

(vi)    reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related liens) to the extent required by the Debt Commitment Letters, on or prior to the Closing Date;

(vii)    taking corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time (including a customary certificate of an officer of the Company with respect to solvency matters);

(viii)    furnishing Parent and the Financing Sources promptly, and in any event at least three (3) Business Days prior to the Closing Date, with all necessary documentation and information required by regulatory authorities or requested by any Financing Source pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten (10) Business Days prior to the Closing Date; and

(ix)    delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness of the Company and its Subsidiaries and obtaining payoff letters, lien terminations and instruments of discharge, in each case reasonably satisfactory to Parent’s financing sources in connection with the Financing, to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of the Indebtedness of the Company and its Subsidiaries.

(b)    Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) cause any condition set forth in Article VII to fail to be satisfied; (iii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iv) give any indemnities that are effective prior to the Effective Time; or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or breach any confidentiality obligations of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, in each case other than executing customary authorization letters in bank information memoranda and/or high yield prospectuses or memoranda. Nothing in this Section 6.6 will require (A) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; or (B) the Company Board (or a committee thereof) to approve any financing or Contracts related thereto prior to the Effective Time.

(c)    Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products or the Transactions.

(d)    Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are otherwise subject to other customary confidentiality undertakings; provided, however, that Parent shall be liable for any such breaches of the Confidentiality Agreement or otherwise customary confidentiality undertakings by any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing, any underwriters, initial purchasers or placement agents in connection with the Debt Financing.

(e)    Reimbursement. Promptly upon request by the Company following termination of this Agreement pursuant to Section 8.1(i) [Parent Failure to Close], Parent shall reimburse the Company for any reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 6.6.

(f)    Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than arising from (i) historical financial information related to the Company and its Subsidiaries provided expressly for use in connection with the Debt Financing, or (ii) the gross negligence, fraud, willful misconduct, intentional misrepresentation or intentional breach of this Agreement by the Company, its Subsidiaries or any of their respective Representatives). Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

6.7    Anti-Takeover Laws. The Company, the Company Board (or a committee thereof) and Parent shall (a) take all reasonable actions within their power to render any Takeover Statute or similar statute or regulation inapplicable to the Transactions and (b) if any Takeover Statute or similar statute or regulation becomes applicable to the Transactions, take all reasonable actions within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.8    Access. At all times from the date hereof and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any Trade Secrets (including any source code) of the Company, any of the Subsidiaries of the Company or any third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 6.8 and withholds information on the basis of the foregoing clauses (a) through (e), the Company shall inform the Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate in good faith to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or other testing or sampling of any environmental media. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent, Merger Sub or any of their respective Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9    Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each Person that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) as such agreements are in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to, (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, occurring at or prior to the Effective Time (including in connection with the approval of this Agreement and the consummation of the Transactions whether asserted or claimed prior to, at or after the Effective Time), in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate, including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification, and only to the extent required by applicable Law, the Charter, the Bylaws or other applicable Organizational Documents of the Subsidiaries of the Company or applicable indemnification agreements. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)    D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are at least as favorable to Covered Persons to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect and the Surviving Corporation and Parent will be relieved of their obligations under the first sentence of this Section 6.10(c). If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an amount less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)    Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e)    No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such Indemnified Persons or other Persons were a party to this Agreement. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) Organizational Documents of the Company; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f)    Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g)    Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11    Employee Matters.

(a)    Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)    Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor all of the Employee Plans, in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, and except as otherwise set forth in this Section 6.11, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans, including any compensation or severance arrangements, in accordance with their terms if otherwise permitted pursuant to applicable Law.

(c)    Employment; Benefits. Subject to Section 6.11(e), for a period of one (1) year following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) (i) provide base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health and other retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) to each Continuing Employee that, taken as a whole, are comparable in the aggregate to the base salary or wages and health and welfare benefits (in each case, other than defined pension benefits, retiree health and other retiree welfare benefits, and long-term incentive compensation (including equity incentive awards)) provided to such Continuing Employee immediately prior to the Effective Time; provided, however, nothing herein shall prohibit the Surviving Corporation and its Subsidiaries from providing equivalent equity-based or other incentives that are payable in cash in lieu of equity-based incentives payable in actual equity of the Surviving Corporation.

(d)    New Plans. To the extent that a Company Plan (which is not an Employee Plan and which does not provide retiree welfare benefits and long-term incentive compensation (including equity incentive awards)) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement), except that such service shall not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service or for purposes of benefit accruals under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, Parent shall use best efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period (to the extent such waiting periods were satisfied under the corresponding Employee Plans), in any and all Company Plans (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan; and (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its Subsidiaries shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents (in each case, to the extent such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements were satisfied under the corresponding Employee Plans), and Parent shall cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the corresponding Employee Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)    Ordinary Course Plans. Parent and the Surviving Corporation and their Subsidiaries, as applicable, shall comply with the provisions of Section 6.11(e) of the Company Disclosure Letter.

(f)    No Third Party Beneficiary Rights. Notwithstanding anything to the contrary in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time in accordance with its terms; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13    Public Statements and Disclosure. The initial press release announcing this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing or making any statements that are public or are reasonably likely to become public; or (d) making any filings with any third Person or Governmental Authority (including any national securities exchange or interdealer quotation service), in any such case to the extent relating to this Agreement or the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors; or (iii) not inconsistent with public statements previously made in accordance with this Section 6.13. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 6.13 will not apply to any release or public statement made, or proposed to be made, by the Company in accordance with Section 5.3 or in connection with any dispute between the Parties regarding this Agreement or the Transactions.

6.14    Transaction Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party shall (a) give the other Parties the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. No Party may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Parties have consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that each Party (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the settlement or compromise consent set forth above.

6.15    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16    Certain Tax Matters. Prior to the Effective Time, the Company shall take, or cause to be taken, and do, or cause to be done, all actions set forth on and in accordance with Section 6.16 of the Company Disclosure Letter.

6.17    Certain Actions Among the Company and its Subsidiaries.

(a)    No earlier than February 1, 2021, and prior to the Company’s receipt of the Requisite Shareholder Approval at the Company Shareholder Meeting, the Company shall take the actions set forth on Section 6.17(a) of the Company Disclosure Letter.

(b)    Prior to the Effective Time, the Company and its Subsidiaries shall use their reasonable best efforts to implement and take the actions set forth on and in accordance with Section  6.17(b) of the Company Disclosure Letter.

6.18    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Shareholder Approval. To the extent required by applicable Law, the Company’s receipt of the Requisite Shareholder Approval at the Company Shareholder Meeting.

(b)    Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c)    No Prohibitive Laws or Injunctions. No Law or injunction (whether temporary, preliminary or permanent) enacted or issued by any Governmental Authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect (any such Law or injunction, a “Legal Restraint”).

7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)    Representations and Warranties.

(i)    Other than the representations and warranties listed in Sections 7.2(a)(ii), 7.2(a)(iii) or 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct

(without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(ii)    The representations and warranties set forth in, Section 3.1 [Organization; Good Standing], Section 3.2 [Corporate Power; Enforceability], Section 3.3(c) [Anti-Takeover Laws], Section 3.4 [Requisite Shareholder Approval], Section 3.7(b) [Stock Reservation], Section 3.7(c) [Company Securities] and Section 3.29 [Brokers] that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifiers will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such date).

(iii)    The representations and warranties set forth in Section 3.12(b) [Absence of Certain Changes; Company Material Adverse Effect] will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

(iv)    The representations and warranties set forth in Section 3.7(a) [Capital Stock] will be true and correct as of the Capitalization Date, except for such inaccuracies that result in de minimis additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate.

(b)    Performance of Obligations of the Company. The Company will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect will have occurred and be continuing.

(e)    Tax Certification. The Company shall have delivered to Parent (i) a statement by the Company conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) an Internal Revenue Service notice conforming to the requirements of Section 1.897-2(h)(2).

(f)    Certain Actions. The Company and its Subsidiaries shall have performed and complied in all respects with their obligations under Section 6.16 and Section  6.17.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the Closing Date as if made at and as of the Closing Date, except for failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement, and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time, if a Legal Restraint is in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(c)    by either Parent or the Company, at any time prior to the Effective Time, if the Effective Time has not occurred by 11:59 p.m. Eastern Time on April 30, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (x) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (y) the failure of the Effective Time to have occurred prior to the Termination Date; and for such purpose, any action or failure to act by a party (other than Parent or Merger Sub) to a Support Agreement that constitutes a breach by such party of such Support Agreement shall be deemed an act or failure to act by the Company which constitutes a breach of this Agreement;

(d)    by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting (or any adjournment or postponement thereof); and for such purpose, any action or failure to act by a party (other than Parent or Merger Sub) to a Support Agreement that constitutes a breach by such party of such Support Agreement shall be deemed an act or failure to act by the Company which constitutes a breach of this Agreement;

(e)    by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if the Company has cured such breach or failure to perform prior to the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and (ii) the Termination Date); provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied by Parent, if at any time the Company Board has effected a Company Board Recommendation Change;

(f)    by Parent, if at any time the Company Board has effected a Company Board Recommendation Change;

(g)    by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub has cured such breach or failure to perform prior to the earlier of (i) thirty (30) days after the giving of notice thereof by the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination and (ii) the Termination Date); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied;

(h)    by the Company, at any time prior to receiving the Requisite Shareholder Approval, if (i) the Company has received a Superior Proposal, (ii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) concurrently with such termination the Company pays (or causes to be paid) the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i)    by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Shareholder Approval), if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub have failed to consummate the Merger on the date required pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (v) Parent and Merger Sub fail to consummate the Closing within four (4) Business Days after delivery of such notice.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)    Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, shareholder, Affiliate, agent or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement by such Party prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to Section 8.1(c) [Termination Date] or Section 8.1(e) [Company Breach]; (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement an Acquisition Proposal was made to the Company or any of its Subsidiaries and was evaluated by the Company Board or publicly announced; and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within one (1) Business Day of entering into or consummation of such Acquisition Transaction) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(f) [Company Board Recommendation Change], then the Company shall promptly (and in any event within one (1) Business Day following such termination) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    If this Agreement is validly terminated by the Company pursuant to Section 8.1(h) [Entry into an Alternative Acquisition Agreement], then the Company shall concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)    If this Agreement is validly terminated by Parent or the Company pursuant Section 8.1(d) [Failure of Requisite Shareholder Approval], then the Company shall promptly (and in any event within one (1) Business Day following such termination) pay, or cause to be paid, to Parent the Company Termination Fee and Parent’s actual and reasonable out-of-pocket expenses incurred in connection with this Agreement and the Transactions (the “Expense Reimbursement”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    Expense Reimbursement. In the event this Agreement is terminated by Parent pursuant to Section 8.1(e) [Company Breach], then the Company shall pay the Expense Reimbursement by wire transfer of immediately available funds on the second business day following the date of such termination of this Agreement; provided, however, any Expense Reimbursement paid as a result of termination by Parent pursuant to Section 8.1(e) [Company Breach] shall be credited against, and shall thereby reduce, any Company Termination Fee that may be required to be paid by the Company to Parent pursuant to Section 8.3(b)(i); and provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b) except to the extent indicated in Section 8.3(b).

(d)    Parent Payments. If this Agreement is validly terminated by the Company pursuant to Section 8.1(g) [Parent Breach] or Section 8.1(i) [Parent Failure to Close], then Parent shall promptly (and in any event within one (1) Business Day following such termination) pay, or cause to be paid, to the Company an amount equal to $11,730,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(e)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(f)    Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(c) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(d) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount due pursuant to Section 8.3(b) or Section 8.3(c) or any portion thereof or a judgment against Parent for the amount due pursuant to Section 8.3(d) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law; provided, that such amounts shall not exceed collectively $500,000.

(g)    Non-Recourse Parties.

(i)    Notwithstanding anything to the contrary in this Agreement, under no circumstances will the collective monetary damages payable by Parent, Merger Sub, Guarantors or any of their Affiliates for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to the sum of (i) the Parent Termination Fee and (ii) the amounts described in Section 8.3(f) with respect to Parent, giving effect to the collective limitation set forth therein, for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or Guarantor; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, Debt Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners and assignees of each of Parent, Merger Sub and Guarantor (the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”), and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Guarantee, the Equity Commitment Letter (subject to the terms and conditions set forth therein and in Section 9.8(b) of this Agreement to the extent applicable) and other than obligations of Parent and Merger Sub to the extent expressly provided in this Agreement and obligations of the guarantor under the Guarantee, in no event will any Parent Related Party or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii)    Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and the Expense Reimbursement to the extent owed pursuant to Section 8.3(c), Parent’s right to specific performance pursuant to Section 9.8(b) and Parent’s right to seek damages for a Willful and Material Breach will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, agents, Affiliates, Representatives, members, managers, general or limited partners, shareholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby; provided that, (a) that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(f), as applicable. For the avoidance of doubt, if Parent elects to terminate this Agreement and receive payment of the Company Termination Fee pursuant to Section 8.3(b)(ii) or Section 8.3(b)(iii), other than the right to receive payment of the Company Termination Fee and any payments to the extent owed pursuant to Section 8.3(e), Parent shall not be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for breach or failure to perform hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub to:

Pluto Acquisitionco Inc

Ardian North America Fund II GP, LLC

1370 Avenue of the Americas, 22nd Floor

New York, NY 10019

Attention: Vincent Fandozzi and Todd Welsch

Email: Vincent.Fandozzi@ardian.com and Todd.Welsch@ardian.com with a copy (which will not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn:            Andrew Felner and John Tishler

E-mail:        afelner@sheppardmullin.com

                     jtishler@sheppardmullin.com

(b)    if to the Company (prior to the Effective Time) to:

PRGX Global, Inc.

600 Galleria Parkway, Suite 100

Atlanta, Georgia 30339

Attn:             Ronald E. Stewart

E-mail:         Ron.Stewart@prgx.com

with a copy (which will not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, NE, Suite 3000

Atlanta, Georgia 30308

Attn:            David W. Ghegan and Kristen O’Connor

E-mail:        david.ghegan@troutman.com

                     kristen.oconnor@troutman.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section  9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 will be null and void; provided, however, that Parent may designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly-owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly-owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not reasonably be expected (in the Company’s reasonable determination) to prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the Company Shareholders under this Agreement; provided, further, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) one or more of its Affiliates and/or any parties providing Debt Financing pursuant to the terms thereof (including for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing) at any time, and (b) after the Effective Time, to any Person.

9.4    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Ardian North America Fund II GP, LLC and the Company have previously executed a letter agreement, dated August 24, 2020 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee, the Support Agreements and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) each Parent Related Party shall be an express third-party beneficiary of Section 8.3, Section 9.10, Section 9.11, Section 9.12 and this Section 9.6 (it being understood and agreed that the provisions of such Sections will be enforceable by the Parent Related Parties); and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSUs, Company PBUs, Company SARs, Company Restricted Stock, Company Options and directors with Deferral Accounts pursuant to the Directors Plan to receive the merger consideration set forth in Article II. The provisions of Section 9.8(b)(ii), Section 9.9, Section 9.10(b), Section 9.11, Section 9.15 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing, on the one hand, and payment of the Parent Termination Fee, on the other hand.

(b)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The

Parties acknowledge and agree that (A) subject to the limitations set forth in Section 8.3(g) and this Section 9.8, the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (in each case, other than Parent’s and Merger Sub’s obligation to effect the Closing, which shall be governed exclusively by Section 9.8(b)(ii)); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and, without that right, neither the Company nor Parent would have entered into this Agreement. The Parties further agree that (1) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement; and (2) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii)    Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to a remedy of specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded and to fund the Closing will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the time the Closing would have occurred but for the failure of the Equity Financing to be funded); (C) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing; (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur; and (E) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after its receipt of such irrevocable confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Notwithstanding the foregoing, in no event shall the Company or any of its equityholders be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii)    The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9    Governing Law. This Agreement and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Georgia, including its statutes of limitations, without giving effect to any Laws or other rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Georgia.

9.10    Consent to Jurisdiction.

(a)    General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the federal courts of the United States of America or the courts of the State of Georgia, in each case located in or for the city of Atlanta and county of Fulton (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)    Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS, THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES) OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES

THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    No Recourse. Without limiting Parent’s rights and remedies against the Financing Sources under the Debt Commitment Letters, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Guarantor to the extent set forth in the Guarantee) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith.

9.13    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board); provided, however, that in the event that the Company has received the Requisite Shareholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Shareholders pursuant to the GBCC without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 9.6, Section 9.8(b)(ii), Section 9.9, Section 9.10(b), Section 9.11 and this Section 9.15 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

9.16    Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PLUTO ACQUISITIONCO INC.

By:	/s/ Vincent Fandozzi
Name: Vincent Fandozzi
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PLUTO MERGER SUB INC.

By:	/s/ Vincent Fandozzi
Name: Vincent Fandozzi
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PRGX GLOBAL, INC.

By:	/s/ Ronald E. Stewart
Name: Ronald E. Stewart
Title: President and Chief Executive Officer

ANNEX A

SHAREHOLDERS SUBJECT TO SUPPORT AGREEMENTS

1.	Kurt J. Abkemeier

2.	Victor A. Allums

3.	Kevin S. Costello

4.	Matthew A. Drapkin

5.	William F. Kimble

6.	Mylle H. Mangum

7.	Gregory J. Owens

8.	Ronald E. Stewart

9.	Joseph E. Whitters

10.	Northern Right Capital Management, L.P.

ANNEX B

OPINION OF PRGX’S FINANCIAL ADVISOR

December 22, 2020

PRGX Global, Inc.

600 Galleria Parkway Suite 100

Atlanta, GA 30339

Attention: Board of Directors

Members of the Board of Directors:

We understand that PRGX Global, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Pluto Acquisitionco Inc. (“Parent”), Pluto Merger Sub Inc. (“Merger Sub”) and the Company pursuant to which, among other things, (a) Merger Sub will merge with the Company (the “Transaction”), (b) in connection with the Transaction, each outstanding share of common stock, no par value per share (“Company Common Stock”), of the Company (other than each such share of Company Common Stock that is owned directly or indirectly by the Company, Parent, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries (collectively, the “Excluded Holders”)) will be converted into the right to receive $7.71 per share in cash (the “Merger Consideration”), and (c) the Company will become a wholly owned subsidiary of Parent.

You have requested that Truist Securities, Inc. render its opinion (this “Opinion”) to the Board of Directors (the “Board”) of the Company (in its capacity as such) with respect to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Transaction pursuant to the Agreement.

In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

•	a draft, dated December 22, 2020, of the Agreement;

•	certain publicly available business and financial information relating to the Company;

•

certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company made available to us by the Company, including financial projections (the “Projections”) prepared by the management of the Company; and

•	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities.

We also have had discussions with certain members of the management of the Company and with certain of the Company’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of the Company and the Transaction and have undertaken such other studies, analyses and investigations as we deemed appropriate. We note that, for purposes of this Opinion, we did not rely upon a comparison of certain financial data for the Company with financial and stock market data for selected companies with publicly traded equity securities or on a comparison of the financial terms of the Transaction with the publicly available financial terms of other transactions, because we did not identify companies with publicly traded equity securities that we deemed sufficiently similar to the Company for such purposes or sufficient publicly available information with respect to transactions involving target companies that we deemed sufficiently similar to the Company for such purposes.

PRGX Global, Inc. Attention: Board of Directors December 22, 2020 Page 2

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion, and such review was not conducted on behalf of the Board or any other person. Management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, including, without limitation, the direct and indirect potential business, financial, economic and market implications of the COVID-19 pandemic and related illnesses, and provide a reasonable basis on which to evaluate the Company. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have further relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the dates of the information, financial or otherwise, provided to us except for such changes as would not be material to our analyses or this Opinion and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading.

We have also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Agreement and all of the documents and agreements referred to therein are true and correct; (ii) each party to the Agreement and all of the documents and agreements referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreement and such other documents and agreements, as applicable; (iii) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (iv) the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the expected benefits of the Transaction. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of or relating to the Company or any other party to the Transaction, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to the Company or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to the Company. We are not expressing any opinion as to the price or range of prices at which Company Common Stock may be purchased or sold at any time.

This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that otherwise comes to our attention after the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the COVID-19 pandemic and related

PRGX Global, Inc. Attention: Board of Directors December 22, 2020 Page 3

illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such volatility on the Company or the Transaction.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders) of the Merger Consideration to be received by such holders in the Transaction pursuant to the Agreement, and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the support agreements in favor of Parent to be entered into by certain beneficial owners of Company Common Stock. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Transaction; (ii) the form, structure or any other portion or aspect of the Transaction; (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of any party (other than the holders of Company Common Stock (other than the Excluded Holders) in the manner set forth herein); (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage; (v) whether or not Parent, Merger Sub, the Company or any other party is receiving or paying reasonably equivalent value in the Transaction; (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or groups of security holders or other constituents; (vii) the solvency, creditworthiness or fair value of Parent, Merger Sub, the Company or any other participant in the Transaction or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, we are not providing any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, environmental or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance, tax and environmental matters with respect to the Company and the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which became payable upon the delivery of our opinion and a significant portion of which is payable upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. We and our affiliates may in the future provide investment banking and other financial services to the Company, Parent, and/or certain of their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and/or certain of their respective affiliates and any other company that may be involved in the

PRGX Global, Inc. Attention: Board of Directors December 22, 2020 Page 4

Transaction, as well as provide investment banking and other financial services to such companies. In addition, we and our affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with the Company, Parent and their respective affiliates.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. The issuance of this Opinion has been approved by an internal committee of Truist Securities, Inc. authorized to approve opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Holders) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

TRUIST SECURITIES, INC.

/s/ Truist Securities, Inc.

ANNEX C

GEORGIA DISSENTERS’ RIGHTS STATUTE

TITLE 14: CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2: BUSINESS CORPORATIONS

ARTICLE 13: DISSENTERS’ RIGHTS

(2020)

PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301: Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;

(5) Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;

(6) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(7) Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3: JUDICIAL APPRAISAL OF SHARES

§14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PRGX GLOBAL, INC. 600 GALLERIA PARKWAY, STE. 100 ATLANTA, GA 30339-5986 ATTN: VICTOR A. ALLUMS, SVP VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PRGX2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 1, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D30490-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PRGX GLOBAL, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of December 24, 2020, by and among Pluto Acquisitionco Inc., a Delaware corporation, Pluto Merger Sub Inc., a Georgia corporation and a wholly owned subsidiary of Pluto Acquisitionco Inc., and PRGX Global, Inc., a Georgia corporation, as it may be amended from time to time (the “Merger Agreement”). 2. To adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the proposal to adopt the Merger Agreement, if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. 3. To approve on an advisory (non-binding) basis specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Materials are available at www.proxyvote.com. D30491-TBD PRGX GLOBAL, INC. Special Meeting of Shareholders March 2, 2021 This proxy is solicited on behalf of the Board of Directors For use at the Special Meeting of Shareholders on March 2, 2021 The undersigned shareholder hereby appoints Ronald E. Stewart, Kurt J. Abkemeier and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Special Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on March 2, 2021 and any adjournment thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATIONS. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side